UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CNL HOTELS & RESORTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CNL Hotels & Resorts, Inc.
CNL Center II at City Commons
420 South Orange Avenue, Suite 700
Orlando, FL 32801

February 22, 2007

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders of CNL Hotels & Resorts, Inc., a Maryland corporation, to be held on April 10, 2007 at 4:00 p.m. local time. The special meeting will take place at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida. At the special meeting, we will ask you to approve the merger of MS Resort Acquisition LLC with and into CNL Hotels & Resorts, Inc., which we refer to as the Merger, pursuant to the Agreement and Plan of Merger, dated as of January 18, 2007, as amended on February 21, 2007, by and among CNL Hotels & Resorts, Inc., MS Resort Holdings LLC, certain subsidiaries of MS Resort Holdings LLC (including MS Resort Acquisition LLC) and Ashford Sapphire Acquisition LLC, which we refer to as the Merger Agreement, and the Asset Sales described in the enclosed proxy statement. If the Merger and the transactions contemplated by the Merger Agreement are completed, you, as a holder of our common shares, will be entitled to receive the aggregate amount of $20.50 in cash, without interest and less any applicable withholding taxes, in exchange for each of our common shares you own, as more fully described in the enclosed proxy statement.

After careful consideration, our board of directors unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (including the Asset Sales), with the Merger and the Asset Sales collectively being referred to as the Sale Transaction, and has declared the Merger Agreement and the Sale Transaction advisable and in the best interests of CNL Hotels & Resorts, Inc. and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the Sale Transaction.

The Sale Transaction must be approved by the affirmative vote of holders of at least a majority of our outstanding common shares that are entitled to vote at the special meeting. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the Merger Agreement and the Sale Transaction. We encourage you to read carefully the enclosed proxy statement, including the appendices. You may also obtain more information about CNL Hotels & Resorts, Inc. from us or from documents we have filed, or may hereafter file, with the Securities and Exchange Commission.

Your vote is very important regardless of the number of common shares that you own. Whether or not you plan to attend the special meeting, we request that you authorize your proxy to vote your shares by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the Sale Transaction.

Thank you for your cooperation and continued support.

Very truly yours,

Thomas J. Hutchison III
Chief Executive Officer
Orlando, Florida
February 22, 2007

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved, or passed upon the merits or fairness, of the Merger Agreement or of the Merger or any of the other transactions contemplated by the Merger Agreement (including the Asset Sales), or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated February 22, 2007, and is first being mailed to our stockholders on or about February 23, 2007.

CNL Hotels & Resorts, Inc.
CNL Center II at City Commons
420 South Orange Avenue, Suite 700
Orlando, FL 32801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 10, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of CNL Hotels & Resorts, Inc., a Maryland corporation, on April 10, 2007, beginning at 4:00 p.m. local time, at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida. The special meeting is being held for the purpose of acting on the following matters:

1. to consider and vote on a proposal to approve the merger of MS Resort Acquisition LLC with and into CNL Hotels & Resorts, Inc., which we refer to as the Merger, pursuant to the Agreement and Plan of Merger, dated as of January 18, 2007, as amended on February 21, 2007, by and among CNL Hotels & Resorts, Inc., MS Resort Holdings LLC, certain subsidiaries of MS Resort Holdings LLC (including MS Resort Acquisition LLC) and Ashford Sapphire Acquisition LLC, which we refer to as the Merger Agreement, and the Asset Sales described in the attached proxy statement;

2. to consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Merger and the Asset Sales, which we collectively refer to as the Sale Transaction; and

3. to consider any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

After careful consideration, our board of directors unanimously approved the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement (including the Asset Sales), and has declared the Merger Agreement and the Sale Transaction advisable and in the best interests of CNL Hotels & Resorts, Inc. and our stockholders. Our board of directors recommends that you vote “FOR” the approval the Sale Transaction and “FOR” the approval of any adjournment of the special meeting for the purpose of soliciting additional proxies.

All holders of record of our common shares, as of the close of business on the record date, which was February 20, 2007, are entitled to receive notice of, attend and vote at the special meeting or any postponement or adjournment of the special meeting.

The Sale Transaction must be approved by the affirmative vote of holders of at least a majority of our outstanding common shares that are entitled to vote at the special meeting. Accordingly, regardless of the number of shares that you own, your vote is important. Even if you plan to attend the special meeting in person, we request that you authorize your proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the enclosed postage-paid envelope or submitting your proxy or voting instructions by telephone or Internet. If you fail to attend the special meeting or vote by proxy, the effect will be that the common shares that you own will not be counted for purposes of determining whether a quorum is present and failure to vote your common shares will have the same effect as a vote against approval of the Sale Transaction. In addition, any adjournment of the special meeting for the purpose of soliciting additional proxies must be approved by the affirmative vote of at least a majority of the votes cast on the matter in person or by proxy at the special meeting. If you fail to attend the special meeting or vote by proxy, you will not be considered present in person or represented by proxy for the purpose of this proposal, but failure to vote your common shares will have no effect on the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed proxy card bearing a later date, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Secretary at our address set forth above or by your voting in person at the special meeting.

We encourage you to read the attached proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-758-5880. In addition, you may obtain information about us from certain documents that we have filed, or may hereafter file, with the Securities and Exchange Commission and from our website at www.cnlhotels.com.

By Order of the Board of Directors,

Greerson G. McMullen
Executive Vice President, General
Counsel and Corporate Secretary

February 22, 2007

i

Interests of Our Directors and Executive Officers in the Sale Transaction	47
Regulatory Matters	49
Material United States Federal Income Tax Consequences	49
Deregistration of Our Common Shares	54
THE MERGER AGREEMENT	55
Structure	55
Effective Time	55
Organizational Documents	56
Directors and Officers	56
Treatment of Shares, Deferred Share Awards and Shares of Dissenting Stockholders	56
No Further Ownership Rights	57
Exchange and Payment Procedures	57
Representations and Warranties	58
Conduct of the Company’s Business Pending the Merger	61
No Solicitation of Transactions	63
Employee Benefits	65
Agreement to Take Further Action	65
Conditions to the Merger	66
Termination	67
Termination Fee and Expenses	69
Indemnification and Insurance of Our Directors and Officers	69
Amendment and Waiver	70
ADJOURNMENTS AND POSTPONEMENT OF THE SPECIAL MEETING	70
Proposal for Adjournments	70
Postponement of the Special Meeting	70
MARKET PRICE OF OUR COMMON SHARES	71
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	72
Common Share Ownership by Directors and Executive Officers	72
Beneficial Ownership of More than Five Percent	72
DISSENTERS’ RIGHTS OF APPRAISAL	73
SUBMISSION OF STOCKHOLDER PROPOSALS	74
OTHER MATTERS	74
WHERE YOU CAN FIND MORE INFORMATION	75
Appendix A — Agreement and Plan of Merger, dated as of January 18, 2007, by and among MS Resort Holdings LLC, MS Resort Acquisition LLC, MS Resort Purchaser LLC, Ashford Sapphire Acquisition LLC and CNL Hotels & Resorts, Inc., including Amendment No. 1 thereto, dated as of February 21, 2007
A-1
Appendix B — Opinion of Banc of America Securities LLC, dated January 18, 2007	B-1
Appendix C — Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated as of January 18, 2007	C-1
Appendix D — Title 3, Subtitle 2 of the Maryland General Corporation Law	D-1

ii

SUMMARY TERM SHEET

This summary highlights only selected information from this proxy statement relating to (1) the proposed merger of MS Resort Acquisition LLC with and into CNL Hotels & Resorts, Inc., which we refer to as the Merger, and (2) the proposed sale by CNL Hotels & Resorts, Inc. of certain hotel properties and related assets to each of MS Resort Purchaser LLC and Ashford Sapphire Acquisition LLC as contemplated by the Merger Agreement, which we refer to collectively as the Asset Sales. In this proxy statement, we sometimes collectively refer to the Merger and the Asset Sales as the Sale Transaction.

This summary does not contain all of the information about the Merger Agreement and the Sale Transaction that is important to you. As a result, to understand the Merger Agreement and the Sale Transaction fully and for a more complete description of the legal terms of the Merger Agreement and the Sale Transaction, you should read carefully this proxy statement in its entirety, including the appendices and the other documents to which we have referred you, including the Merger Agreement attached as Appendix A. Unless the context indicates otherwise, references in this proxy statement to the Merger Agreement refer to the Merger Agreement dated as of January 18, 2007, as amended on February 21, 2007. Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement. This proxy statement is first being mailed to our stockholders on or about February 23, 2007.

• The Parties to the Sale Transaction (page 19)

In this proxy statement, we sometimes refer to MS Parent, MS MergerCo and MS Purchaser (as those terms are defined below) collectively as the MS Buyer Parties. We also sometimes refer to the MS Buyer Parties and Ashford Purchaser (as that term is defined below) collectively as the Buyer Parties.

CNL Hotels & Resorts, Inc.
CNL Center II at City Commons
420 South Orange Avenue, Suite 700
Orlando, FL 32801
(407) 650-1510

CNL Hotels & Resorts, Inc., which we refer to as “we,” “us,” “our,” “the Company,” or “our company,” is a Maryland corporation. The Company is a hotel real estate investment trust (REIT).

We currently own, directly or indirectly through partnerships and/or joint ventures, interests in 61 hotel and resort properties that are located in 19 states, the District of Columbia and Canada, comprised of approximately 20,611 rooms and diversified by geography and brand affiliation. This portfolio of properties includes two properties that are subject to a separate purchase and sale agreement, we refer to these two properties collectively as the Jacksonville Properties. We expect the sale of the Jacksonville Properties to be completed prior to the completion of the Sale Transaction described in this proxy statement (but the completion of the Sale Transaction is not conditioned on the prior sale of the Jacksonville Properties).

MS Resort Holdings LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, New York 10036
(212) 761-4000

MS Resort Holdings LLC, which we refer to as MS Parent, is a Delaware limited liability company which was formed by Morgan Stanley Real Estate Fund V U.S., L.P. (“MSREF V”) and its affiliates in connection with the transactions contemplated by the Merger Agreement.

Morgan Stanley Real Estate is comprised of three major global businesses: Investing, Banking and Lending. Since 1991, Morgan Stanley Real Estate has acquired $102.0 billion of real estate assets worldwide and currently manages $60.5 billion in real estate on behalf of its clients. In addition, Morgan Stanley Real Estate provides a complete range of investment banking services to its clients, including advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. Morgan Stanley (NYSE: MS), an affiliate of Morgan Stanley Real Estate, is also a global leader in real estate lending offering approximately $156.0 billion of CMBS through capital markets since 1997, including $35.5 billion in 2006. Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services.

MS Resort Acquisition LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, New York 10036
(212) 761-4000

MS Resort Acquisition LLC, which we refer to as MS MergerCo, is a Delaware limited liability company and a wholly-owned subsidiary of MS Parent. MS MergerCo was formed in connection with the transactions contemplated by the Merger Agreement, and upon the effective time of the Merger, MS MergerCo will be merged with and into the Company.

MS Resort Purchaser LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, New York 10036
(212) 761-4000

MS Resort Purchaser LLC, which we refer to as MS Purchaser, is a Delaware limited liability company and a wholly-owned subsidiary of MS Parent. MS Purchaser was formed in connection with the transactions contemplated by the Merger Agreement to purchase our interests in certain hotel properties and related assets on the day before the Merger is consummated.

Ashford Sapphire Acquisition LLC
c/o Ashford Hospitality Trust, Inc.
14185 Dallas Parkway
Suite 1100
Dallas, Texas 75254
(972) 490-9600

Ashford Sapphire Acquisition LLC, which we refer to as Ashford Purchaser, is a Delaware limited liability company and a wholly-owned subsidiary of Ashford Hospitality Trust, Inc. (NYSE: AHT), which we refer to as Ashford. Ashford Purchaser was formed in connection with the transactions contemplated by the Merger Agreement to purchase our interests in certain hotel properties and related assets on the day before the Merger is consummated.

Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Ashford’s management team has extensive experience in sourcing, underwriting, operating, repositioning, developing, selling and financing a wide variety of lodging investments. Since its initial public offering in August of 2003, Ashford has invested approximately $2.1 billion in total hospitality related assets.

• The Special Meeting (page 20)

• The Proposals

The special meeting of our stockholders will be held at 4:00 p.m. local time, on April 10, 2007 at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida. At the special meeting, you will be asked, by proxy or in person, to approve the Sale Transaction, and to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Sale Transaction.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournment or postponement of the special meeting.

• Record Date, Notice and Quorum

All holders of record of our common shares as of the close of business on the record date, which was February 20, 2007, are entitled to receive notice of and attend the special meeting or any postponement or adjournment of the special meeting. Only holders of our common shares at the close of business on the record date are entitled to vote at the special meeting or any postponement or adjournment of the special meeting.

You will have one vote for each common share that you owned as of the record date. On the record date, there were 157,058,379.30 of our common shares outstanding and entitled to vote at the special meeting.

The holders of a majority of our common shares that were outstanding on the record date, being represented in person or by proxy at the special meeting, will constitute a quorum for purposes of the special meeting.

• Required Vote

Completion of the Sale Transaction requires approval of the Sale Transaction by the affirmative vote of the holders of at least a majority of our outstanding common shares entitled to vote at the special meeting. Because the required vote for this proposal is based on the number of our common shares outstanding rather than on the number of votes cast, failure to vote your common shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the Sale Transaction.

In addition, the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of at least a majority of the votes cast on the matter in person or by proxy at the special meeting. For the purpose of this proposal, if you fail to attend the special meeting or vote by proxy, you will not be considered present in person or represented by proxy. As a result, the failure to vote your common shares will not have any effect on the outcome of this proposal. Additionally, abstentions and broker non-votes are considered present, but are not considered votes cast.

As of the record date, our directors and executive officers owned or controlled an aggregate of approximately 3,312,500 of our common shares, entitling them to exercise approximately 2.11% of the voting power of our common shares entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote the common shares that they own or control in favor of approval of the Sale Transaction and, if necessary, in favor of adjournment to solicit additional proxies.

• Proxies; Revocation

Any of our stockholders of record entitled to vote at the special meeting may authorize their proxy to vote their common shares by returning the enclosed proxy, submitting your proxy or voting instructions by telephone or Internet, or by appearing and voting at the special meeting in person. If our common shares that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed proxy card bearing a later date, by your submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by your filing a written revocation of your proxy with our Corporate Secretary or by your voting in person at the special meeting.

• The Sale Transaction (page 24)

Pursuant to the Merger Agreement and the related purchase and sale agreements entered into in connection with the Asset Sales, which we collectively refer to as the Asset Sale Agreements, following satisfaction or waiver (where permissible) of the conditions set forth in the Merger Agreement, we will sell our interests in certain hotel properties and/or related assets to each of MS Purchaser and Ashford Purchaser for cash consideration payable to us. On the day immediately following consummation of the Asset Sales, MS MergerCo will merge with and into the Company, with the Company continuing as the surviving entity. Following the Merger, the Company, as the surviving entity, will be a subsidiary of MS Parent. As a result of the Sale Transaction, our stockholders (other than dissenting stockholders and, in the case of the Per Share Merger Consideration, MS Parent or any wholly-owned subsidiary of MS Parent) will be entitled to receive aggregate consideration of $20.50 per common share, without interest and less any applicable withholding tax, comprised of the Per Share Merger Consideration and the Per Share Special Dividend Amount, each as defined and described in the following two paragraphs, and which we collectively refer to as the Total Consideration.

Pursuant to the Merger Agreement, immediately following the consummation of the Asset Sales, we will declare a special dividend, which we refer to as the Special Dividend, payable to the record holders of our common shares (other than dissenting stockholders) as of the close of business on that day, which we refer to as the Asset Sale Closing Date. The aggregate amount of the Special Dividend, which we refer to as the Special Dividend Amount, will equal our estimated current and accumulated earnings and profits through the effective time of the Merger, including the estimated gain on account of the Asset Sales. The Per Share Special Dividend Amount will equal (i) the Special Dividend Amount, divided by (ii) the total number of our common shares outstanding as of the close of business on the Asset Sale Closing Date.

Also, pursuant to the Merger Agreement, each of our common shares issued and outstanding immediately prior to the effective time of the Merger (other than shares held by MS Parent or any wholly-owned subsidiary of MS Parent, and dissenting stockholders) will be converted into the right to receive an amount in cash equal to the difference of (i) $20.50 and (ii) the Per Share Special Dividend Amount described above, without interest and less any applicable withholding tax. We refer to this consideration to be received by our common stockholders in the Merger as the Per Share Merger Consideration.

As a result of the Sale Transaction, our stockholders (other than dissenting stockholders and, in the case of the Per Share Merger Consideration, MS Parent or any wholly-owned subsidiary of MS Parent) will be entitled to receive aggregate consideration of $20.50 per common share comprised of the Per Share Merger Consideration and the Per Share Special Dividend Amount, without interest and less any applicable withholding tax. For a description of certain tax consequences of the receipt of the Total Consideration see “Material United States Federal Income Tax Consequences” on page 49.

• Recommendation of Our Board of Directors (page 32)

After careful consideration, our board of directors unanimously:

•	has determined that it is advisable and in the Company’s and our stockholders’ best interests for us to enter into the Merger Agreement and to consummate the Sale Transaction;

•	has approved the Merger Agreement and the Sale Transaction and directed that the Sale Transaction be submitted to our stockholders for approval at a special meeting of stockholders; and

•	recommends that you vote “FOR” the approval of the Sale Transaction.

• Opinion of Banc of America Securities LLC (page 33)

In connection with the Sale Transaction, Banc of America Securities LLC, one of our financial advisors, which we refer to as Banc of America Securities, delivered to our board of directors a written opinion, dated January 18, 2007, as to the fairness, from a financial point of view and as of the date of the opinion, of the $20.50 per share Total Consideration to be received by holders of Company common stock as a result of the Sale Transaction. The full text of the written opinion, dated January 18, 2007, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Company common shares are encouraged to read the opinion carefully in its entirety. Banc of America Securities delivered its opinion to our board of directors for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the $20.50 per share Total Consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the Sale Transaction and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the Sale Transaction.

• Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (page 38)

In connection with the Sale Transaction, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., one of our financial advisors, which we refer to as Houlihan Lokey, delivered to our board of directors a written opinion to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the Total Consideration to be received by the holders of our common shares in connection with the Sale Transaction was fair to the holders of our common shares from a financial point of view. The full text of the written opinion, dated January 18, 2007, of Houlihan Lokey, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common shares are encouraged to read the opinion carefully in its entirety. Houlihan Lokey’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the Sale Transaction.

• Financing (page 45)

In connection with the Sale Transaction, holders (other than dissenting stockholders and, in the case of the Per Share Merger Consideration, MS Parent or any wholly-owned subsidiary of MS Parent) of our common shares and deferred share awards will receive in the aggregate approximately $3.27 billion. MS Parent will cause holders of our common shares (other than dissenting stockholders and, in the case of the Per Share Merger Consideration, MS Parent or any wholly-owned subsidiary of MS Parent) to be paid the aggregate Total Consideration less the Special Dividend Amount at the effective time of the Merger. MS Parent will also cause MS Purchaser to pay the Company approximately $1.7 billion, subject to adjustment based on the actual properties sold to MS Purchaser, in connection with the purchase of the properties subject to the Sale Agreement with MS Purchaser and the MS Buyer Parties will assume approximately $1.5 billion in debt in connection with the Sale Transaction. Ashford Purchaser will pay the Company approximately $2.0 billion and assume approximately $500 million in existing property level debt in connection with the purchase of the properties subject to the Sale Agreement with Ashford Purchaser. The estimated gain on account of the two Asset Sales will be included in the Special Dividend Amount. Our revolving credit facility will be repaid and retired in connection with the Sale Transaction and our mortgage loan agreements and secured debt will be repaid or remain outstanding. As of December 31, 2006, we had an aggregate of approximately $3.66 billion of outstanding indebtedness under our revolving credit facility, mortgage loan agreements and secured debt.

In connection with the execution and delivery of the Merger Agreement, MS Parent obtained a debt commitment letter from Morgan Stanley Mortgage Capital Inc. providing for a commitment of debt financing in an aggregate principal amount of up to $995.3 million. In addition, MS Parent obtained a preferred equity commitment letter from Morgan Stanley Asset Funding Inc. providing for a preferred equity investment in MS Parent in the aggregate amount of approximately $1.08 billion. Certain funds managed by Morgan Stanley Real Estate will contribute up to approximately $410 million of equity to MS Parent, which amount will be used to fund the aggregate Per Share Merger Consideration and purchase price for the properties subject to the Sale Agreement with MS Purchaser not covered by the debt and preferred equity commitments.

To finance Ashford Purchaser’s acquisition of the properties subject to the Sale Agreement with Ashford Purchaser, Ashford and its subsidiaries have received commitments from Wachovia Bank, National Association and its affiliates for financing in an aggregate amount of approximately $2.2 billion, in the form of debt financing consisting of a revolving credit facility, a term loan and commercial mortgage-backed securities in an amount of approximately $2.0 billion and the sale of redeemable preferred stock for a purchase price of $200 million. Ashford currently intends to utilize approximately $2.0 billion of the approximately $2.2 billion aggregate commitments to finance a portion of the $2.5 billion purchase price; the remaining approximately $500 million of purchase price consists of assumption of debt.

The Merger Agreement does not contain a financing condition or a “market MAC” condition to the closing of the Sale Transaction. Under the terms of the Merger Agreement, each of MS Parent and Ashford Purchaser agreed to use their respective reasonable best efforts to arrange their financings on the terms and conditions described in their respective commitment letters.

• Guaranty and Remedies (page 46)

In connection with the entry into the Merger Agreement, MSREF V and Ashford, which we collectively refer to as the Guarantors, have jointly and severally guaranteed the punctual and complete payment when due of the payment obligations, and the timely performance when required of all other obligations, of each Buyer Party that arise under the Merger Agreement to the Company and/or its subsidiaries, in an aggregate amount not to exceed $300 million. The liabilities of the Guarantors under the guaranty are limited solely to monetary payments.

Except in very limited instances, we are not entitled to seek an injunction or specific performance with respect to the Merger Agreement, and we cannot require any Buyer Party to complete the Sale Transaction. The Buyer Parties can, however, seek an injunction and specific performance with respect to the Merger Agreement, including by requiring us to complete the Sale Transaction (in accordance with the terms of the Merger Agreement and the Asset Sale Purchase Agreements).

In addition, to the extent the Company or our subsidiaries incur losses or damages in connection with the Merger Agreement prior to the consummation of an Asset Sale, the maximum liability of the Buyer Parties and the Guarantors is limited to $300 million (which, except in very limited instances, is the sole and exclusive remedy). Following the consummation of the first Asset Sale, all of the Buyer Parties will be jointly and severally liable for any damages incurred by us as a result of a breach by any of them of their covenants to complete the Merger. We are entitled to seek specific performance of the Buyer Parties’ covenants to complete the Merger once the Asset Sales have been consummated as well as of certain covenants regarding confidentiality and publicity.

• Treatment of Shares, Deferred Share Awards and Shares of Dissenting Stockholders (page 56)

• Common Shares

As a result of the Sale Transaction, our stockholders will be entitled to receive the Total Consideration amount of $20.50 per share, without interest and less any applicable withholding tax, comprised of the Per Share Merger Consideration and the Per Share Special Dividend Amount, each as described in the following two paragraphs.

Immediately following the consummation of the Asset Sales (and prior to the effective time of the Merger), we will declare the Special Dividend payable to the record holders of our common shares (other than dissenting stockholders) as of the close of business on the Asset Sale Closing Date. The aggregate amount of the Special Dividend will equal our estimated current and accumulated earnings and profits through the effective time of the Merger, including the estimated gain on account of the Asset Sales. The Per Share Special Dividend Amount will equal (i) the Special Dividend Amount, divided by (ii) the total number of our common shares outstanding as of the close of business on the Asset Sale Closing Date.

At the effective time of the Merger, each of our common shares that is issued and outstanding immediately prior to the effective time of the Merger (other than shares held by MS Parent or any wholly-owned subsidiary of MS Parent, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto, and shares held by dissenting stockholders) will be converted into the right to receive the Per Share Merger Consideration amount of cash equal to the difference of (i) $20.50 and (ii) the Per Share Special Dividend Amount described in the preceding paragraph, without interest and less any applicable withholding tax.

As a result of the Sale Transaction, our stockholders (other than dissenting stockholders and, in the case of the Per Share Merger Consideration, MS Parent or any wholly-owned subsidiary of MS Parent) will be entitled to receive the Total Consideration amount of $20.50 per share comprised of the Per Share Merger Consideration and the Per Share Special Dividend Amount, without interest and less any applicable withholding tax.

• Deferred Share Awards

At the effective time of the Merger, each deferred share award (other than those that by their terms are cancelled without consideration upon a change of control) that is then outstanding, whether or not then fully vested, will be cancelled by the Company. As consideration therefor, each holder of such deferred share awards will be entitled to receive $20.50 in cash per share subject to such award, without interest and less any applicable withholding taxes.

• Shares of Dissenting Stockholders

A stockholder who has (i) filed a written objection to the Sale Transaction with us at or before the special meeting, (ii) not voted in favor of or consented to the approval of the Sale Transaction and (iii) properly exercised and perfected appraisal rights under the Maryland General Corporation Law, which we refer to as the MGCL, will cease to have any rights as our stockholder with respect to shares held by such stockholder, including the right to receive the Per Share Special Dividend Amount or the right to receive the Per Share Merger Consideration in respect of each such share, but will instead be entitled to receive consideration from the surviving entity that may be determined to be due to such stockholder pursuant to the applicable procedures set forth in the MGCL. The Per Share Special Dividend Amount will not be paid in respect of shares held by dissenting stockholders unless the rights of such dissenting stockholders are restored under Maryland law.

• Interests of Our Directors and Executive Officers in the Sale Transaction (page 47)

Our directors and executive officers likely have interests in the transaction that are different from, or in addition to, yours, including the following:

•	our executive officers will have their outstanding deferred share awards, whether or not then fully vested, cancelled by the Company at the Merger effective time in exchange for a cash payment from us in an amount equal to the product of $20.50 and the number of our common shares remaining subject to issuance pursuant to such deferred share award, without interest and less any applicable withholding taxes; and

•	each of our executive officers will be entitled to severance benefits, comprised of (a) a lump sum payment of all accrued but unpaid compensation (including bonus) and paid time off, (b) installment payments over the period applicable to, and subject to ongoing compliance with, their non-competition covenant equal to two (three in the case of Mr. Hutchison) times the sum of the executive officer’s annual base salary and the average annual bonus earned for the highest two of the three previous fiscal years (including, with respect to periods prior to the executive’s employment with us, bonuses paid by the executive’s former employer) and (c) continued eligibility for the executive officer and his dependents in our medical benefits plan and certain other benefit plans for one year (or, in the case of Mr. Hutchison, eighteen months).

In addition, our executive officers will be entitled to reimbursement from us of certain excise taxes. Our directors and executive officers also will likely achieve liquidity for the common shares in the Company that they currently own or control before they would otherwise have under certain other strategic alternatives. All of our directors were fully aware of the foregoing interests of our directors and executive officers in the transaction and considered them prior to approving the Merger Agreement and the Sale Transaction.

• No Solicitation of Transactions (page 63)

The Merger Agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, our board of directors may respond to an unsolicited written acquisition proposal or terminate the Merger Agreement and enter into an acquisition agreement with a third party with respect to a Superior Proposal (as defined below).

• Conditions to the Merger (page 66)

The obligations of the parties to effect the Sale Transaction are subject to the satisfaction or waiver (where permissible) of the following mutual conditions at or prior to the time the first Asset Sale is consummated:

•	approval of the Sale Transaction by the requisite Company stockholder vote;

•	no action by any governmental authority that would prohibit the consummation of the Sale Transaction; and

•	any waiting period applicable to the consummation of the Merger and the Asset Sales under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or been terminated, and any approvals of a governmental entity required to be obtained prior to the effective time of the Merger thereunder or otherwise shall have been obtained.

Our obligation to effect the Sale Transaction is subject to satisfaction or waiver (where permissible) of the following additional conditions as of the time the first Asset Sale is consummated:

•	the representations and warranties of the Buyer Parties set forth in the Merger Agreement, disregarding all qualifications and exceptions relating to materiality, material adverse effect or similar standard or qualifications, must be true and correct as of the date of the Merger Agreement and the time the first Asset Sale is consummated as though made at such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a material adverse effect on MS Parent; and

•	the Buyer Parties must have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Buyer Parties to be performed and complied with by them under the Merger Agreement prior to the time the first Asset Sale is consummated.

The obligation of the Buyer Parties to effect the Sale Transaction is subject to satisfaction or waiver (where permissible) of the following additional conditions as of the time the first Asset Sale is consummated:

•	other than with respect to the Company’s representations and warranties regarding capital structure, authority, state takeover statutes and brokers, the representations and warranties of the Company set forth in the Merger Agreement, disregarding all qualifications and exceptions relating to materiality, material adverse effect or similar standard or qualifications, must be true and correct as of the date of the Merger Agreement and as of the time the first Asset Sale is consummated as though made on such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a material adverse effect on the Company (for purposes solely of this condition, a material adverse effect on the Company will be deemed to constitute a material adverse effect with respect to either (i) the owned or leased real properties of the Company other than the properties being sold to Ashford Purchaser, taken as a whole, or (ii) the properties being sold to Ashford Purchaser, taken as whole);

•	the representations and warranties of the Company set forth in the Merger Agreement regarding capital structure, authority, state takeover statutes and brokers, disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or similar standard or qualifications, must be true and correct in all material respects as of the date of the Merger Agreement and as of the time the first Asset Sale is consummated as though made on such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

•	the Company must have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under the Merger Agreement prior to the time the first Asset Sale is consummated;

•	since January 18, 2007, there must not have been any material adverse effect with respect to the Company that has occurred and is continuing;

•	MS Parent must have received a tax opinion of our counsel, Sidley Austin LLP, dated as of the date the Asset Sales are consummated, opining that the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended, for all taxable periods commencing with the Company’s taxable year ended December 31, 1997; and

•	the aggregate Special Dividend must have been authorized by the board of directors of the Company.

• Termination of the Merger Agreement (page 67)

The Merger Agreement may be terminated at any time prior to the effective time of the Merger as follows:

•	by mutual written consent of MS Parent and the Company;

•	by either MS Parent or the Company if:

•	the Merger has not occurred on or before July 1, 2007, provided that this right will not be available to a party whose failure to fulfill any obligation under the Merger Agreement materially contributed to the failure of the Merger to occur on or before July 1, 2007;

•	any court or other governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable, provided this right to terminate will not be available to any party who has not used its reasonable efforts to cause such order to be lifted or made inapplicable to such transactions or otherwise used its reasonable best efforts to effect the consummation of the Sale Transaction as required pursuant to the Merger Agreement; or

•	the requisite vote of our common stockholders to approve the merger is not obtained.

•	by MS Parent, if (i) none of the Buyer Parties is in material breach of its obligations under the Merger Agreement and (ii) any of the representations and warranties of the Company are or become untrue or incorrect such that the closing conditions pertaining to the Company’s representations and warranties are incapable of being satisfied by July 1, 2007 or there has been a breach on the part of the Company of any of its covenants or agreements such that the closing condition pertaining to the Company’s compliance with covenants and agreements is incapable of being satisfied by July 1, 2007;

•	by MS Parent if:

•	the board of directors of the Company has withdrawn, modified or changed (in a manner adverse to the Buyer Parties) its recommendation that the stockholders of the Company approve the Sale Transaction;

•	the Company enters into an agreement with respect to an Acquisition Proposal (as defined below);

•	a tender or exchange offer relating to the common shares of the Company has been commenced by a third party and the board of directors of the Company has not recommended that the Company’s stockholders reject such tender or exchange offer within ten business days; or

•	the Company publicly announces its intention to do any of the foregoing or makes any public statement inconsistent with the recommendation of the board of directors of the Company that the stockholders of the Company approve the Sale Transaction.

•	by us if:

•	prior to approval of the Sale Transaction by our stockholders, (i) the board of directors authorizes us (in accordance with the terms of the Merger Agreement) to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and (ii) the Company pays the termination fee required by the terms of the Merger Agreement;

•	(i) any of the representations and warranties of the Buyer Parties in the Merger Agreement are or become untrue or incorrect such that the closing condition pertaining to the representations and warranties of the Buyer Parties would be incapable of being satisfied by July 1, 2007 and (ii) the Company is not in material breach of its obligations under the Merger Agreement; or

•	(i) there has been a breach on the part of a Buyer Party of any of its covenants or agreements in the Merger Agreement such that the closing condition pertaining to the compliance with covenants and agreements of the Buyer Parties would be incapable of being satisfied by July 1, 2007 and (ii) the Company is not in material breach of its obligations under the Merger Agreement.

• Termination Fee and Expenses (page 69)

We have agreed to pay a termination fee of $145 million to MS Parent if the Merger Agreement is terminated in accordance with its terms (see “— Termination” above) by:

•	MS Parent, upon:

•	our board of directors having withdrawn, modified or changed its recommendation that our stockholders approve the Merger;

•	the Company having entered into an agreement with respect to an Acquisition Proposal;

•	a tender or exchange offer relating to the common shares of the Company having been commenced by a third party and the board of directors of the Company having not recommended that the Company’s stockholders reject such tender or exchange offer; or

•	the Company having publicly announced its intention to do any of the foregoing or having made a public statement inconsistent with the recommendation of the board of directors of the Company that the stockholders of the Company approve the Merger;

•	the Company, upon the board of directors of the Company authorizing the Company (in accordance with the terms of the Merger Agreement) to enter into an agreement concerning a Superior Proposal;

•	the Company or MS Parent, if the Merger has not been approved by the Company’s stockholders upon a vote taken thereon and:

•	prior to the stockholders’ meeting, an Acquisition Proposal (or an intention to make an Acquisition Proposal) to the Company or its stockholders shall have been publicly announced and not withdrawn; and

•	within nine months after the termination of the Merger Agreement, the Company shall have entered into a definitive agreement providing for, or shall have consummated, an Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased from 30% to 50%); or

•	MS Parent, upon the closing condition pertaining to the representations and warranties of the Company, or the closing condition pertaining to the compliance with covenants and agreements of the Company, becoming incapable of being satisfied by July 1, 2007 and:

•	prior to the termination of the Merger Agreement, an Acquisition Proposal (or an intention to make an Acquisition Proposal) to the Company or its stockholders shall have been publicly announced and not withdrawn; and

•	within nine months after the termination of the Merger Agreement, the Company shall have entered into a definitive agreement providing for, or shall have consummated, an Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased from 30% to 50%).

In addition, we may be required to pay up to $15 million of reasonable costs and expenses incurred by the Buyer Parties in connection with the Merger Agreement, or the Buyer Parties may be required to pay up to $15 million of reasonable costs and expenses incurred by us in connection with the Merger Agreement, depending upon the manner in which the Merger Agreement is terminated.

• Regulatory Matters (page 49)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of the Sale Transaction, other than the filing of the articles of merger with, and the acceptance of such articles of merger for record by, the Maryland State Department of Assessments and Taxation, which we refer to as SDAT, and the filing of a certificate of merger with, and the acceptance of such certificate of merger for record by, the Secretary of State of Delaware, which we refer to as the DSOS.

• Dissenters’ Rights of Appraisal (page 73)

Under Maryland law and our charter, you will be entitled to rights of appraisal with respect to the Sale Transaction and, accordingly, to the extent you file with us a written objection to the Sale Transaction at or before the special meeting, do not vote in favor of the Sale Transaction and have properly exercised and perfected appraisal rights under Title 3, Subtitle 2 of the MGCL, you will have the right to have a court judicially determine, and you will receive, fair value for your common shares as provided under the provisions of Maryland law governing appraisal rights. Since dissenting stockholders cease to have any rights as our stockholders as of the close of business on the date of the special meeting, the Per Share Special Dividend Amount and the Per Share Merger Consideration will not be paid in respect of our common shares held by dissenting stockholders unless the rights of such dissenting stockholders are restored under Maryland law. See “Dissenters’ Rights of Appraisal” on page 73.

• Material United States Federal Income Tax Consequences (page 49)

The receipt of the Total Consideration for each of our shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Generally for United States federal income tax purposes, you will recognize income on the receipt of the Per Share Special Dividend Amount and gain or loss as a result of the Merger measured by the difference, if any, between the Per Share Merger Consideration and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your Total Consideration under applicable tax laws. Tax matters can be complicated, and the tax consequences of the Sale Transactions will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the Merger and Special Dividend to you.

• Deregistration of Our Common Shares (page 54)

If the Merger is completed, our common shares will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will no longer be obligated to file periodic reports with the Securities and Exchange Commission with respect to our common shares.

• Market Price of Our Common Shares (page 71)

There is no established public trading market for our common shares. For the year ended December 31, 2006, we are aware of secondary market transfers of 573,033.5 of our common shares, at an average price per share of $14.86.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the proposed Sale Transaction. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A.

Q:	What is the proposed transaction?

A:	There are three components to the proposed transaction. First, it is proposed that we sell certain hotel assets to Ashford Purchaser for cash consideration. Second, it is proposed that we sell certain other hotel assets to MS Purchaser, a wholly-owned subsidiary of MS Parent, for cash consideration. Third, it is proposed that one day following these two asset sales, the Company be acquired by MS Parent by means of a merger transaction, upon the completion of which the Company will become a subsidiary of MS Parent. For additional information about the Merger and the Asset Sales, please review the Merger Agreement attached to this proxy statement as Appendix A, which is incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the principal document governing the Sale Transaction.

Q:	As a stockholder, what will I receive in connection with the Sale Transaction?

A:	As a result of the Sale Transaction, our stockholders (other than dissenting stockholders and, in the case of the Per Share Merger Consideration, MS Parent or any wholly-owned subsidiary of MS Parent) will be entitled to receive the Total Consideration amount of $20.50 per common share, without interest and less any applicable withholding tax. The Total Consideration is comprised of the Per Share Merger Consideration and the Per Share Special Dividend Amount, as described in the following two paragraphs.

For each outstanding common share that you own at the close of business on the day immediately preceding the date of the consummation of the Merger, you will receive a special dividend referred to as the Per Share Special Dividend Amount, which is an amount equal to (i) the estimated current and accumulated earnings and profits of the Company through the effective time of the Merger, including the estimated gain on account of the Asset Sales, divided by (ii) the total number of common shares outstanding as of the close of business on the day immediately preceding the Merger.

In addition, for each outstanding common share in the Company that you own immediately prior to the effective time of the Merger, you will receive the Per Share Merger Consideration, which is an amount in cash equal to the difference of (i) $20.50 and (ii) the Per Share Special Dividend Amount described in the preceding paragraph, without interest and less any applicable withholding tax. For a description of certain tax consequences of the receipt of the Total Consideration see “Material United States Federal Income Tax Consequences” on page 49.

Q:	Will I receive any regular quarterly dividends with respect to the common shares that I own?

A:	We do not expect to pay our regular quarterly dividend for the quarterly period ended March 31, 2007 or in any quarterly period thereafter. Under the terms of the Merger Agreement, except under limited circumstances, we may not declare or pay any other dividends to you without the prior written consent of MS Parent.

Q:	When do you expect the Sale Transaction to be completed?

A:	We are working toward completing the Sale Transaction as quickly as possible and we currently anticipate that the Sale Transaction will be completed during the second quarter of 2007. If our stockholders vote to approve the Sale Transaction, and assuming that the other conditions to the Merger are satisfied or waived, it is anticipated that the Sale Transaction will become effective as soon as practicable following the special meeting.

Q:	If the Sale Transaction is completed, when can I expect to receive the Total Consideration for my common shares?

A:	Instructions for changing the location to which the Total Consideration is sent from the distribution account information currently on file with us will be delivered to our stockholders of record prior to the Merger effective time. Unless alternate instructions are provided prior to the Merger effective time, payment of the Total Consideration will be made to the distribution accounts on file with us shortly following completion of the Merger. If we do not have documentation in our files confirming backup withholding does not apply with respect to your shares, the Company will withhold a portion of the Total Consideration from such payments. See “Material United States Federal Income Tax Consequences” on page 49. The Per Share Special Dividend Amount will be paid together with the Per Share Merger Consideration.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will take place on Tuesday, April 10, 2007 at 4:00 p.m. local time, at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida.

Q:	Who can vote and attend the special meeting?

A:	All of our common stockholders of record as of the close of business on February 20, 2007, the record date for the special meeting, are entitled to receive notice of, attend and vote at the special meeting or any adjournment or postponement of the special meeting. Each common share entitles you to one vote on each matter properly brought before the special meeting.

Q:	What do I need to do to attend the special meeting?

A:	If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose. Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis.

Q:	What vote of common stockholders is required to approve the Sale Transaction?

A:	Approval of the Sale Transaction requires the affirmative vote of the holders of at least a majority of the outstanding common shares that are entitled to vote at the special meeting. Because the required vote is based on the number of common shares outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the Sale Transaction.

Q:	What vote of our common stockholders is required to approve an adjournment of the special meeting?

A:	Approval of any adjournment of the special meeting to solicit additional proxies requires the affirmative vote of at least a majority of votes cast on the matter in person or by proxy at the special meeting. For the purpose of this proposal, if you fail to attend the special meeting or vote by proxy, you will not be considered present in person or represented by proxy. However, the failure to vote your common shares will not have any effect on the outcome of this proposal. Abstentions and broker non-votes are considered present but are not considered votes cast. The special meeting may also be adjourned or postponed under other circumstances. Please see “Adjournments and Postponement of the Special Meeting” on page 70.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote to approve the Sale Transaction, and to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Sale Transaction.

Q:	Do any of the Company’s directors and executive officers have any interest in the Sale Transaction that is different from mine?

A:	Our directors and executive officers likely have interests in the Sale Transaction that are different from, or in addition to, yours. Our executive officers will be entitled to certain severance payments and benefits following the closing of the Merger in certain circumstances. In addition, as a result of the Sale Transaction, our directors and executive officers will likely achieve liquidity for the common shares in the Company that they currently own or control before they would under certain other strategic alternatives. Please see “The Sale Transaction — Interests of Our Directors and Executive Officers in the Sale Transaction” on page 47 for additional information about possible interests that our directors and executive officers may have in the Sale Transaction that are different from yours.

Q:	How do I cast my vote?

A:	If you are a common stockholder of record on the record date, you may vote in person at the special meeting or authorize your proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. Maryland law permits a stockholder to authorize another person to act as proxy and to transmit that authorization to the proxy by any telephonic or electronic means (including the Internet). If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered stockholders can transmit their voting instructions by telephone by calling 1-800-347-4750 or on the Internet at www.dfking.com/cnlhotels. Telephone and Internet proxy authorization is available 24 hours a day until 1:00 p.m. (Orlando time) on April 10, 2007, at which time telephone and Internet proxy authorization will no longer be available. Please have your proxy card with you if you are going to transmit your voting instructions by telephone or the Internet. To vote by mail, please sign, date and mail your proxy card in the envelope provided. If you attend the special meeting in person, you may request a ballot when you arrive.

Q:	How do I cast my vote if my common shares are held of record in “street name”?

A:	If you hold your common shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. The inability of your record holder to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against the approval of the Sale Transaction but will have no effect on the outcome of the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:	With respect to the proposal to approve the Sale Transaction, if you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the Sale Transaction.

With respect to the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies, if you abstain from voting or fail to cast your vote in person or by proxy, it will not have any effect on the outcome of such proposal.

Q:	How will proxy holders vote my shares?

A:	If you properly submit a proxy prior to the special meeting, your common shares will be voted as you direct. If you submit a proxy but no direction is otherwise made, your common shares will be voted “FOR” the approval of the Sale Transaction and “FOR” the approval of any adjournment of the special meeting for the purpose of soliciting additional proxies.

Q:	What happens if I sell my shares before the consummation of the Sale Transaction?

A:	If you held your common shares on the record date but transfer them prior to the Merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the Total Consideration for the common shares. The right to receive such consideration will pass to the person who owns the shares you previously owned when the Sale Transaction becomes effective. We must receive any properly completed notice of transfer prior to the Merger effective time in order for the transferee to receive payment in respect of the transferred shares.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. If you own common shares as a record holder, you may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy card bearing a later date, by submitting your proxy or voting instructions by telephone or Internet at a date later than your previously submitted proxy or by attending the meeting and voting in person.

Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	Is the Sale Transaction expected to be taxable to me?

A:	Yes. The receipt of the merger consideration for each of our shares pursuant to the Merger and Special Dividend will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize income on the receipt of the Per Share Special Dividend Amount and gain or loss as a result of the Merger measured by the difference, if any, between the Per Share Merger Consideration and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your Total Consideration under applicable tax laws. You should read “The Sale Transaction — Material United States Federal Income Tax Consequences” on page 49 for a more complete discussion of the United States federal income tax consequences of the Sale Transaction. Tax matters can be complicated, and the tax consequences of the Merger and Special Dividend to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the Merger and Special Dividend to you.

Q:	What rights do I have if I oppose the Sale Transaction?

A:	If you are a common stockholder of record, you can vote against the Sale Transaction. Additionally, you are entitled to dissenters’ rights under Maryland law with respect to the Sale Transaction. Please see “Dissenters’ Rights of Appraisal” on page 73.

Q:	What will happen to common shares that I currently own after completion of the Merger?

A:	Following the completion of the Merger, your shares will be canceled and will represent only the right to receive your portion of the Total Consideration. We will no longer be obligated to file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC.

Q:	Have any stockholders already agreed to approve the Sale Transaction?

A:	No. There are no agreements between the Buyer Parties or their affiliates and any of our common stockholders in which a stockholder has agreed to vote in favor of approval of the Sale Transaction. Our directors and executive officers have informed us that they intend to vote the common shares that they own or control in favor of approval of the Sale Transaction and, if necessary, in favor of adjournment to solicit additional proxies.

Q:	Where can I find more information about the Company?

A:	We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.cnlhotels.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 75.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will bear the cost of soliciting proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. Our directors, officers and employees and certain officers and directors of CNL Capital Markets, Inc. and CNL Securities Corp. may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, as our proxy solicitation agent to assist us in the solicitation of proxies, and will pay approximately $500,000, plus reimbursement of out-of-pocket expenses, to D.F. King & Co., Inc. for its services. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common shares held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the Sale Transaction, you should contact our proxy solicitation agent, D.F. King & Co., Inc., as follows:

48 Wall Street New York, NY 10005 1-800-758-5880 (toll-free)

If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information included in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “likely,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the Merger on the terms summarized in this proxy statement. All statements regarding our expected or projected financial performance, position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors include, but are not limited to:

•	the failure to satisfy conditions to completion of the Sale Transaction, including receipt of stockholder approval;

•	the failure of the Buyer Parties to obtain the necessary financing arrangements set forth in commitment letters received in connection with the Sale Transaction;

•	the occurrence of any effect, event, development or change that could give rise to the termination of the Merger Agreement;

•	the failure of the Sale Transaction, or any of its components, to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations, including potential difficulties in employee retention;

•	the amount of the costs, fees, expenses and charges related to the Sale Transaction;

•	in the event of default by the Buyer Parties, the $300 million guaranty may not be collectible or adequate to cover our damages or the guarantors may default on their obligations under the guaranty;

•	the failure of our business to meet expected or projected financial performance or business plans;

•	changes in local and national real estate market conditions and general economic conditions, including extended U.S. military combat operations abroad and the potential for terrorist attacks and the occurrence or perceived likelihood of the occurrence of certain contagious diseases or the pace of recovery of areas affected by hurricanes or other natural disasters or pandemics such as “SARS” or “Bird Flu”, that could affect occupancy rates at our hotel and resort properties and the demand for hotel products and services;

•	the outcome of any legal proceedings that may be instituted against us and others following announcement of the Sale Transaction;

•	availability of credit enhancements and the ultimate cost of renovations and improvements;

•	our ability to continue to qualify as a REIT and to make payments which are necessary, including distributions, to maintain such status;

•	changes in interest rates and financial and capital markets;

•	changes in insurance costs, premiums, available insured limits and amount of related deductibles (including our ability to secure additional property insurance); and

•	legislative or regulatory changes, including changes to laws governing the taxation of REITs.

These risks and uncertainties, along with the risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of our SEC filings should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements in this proxy statement speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE PARTIES TO THE SALE TRANSACTION

This proxy statement relates to (1) the proposed merger of MS Resort Acquisition LLC with and into CNL Hotels & Resorts, Inc., which we refer to as the Merger, and (2) the proposed sale by CNL Hotels & Resorts, Inc. of certain hotel properties and related assets of each of MS Resort Purchaser LLC and Ashford Sapphire Acquisition LLC as contemplated by the Merger Agreement, which we refer to collectively as the Asset Sales. In this proxy statement, we sometimes collectively refer to the Merger and the Asset Sales as the Sale Transaction.

In this proxy statement, we sometimes refer to MS Parent, MS MergerCo and MS Purchaser (as those terms are defined below) collectively as the MS Buyer Parties. We also sometimes refer to the MS Buyer Parties and Ashford Purchaser (as that term is defined below) collectively as the Buyer Parties.

CNL Hotels & Resorts, Inc.
CNL Center II at City Commons
420 South Orange Avenue, Suite 700
Orlando, FL 32801
(407) 650-1510

CNL Hotels & Resorts, Inc., which we refer to as “we,” “us,” “our,” “the Company,” or “our company” is a Maryland corporation. We currently own, directly or indirectly through partnerships and/or joint ventures, interests in 61 hotel and resort properties that are located in 19 states, the District of Columbia and Canada, comprised of approximately 20,611 rooms and diversified by geography and brand affiliation. This portfolio of properties includes two properties that are subject to a separate purchase and sale agreement, we refer to these two properties collectively as the Jacksonville Properties. We expect the sale of the Jacksonville Properties to be completed prior to the completion of the Sale Transaction described in this proxy statement (but the completion of the Sale Transaction is not conditioned on the prior sale of the Jacksonville Properties).

Additional information about us is available on our website at www.cnlhotels.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

For additional information about us and our business, please refer to “Where You Can Find More Information” on page 75.

MS Resort Holdings LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, New York 10036
(212) 761-4000

MS Resort Holdings LLC, which we refer to as MS Parent, is a Delaware limited liability company which was formed by Morgan Stanley Real Estate Fund V U.S., L.P. (“MSREF V”) and its affiliates in connection with the transactions contemplated by the Merger Agreement.

Morgan Stanley Real Estate is comprised of three major global businesses: Investing, Banking and Lending. Since 1991, Morgan Stanley Real Estate has acquired $102.0 billion of real estate assets worldwide and currently manages $60.5 billion in real estate on behalf of its clients. In addition, Morgan Stanley Real Estate provides a complete range of investment banking services to its clients, including advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. Morgan Stanley (NYSE: MS), an affiliate of Morgan Stanley Real Estate, is also a global leader in real estate lending offering approximately $156.0 billion of CMBS through capital markets since 1997, including

$35.5 billion in 2006. Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services.

MS Resort Acquisition LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, New York 10036
(212) 761-4000

MS Resort Acquisition LLC, which we refer to as MS MergerCo, is a Delaware limited liability company and a wholly-owned subsidiary of MS Parent. MS MergerCo was formed in connection with the transactions contemplated by the Merger Agreement, and upon the effective time of the Merger, MS MergerCo will be merged with and into the Company.

MS Resort Purchaser LLC
c/o Morgan Stanley Real Estate Investing
1585 Broadway
New York, New York 10036
(212) 761-4000

MS Resort Purchaser LLC, which we refer to as MS Purchaser, is a Delaware limited liability company and a wholly-owned subsidiary of MS Parent. MS Purchaser was formed in connection with the transactions contemplated by the Merger Agreement to purchase our interests in certain hotel properties and related assets on the day before the Merger is consummated.

Ashford Sapphire Acquisition LLC
c/o Ashford Hospitality Trust, Inc.
14185 Dallas Parkway
Suite 1100
Dallas, Texas 75254
(972) 490-9600

Ashford Sapphire Acquisition LLC, which we refer to as Ashford Purchaser, is a Delaware limited liability company and a wholly-owned subsidiary of Ashford Hospitality Trust, Inc. (NYSE: AHT), which we refer to as Ashford. Ashford Purchaser was formed in connection with the transactions contemplated by the Merger Agreement to purchase our interests in certain hotel properties and related assets on the day before the Merger is consummated.

Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Ashford’s management team has extensive experience in sourcing, underwriting, operating, repositioning, developing, selling and financing a wide variety of lodging investments. Since its initial public offering in August of 2003, Ashford has invested approximately $2.1 billion in total hospitality related assets.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies from our stockholders by our board of directors for use at a special meeting of our stockholders to be held on April 10, 2007 at 4:00 p.m. local time. The special meeting will take place at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida. The purpose of the special meeting is for you to vote upon a proposal to approve the Sale Transaction whereby we will consummate the Asset Sales and MS MergerCo will be merged with and into us, with the Company surviving the Merger, pursuant to the Merger Agreement, to approve any adjournment of the special meeting for the purpose of soliciting additional proxies and to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting. Our stockholders must approve the Sale Transaction for the Sale Transaction to occur. A copy of the Merger Agreement is attached as Appendix A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

All holders of record of our common shares as of the close of business on the record date, which was February 20, 2007, are entitled to receive notice of and attend the special meeting or any postponement or adjournment of the special meeting. Only holders of our common shares at the close of business on the record date are entitled to vote at the special meeting or any postponement or adjournment of the special meeting. On the record date, there were 157,058,379.30 of our common shares outstanding.

The holders of a majority of our common shares that were outstanding as of the close of business on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and properly executed broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum. Broker non-votes result when the beneficial owners of common shares do not provide specific voting instructions to their brokers.

Required Vote

Completion of the Sale Transaction requires the approval of the Sale Transaction by the affirmative vote of the holders of at least a majority of the outstanding common shares entitled to vote at the special meeting. Each common share that was outstanding on the record date entitles the holder to one vote at the special meeting. Because the required vote for this proposal is based on the number of common shares outstanding rather than on the number of votes cast, failure to vote common shares that you own (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the Sale Transaction.

In addition, the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of at least a majority of the votes cast on the matter in person or by proxy at the special meeting. For the purpose of this proposal, if you fail to attend the special meeting or vote by proxy, you will not be considered present in person or represented by proxy. As a result, the failure to vote your common shares will not have any effect on the outcome of this proposal. Additionally, abstentions and broker non-votes are considered present but are not considered votes cast.

Accordingly, in order for your common shares to be included in the vote, if you are a stockholder of record, you must either have your shares voted by returning the enclosed proxy card or by submitting your proxy or voting instructions by telephone or Internet or voting in person at the special meeting.

Record holders may cause their common shares to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail; or

•	submit your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares as described above as promptly as possible. If you own shares through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card. If you have not received such a voting instruction card or require further information regarding such voting instruction card, please contact your broker who can give you directions on how to vote your shares.

As of the record date, our directors and executive officers owned an aggregate of approximately 3,312,500 of our common shares, entitling them to exercise approximately 2.11% of the voting power of our common shares entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote their common shares in favor of approval of the Sale Transaction and in favor of approval of any adjournment of the special meeting for the purpose of soliciting additional proxies.

Proxies and Revocation

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the Sale Transaction and “FOR” the approval of any adjournment of the special meeting for the purpose of soliciting additional proxies.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of the following three ways:

•	by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to Greerson G. McMullen, our Corporate Secretary, at CNL Center II at City Commons, 420 South Orange Avenue, Suite 700, Orlando, Florida 32801; or

•	by delivering to our Corporate Secretary a properly executed proxy card bearing a later date or by submitting your proxy or voting instructions by telephone or by Internet at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own your common shares in “street name,” you may revoke or change a previously granted proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

We do not expect that any matter other than the approval of the Sale Transaction and the approval of any adjournment of the special meeting for the purpose of soliciting additional proxies, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion.

We will pay the costs of soliciting proxies for the special meeting. Our directors, officers and employees and certain officers and directors of CNL Capital Markets, Inc. and CNL Securities Corp. may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amount for soliciting proxies. We will also request that individuals and entities holding common shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist us in the solicitation of proxies, and will pay fees of approximately $500,000, plus reimbursement of out-of-pocket expenses, to D.F. King & Co., Inc. for their services. In addition, our arrangement with D.F. King & Co., Inc. includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Sale Transaction at the special meeting of stockholders. The special meeting may be adjourned by the affirmative vote of at least a majority of the votes cast on the matter in person or by proxy at the special meeting, whether or not a quorum exists. The special meeting may also be adjourned for other reasons in accordance with the charter and bylaws of the Company. Any adjournment may be made to a date not more than 120 days after the original record date without notice, other than by an announcement at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Postponement

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, as required by law, we will provide at least ten days’ notice of the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Sale Transaction. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE SALE TRANSACTION

General Description of the Sale Transaction

Pursuant to the Merger Agreement and the related purchase and sale agreements entered into in connection with the Asset Sales, which we collectively refer to as the Asset Sale Agreements, following satisfaction (or waiver where permissible) of the conditions set forth in the Merger Agreement, we will sell our interests in certain hotel properties and/or related assets to each of MS Purchaser and Ashford Purchaser for cash consideration. On the day immediately following consummation of the Asset Sales, MS MergerCo will merge with and into us, with the Company continuing as the surviving entity. Following the Merger, the Company, as the surviving entity, will be a subsidiary of MS Parent. As a result of the Sale Transaction, our stockholders will be entitled to receive aggregate consideration of $20.50 per common share comprised of the Per Share Merger Consideration and the Per Share Special Dividend Amount, each as defined and described in the following two paragraphs, and which we collectively refer to as the Total Consideration.

Pursuant to the Merger Agreement, immediately following the consummation of the Asset Sales, we will declare the Special Dividend payable to the record holders of our common shares (other than dissenting stockholders) as of the close of business on that day, which we refer to as the Asset Sale Closing Date. The aggregate amount of the Special Dividend, which we refer to as the Special Dividend Amount, will equal our estimated current and accumulated earnings and profits through the effective time of the Merger, including the estimated gain on account of the Asset Sales. The Per Share Special Dividend Amount will equal (i) the Special Dividend Amount, divided by (ii) the total number of common shares outstanding as of the close of business on the Asset Sale Closing Date.

Also, pursuant to the Merger Agreement, each of our common shares issued and outstanding immediately prior to the effective time of the Merger (other than dissenting stockholders and, in the case of the Per Share Merger Consideration, MS Parent or any wholly-owned subsidiary of MS Parent) will be converted into the right to receive an amount in cash equal to the difference of (i) $20.50 and (ii) the Per Share Special Dividend Amount described above, without interest and less any applicable withholding tax. We refer to this consideration to be received by common stockholders in the Merger as the Per Share Merger Consideration.

As a result of the Sale Transaction, our stockholders (other than shares held by MS Parent or any wholly-owned subsidiary of MS Parent, and dissenting stockholders) will be entitled to receive aggregate consideration of $20.50 per common share comprised of the Per Share Merger Consideration and the Per Share Special Dividend Amount, without interest and less any applicable withholding tax.

Background of the Sale Transaction

Our Company periodically reviews its business strategy with the goal of maximizing stockholder value. During 2006, our executive management team and our board of directors continued this process and periodically met to evaluate our alternatives, particularly in light of the provision of our charter requiring us to liquidate our assets in an orderly fashion if our common shares are not listed on a national securities exchange or over-the-counter market (which we refer to in this section as a “Listing”) by December 31, 2007. Among the alternatives considered at various times were a Listing, an amendment to our charter to extend the date by which a Listing was required to occur, equity and equity-linked financing transactions (including an underwritten public offering of our common shares coupled with a Listing), sales of all or a portion of our assets and a sale or merger of our Company. During this evaluation, we met with Banc of America Securities and UBS Securities LLC (“UBS”), whom we refer to collectively as our financial advisors, Sidley Austin LLP, our outside counsel, and Venable LLP, our Maryland counsel, on numerous occasions to discuss possible strategic alternatives, our business and current financial market conditions.

In the first half of 2004, our Company had taken steps toward completing a possible underwritten public offering of our common shares and, in anticipation of such offering, we had agreed, subject to stockholder approval, to merge CNL Hospitality Corp., which was then our external advisor, into the Company. The proposed common share offering, which was expected to occur in the third quarter of 2004, was not completed due to market conditions. During the same period, the advisor merger became the subject of litigation. A special committee of our board of directors comprised of independent directors, which had been formed for the purpose of negotiating the advisor merger, negotiated revised terms of the proposed advisor merger (the “Advisor Merger”) and the original merger agreement was amended and restated on April 3, 2006. The litigation, since settled, was among the material factors taken into account in revising the terms of the Advisor Merger. The Advisor Merger was approved by our stockholders on June 20, 2006 and was completed on June 21, 2006. As indicated in our May 10, 2006 proxy statement relating to the Advisor Merger, one of the reasons for the Advisor Merger was the Company’s belief that public equity investors and market analysts could view the Company less favorably if the Company undertook a Listing but the Company remained externally advised, and that this unfavorable perception could make it difficult for the Company to successfully raise equity capital in the public securities markets and could adversely affect the Company’s trading price upon a Listing.

During May of 2006, management interviewed various investment banking firms to potentially serve as managing underwriters of another possible underwritten public offering of our common shares. On June 26, 2006, our management team met with Banc of America Securities to discuss market conditions and a possible underwritten public offering of our common shares and, following this meeting, our management team, legal advisors and Banc of America Securities began certain preparatory work in connection with such an offering.

On August 15, 2006, another company involved in our industry (“Company A”), conveyed to us an unsolicited written preliminary indication of interest in acquiring all of our outstanding common shares for consideration of $17 to $21 per share. The indication of interest contemplated that the consideration would be paid in the form of common stock of Company A, but stated that Company A would be prepared to consider a structure in which a portion could be paid in cash. Prior to such written indication of interest, representatives of Company A had separate casual and informal conversations with our Chief Executive Officer, Chief Financial Officer, and one of our outside directors on a few occasions in the late spring and early summer about Company A’s possible interest in a transaction at some point in the future. On August 17, 2006, our Chief Executive Officer responded to Company A that the contents of its indication of interest would be considered by our board in the near future. On August 23, 2006, our board met to review the contents of the August 15, 2006 letter from Company A, receive an overview of its duties from Maryland counsel and to discuss an appropriate response to Company A. Our board decided to defer a substantive response pending an additional in-person board meeting at which our board could further discuss with our financial advisors Company A’s indication of interest and review possible strategic alternatives.

On August 31, 2006, our board convened a special meeting, at which our management team, our legal advisors, Sidley Austin and Venable (Maryland counsel), and our financial advisors, Banc of America Securities and UBS, were present. At that meeting, the Board considered and reviewed with our management and financial advisors financial terms of the indication of interest received from Company A, our business and financial forecasts, industry trends and possible strategic alternatives. At this meeting, our board also received a briefing on director’s duties from our legal advisors and obtained updates on equity market conditions from our financial advisors and on the status of the preparatory work for an underwritten public offering. The board instructed management to conduct a further analysis of matters considered in that meeting, and the board subsequently held another special meeting on September 5, 2006. At that meeting, the board determined not to engage in discussions at that time with Company A regarding a potential transaction. Our board instructed management to continue to work with our financial advisors regarding possible strategic alternatives, while continuing preparatory work toward a potential underwritten public offering of our common shares.

On September 8, 2006, our Chief Executive Officer communicated to Company A’s Chief Executive Officer our board’s decision that it was not prepared to move forward with the significant shift in our Company’s strategy called for by Company A’s indication of interest without considerable additional internal review and analysis.

On October 3, 2006, our board met with our management and our financial and legal advisors to review possible strategic alternatives and business and current financial market conditions (including private and public equity valuation ranges). At that meeting, our board reviewed with our financial advisors a wide range of certain strategic alternatives potentially available to our Company, including a possible merger or sale transaction or a possible public offering of our common shares. Our financial advisors also noted, among other things, the recent trend in merger and acquisition activity in which consortia were formed consisting of strategic buyer groups and private sources of capital to pursue companies with larger market capitalizations, thereby, in part, contributing to increased private market valuations. At this meeting, our board determined that, in light of the uncertain and lower potential valuation ranges for the Company associated at that time with a public offering of our common shares and/or a Listing as well as the execution risk associated with such a public offering, it was in the best interests of our Company and our stockholders for us to continue a study of possible strategic alternatives, including a sale or merger of our Company. Our board discussed with our financial advisors possible strategic and financial bidders which might be interested in pursuing a strategic transaction with us, and our board authorized our financial advisors to contact potential bidders. Our board also discussed at this meeting the possibility of our financial advisors providing stapled financing, which is financing offered to potential bidders by the financial advisors of a company in connection with a sale process, and considered the implications of offering such stapled financing. Our board further authorized the formal retention of Banc of America Securities and UBS as our financial advisors in connection with the exploration of strategic alternatives, including a possible sale or merger transaction. Our board also directed our management to negotiate and execute formal engagement letters with each, which were subsequently executed.

Thereafter, in early October 2006, in accordance with our board’s instructions, our financial advisors began contacting potential acquirors, including Company A, to determine their level of interest in a potential transaction with our Company.

During this process, a total of 51 parties were contacted, or contacted us, regarding the possible submission of indications of interest relating to a sale or merger transaction with our Company. Approximately 39 of these parties, including Morgan Stanley Real Estate and Ashford, expressed an interest in participating in our bid process and entered into individual confidentiality and standstill agreements with us. Our management team and financial advisors periodically updated our board with respect to their progress in contacting and obtaining executed confidentiality and standstill agreements from potential participants. The confidentiality and standstill agreements we executed also contained provisions requiring the other party to obtain our prior approval before seeking equity or debt financing partners (so-called “anti-clubbing provisions”). Our board discussed such provisions with our financial and legal advisors and viewed such provisions as important in order to allow us to control the formation of bidding consortia so as to decrease the likelihood of potentially interested parties partnering with one another to form bidding consortia without our knowledge, and thereby potentially decreasing the competitiveness of the bidding process.

From late October through early December 2006, the 39 parties that had executed confidentiality and standstill agreements with us, including Morgan Stanley Real Estate, Ashford and Company A, were provided with a confidential information memorandum containing summary information regarding our business, properties, finances and operations and were given access to an electronic data room containing certain other information regarding our business, properties, finances and operations. The parties that received this information were each invited to submit a preliminary non-binding indication of interest for our consideration. In accordance with our board’s instructions, our financial advisors also communicated to the participants in this bid process the terms under which our financial advisors would make stapled financing available to bidders in connection with a possible sale or merger transaction.

On November 21, 2006, our board again met with our management and legal and financial advisors to review the status of the bidding process, including a discussion of the parties which had elected to continue in the bid process and those which had declined to do so. Prior to that meeting, we had received 10 indications of interest from a total of 11 participants (some participants submitted more than one indication and some participants, with our permission, submitted a joint indication with another participant). Five of the indications received contemplated an acquisition of only a portion of our Company’s assets (the “Partial Indications”). In addition, certain of the participants that had not submitted indications noted orally that they would be willing to consider partnering with another participant with a view towards submitting a joint proposal to acquire all of our common shares.

The five indications of interest received that were structured as an acquisition of all of our common shares (the “Entity-Level Indications”) contemplated total consideration ranging from $15.81 per share to $20 per share. Company A submitted an indication with a valuation range of $17.25 to $19.25 per share, which continued to contemplate a portion of the consideration being paid in common stock of Company A. Ashford submitted an indication with a valuation range of $17 to $20 per share and indicated that it would pay a portion of the consideration with shares of Ashford common stock. Morgan Stanley Real Estate submitted an indication that contemplated all of the consideration to our stockholders being paid in cash at $18 per share. Based on these preliminary indications, and considering all relevant factors, our board concluded that it was in the best interests of the Company and its stockholders to advance to the next round four participants that had submitted Entity-Level Indications and one participant that, although submitting a Partial Indication, had expressed an interest in potentially submitting a Entity-Level Indication jointly with another entity (the “Phase II Participants”). Our board decided not to advance to the next round one participant that had submitted a Entity-Level Indication due to the structural complexities and unfavorable pricing when compared with the other Entity-Level Indications.

On November 21, 2006, in reviewing the initial indications of interest received with our management and financial advisors, our board observed that certain participants ascribed higher or lower valuations to select portions of our portfolio as compared to other participants. Our board discussed with our financial advisors the differences in these relative valuations and whether there were opportunities to match various participants in our bid process to allow combined offers for the entire Company that would maximize the combined valuations. After these discussions, our board decided to request revised indications of interest from the Phase II Participants with a view to securing increased valuations before allowing them to explore joint indications with other participants.

During late November and early December 2006, the Phase II Participants, which included Company A, Ashford and Morgan Stanley Real Estate, were given presentations by and access to our management in order for them to obtain further information regarding our business, properties, operations and finances. The Phase II Participants were also granted access to an extensive electronic data room and participated in site tours of several properties.

Our board again convened a meeting on December 6, 2006 and further reviewed with management and our legal advisors various aspects of our bid process.

Our board met again on December 20, 2006 with our management and legal and financial advisors to receive another update on the bid process. After evaluating the revised indications of interest received from the Phase II Participants, Morgan Stanley Real Estate, Ashford and Company A, as well as a group jointly submitting an Entity-Level Indication contemplating consideration of $20 per common share (“Group B”), were selected for further management meetings and allowed to proceed with detailed due diligence review and property tours and inspections. Group B included a private equity firm that had previously submitted a Partial Indication and an operating partner. Among other revised indications received from Phase II Participants prior to this meeting, Company A revised its indication to contemplate a valuation range of $18 to $19.35 per share and Morgan Stanley Real Estate revised its indication to contemplate consideration of $19.20 per share. Our board decided that Company A would not be permitted to continue in the bid process unless it teamed up with another participant in the process in light of Company A’s indicative valuation range for the Company, its proposal to pay a significant portion of the consideration in shares of its common stock (which would require approval of Company A’s stockholders) and certain risks relating to executing a successful transaction with Company A. At this meeting, in order to maximize valuations of our Company as a whole, our board also authorized Morgan Stanley Real Estate to submit joint bids with either Company A or Ashford.

In early January 2007, Company A informed us that it did not intend to partner with another participant in the bid process and therefore that it did not intend to continue in the bid process.

On December 21, 2006, a draft merger agreement was distributed and our financial advisors communicated our instructions for submitting updated indications of interest to the Buyer Parties and Group B. During late December 2006 and early January 2007, the Buyer Parties and Group B conducted a detailed due diligence review of our business and properties.

On January 9, 2007, we received comments on our draft merger agreement from counsel for Group B and, on January 10, we received a written proposal from Group B to acquire all of our common shares for cash at a price of $19 per share and indicating that they would need approximately 12 days to be in a position to execute a definitive merger agreement. On January 11, 2006, we received comments on our draft merger agreement from counsel for Morgan Stanley Real Estate and Ashford, as joint bidders (we collectively refer to Morgan Stanley Real Estate and Ashford in this section as the Buyer Parties), along with a written proposal to acquire all of our common shares at a price of $20.25 per share. The Buyer Parties also requested exclusivity for a limited period to allow the parties to negotiate a definitive merger agreement.

On the morning of January 12, 2007, our board met with our management and legal and financial advisors to further review our Company’s business forecast and strategic alternatives in light of the revised proposals that were received from Group B and the Buyer Parties. The information contained in these proposals enabled the board, with the assistance of our legal and financial advisors, to compare a possible sale or merger transaction against other strategic alternatives, including an underwritten public offering of our common shares and/or a Listing. The board also considered the alternatives of selling what it viewed as one of its two principal hotel portfolios (either our “Iconic” hotel portfolio or our other hotel properties) and continuing to own the other portfolio as a smaller-scale going concern. Both such alternatives would require that the Company seek approval from the Company’s stockholders for an extension of the December 31, 2007 date by which we are required to complete a Listing or commence an orderly liquidation. Such an extension would allow dissenting stockholders who properly perfect their rights to require the Company to repurchase their shares at an appraised value set in accordance with Maryland law. The uncertainty as to how many stockholders would dissent and assert their appraisal rights and what value would be ascribed to their shares during such process was also considered by the board. After determining that a sale of the entire Company was the most attractive strategic alternative, including as compared to a public offering of our common shares or a Listing (due, in part, to the uncertain and lower potential valuation ranges and higher execution risk for the Company associated at that time with such an offering and/or Listing (for a summary of other material factors considered by our board, see the next section entitled “Reasons for the Merger”)), our board next discussed with our legal and financial advisors the terms of the two revised proposals that we had received, as well as the Buyer Parties’ request for a period of exclusivity in which to negotiate a definitive merger agreement. After evaluating the two proposals, including the fact that Group B’s proposal contained a lower price and the likely longer time required to reach a definitive agreement than the Buyer Parties’ proposal, our board determined to grant certain exclusivity rights to the Buyer Parties if they would increase the per share price of their proposal. Immediately following these discussions and at our board’s request, our financial advisors communicated our board’s determination to the Buyer Parties and discussed with them certain terms of the Buyer Parties’ proposal, including, without limitation, the amounts of the termination fee to be payable by the Company, the amount of the guaranty to be provided by MSREF V and Ashford and the terms of exclusivity. Following those discussions, the Buyer Parties increased their proposal to $20.50 per share and, accordingly, were granted certain exclusivity rights through 11:59 p.m. on January 16, 2007.

On January 12, 2007, in light of, among other considerations, UBS’ possible participation as a member of a group of lenders providing debt financing to Morgan Stanley Real Estate, our board authorized the engagement of a third financial advisor to provide an additional opinion with respect to any potential sale or merger transaction. On January 13, 2006, our management team began to work with Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to allow them to act in that capacity. Houlihan Lokey was selected to provide this advice based in part on its prior familiarity and work with us. We entered into a formal engagement letter with Houlihan Lokey effective as of January 14, 2006.

During the period from the execution of the exclusivity letter on January 12, 2006 through January 16, 2007, Sidley Austin held a series of conference calls with Goodwin Procter LLP, counsel to Morgan Stanley Real Estate, and Akin Gump Strauss Hauer & Feld LLP, counsel to Ashford, to discuss the merger agreement, guarantees to be provided by Morgan Stanley Real Estate and Ashford and related agreements, including the terms of the financing commitments received by the Buyer Parties. Sidley Austin and Goodwin Procter circulated multiple sets of comments and revised draft agreements in connection with these discussions. Also during this time, the Buyer Parties and their advisors continued to conduct due diligence investigations on our business, properties, operations and finances. During this same period, Group B continued to have access to the dataroom, but due to the exclusivity arrangement with the Buyer Parties, it did not have access to management, other employees or representatives of the Company or any additional due diligence materials.

During the exclusivity period, Group B contacted us and indicated that Group B was prepared to increase the price for our common shares included in their proposal and was prepared to move to completion of a definitive agreement on a shorter time frame than indicated in their letter received on January 10, 2007. Pursuant to the terms of the exclusivity letter between us and the Buyer Parties, neither we nor our representatives responded to these messages at that time.

The exclusivity period with the Buyer Parties expired without the parties having reached final agreement on certain provisions of the draft merger agreement and related agreements. At our direction, shortly following expiration of the exclusivity period, one of our financial advisors, on January 17, 2007, requested clarification from representatives of Group B with respect to the messages received from them during the exclusivity period. On the morning of January 17, 2007, we delivered to representatives of Group B and their legal advisors a revised draft merger agreement that had been modified to reflect the substantive business and legal terms which had been agreed upon in discussions with the Buyer Parties, except in respect of structuring aspects particular to the Buyer Parties’ proposed acquisition structure.

A series of conference calls were held with representatives of Buyer Parties and representatives of Group B throughout the day and during the night of January 17, 2007 to discuss the terms of their respective proposals, including the terms of the merger agreement drafts. Group B indicated that they were seeking internal approvals necessary for them to submit a revised proposal for the Company by the end of the day on January 17, 2007 that would contemplate a higher price than had previously been indicated but that they would not intend to provide executed commitment letters as part of their revised proposal. On the morning of January 18, 2007, our counsel circulated revised merger agreement drafts to each of Group B and the Buyer Parties that responded to substantially all of the open points of negotiations.

During the day on January 18, 2007, representatives of the Buyer Parties reaffirmed their proposal to acquire all of the outstanding common shares at a price of $20.50 per share on the terms reflected in their negotiated merger agreement. During the morning of January 18, 2007, at our direction, our financial advisors contacted representatives of Group B, who indicated that Group B was not in a position to submit a revised definitive proposal at that time. The Group B representatives also indicated that Group B would be unable to complete a definitive proposal on a timely basis and that any proposal would likely contemplate consideration of less than $21 per share.

In the evening of January 18, 2007, our board, together with our management and legal and financial advisors, met to discuss the status of discussions with the Buyer Parties and Group B and consider the definitive terms of the Sale Transaction and the Merger Agreement proposed by the Buyer Parties. Our legal advisors again provided our directors a detailed review of their duties. Representatives of Sidley Austin reviewed the material terms of the proposed Merger Agreement with our board, a copy (together with an executive summary) of which had been provided to them in advance. Also at this meeting, Banc of America Securities reviewed with our board its financial analysis of the $20.50 per share Total Consideration and delivered to our board an oral opinion, which was confirmed by delivery of a written opinion, dated January 18, 2007, to the effect that, as of that date and based on and subject to the various assumptions and limitations described in its opinion, the $20.50 per share Total Consideration to be received by holders of our common shares as a result of the Sale Transaction was fair, from a financial point of view, to such holders.

The representatives of Houlihan Lokey then joined the meeting and reviewed with our board certain financial analyses prepared by them regarding our Company and the proposed transaction. Houlihan Lokey then issued its oral opinion (confirmed later in writing) to the effect that, as of January 18, 2007 and subject to the factors and assumptions set forth in the opinion, the consideration of $20.50 to be received by our stockholders pursuant to the Sale Transaction was fair, from a financial point of view, to such stockholders.

After deliberation and based upon the totality of the information presented and considered during its evaluation of the Sale Transaction and related agreements, our board unanimously approved and declared advisable and in the best interests of our Company and our stockholders the Merger Agreement, the Merger, the Asset Purchase Agreements and the Asset Sales and resolved to recommend approval by our stockholders of the Merger and the transactions contemplated by the Merger Agreement. Certain of the factors considered by our board are described in greater detail under the heading “Reasons for the Sale Transaction.”

Later in the evening on January 18, 2007, the relevant parties executed the Merger Agreement and related agreements and, before the trading markets opened on January 19, 2007, we and Morgan Stanley Real Estate issued a joint press release and Ashford issued its own press release announcing the execution of the Merger Agreement. The terms of the Merger Agreement are detailed below under the caption “The Merger Agreement.”

On February 16, 2007, our board of directors (other than Messrs. Hutchison and Griswold) met with our legal advisors to consider and unanimously approve certain amendments to agreements with Messrs. Hutchison, Griswold and Strickland that cancelled certain deferred shares held by them and thereafter, our full board of directors met with our legal advisors to consider the terms of the amendment to the Merger Agreement and unanimously approved such amendment. Mr. Bourne was not able to be present at the meetings on February 16, 2007 but reviewed the resolutions afterwards and approved of the actions taken at the meetings. When we refer to the unanimous approval of the amendment to the Merger Agreement in this proxy statement, we refer to the approval following Mr. Bourne’s later review of the resolutions. See “Interests of Our Directors and Executive Officers in the Sale Transaction.”

Reasons for the Sale Transaction

In its evaluation of the Sale Transaction and the Merger Agreement, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors which our board viewed as supporting its decision to approve the Sale Transaction and the Merger Agreement and to recommend approval of the Sale Transaction to our common stockholders:

•	the belief that the Sale Transaction was more favorable to our stockholders than other strategic alternatives available to us after considering indications of interest from other parties and conducting comprehensive reviews of strategic alternatives with our management and financial advisors during the previous several months;

•	the provision of our charter requiring us to liquidate our assets in an orderly fashion if a Listing is not completed by December 31, 2007 and the belief that the consideration that might be received by our stockholders in the event of such a liquidation would be less than the Total Consideration;

•	the extensive solicitation effort that was undertaken from October through December 2006 to explore a possible sale to third parties, which confirmed that valuations from such parties were higher than the estimated valuation in connection with an underwritten public offering and/or a Listing;

•	the consideration that the all cash Total Consideration would provide our stockholders with immediate fair value, in cash, for their investment in our stock, particularly in light of the lack of an active trading market for our common shares and the expectation that our common shares would trade below the per share Total Consideration if our stock underwent a Listing;

•	the course of negotiations between us and the Buyer Parties resulting in a Total Consideration price per common share that was higher than the original offer price from the Buyer Parties and higher than any other indications of interest received by the Company from third parties during our formal bid process;

•	the historically high multiples to EBITDA and funds from operations at which REIT and real estate merger and acquisition transactions recently have been executed, and the risk that those multiples might not be sustained, which could result in a decline in the value we might receive in a sale or merger regardless of our performance, noting that the Total Consideration resulted in an implied multiple of 2007 projected adjusted EBITDA of 13.4 to 13.6x and an implied 2007 projected nominal capitalization rate of 7.0% to 7.2%;

•	the current public equity trading conditions, including data indicating that shares of hotel lodging REITs were generally trading at prices below their net asset value;

•	the favorable conditions for private market sale transactions in the real estate markets generally and the hotel and resort sector specifically, as evidenced by historically low capitalization rates due to the relatively low interest rate environment and further evidenced by the recent number of large portfolio acquisitions and “take private” real estate transactions;

•	our Company’s future prospects, including market conditions, the future performance of our Company’s assets and the potential risks to successful execution of the Company’s business strategy;

•	the continuing threat of terror attacks and geopolitical events and the resulting impact of the occurrence or escalation of such events upon the travel and tourism industry and the corresponding affect on our ability to continue to meet our obligations and make quarterly distributions;

•	the relatively high probability that the Sale Transaction would be completed based on, among other things, the Buyer Parties’ ability in the past to complete large acquisition transactions on the agreed terms, the Buyer Parties’ extensive experience in the real estate industry, the lack of a financing condition, and MSREF V’s and Ashford’s joint and several $300 million guaranty of the acquisition entities’ obligations under the Merger Agreement;

•	the uncertainty associated with the execution of, and the trading price of our common shares following, an underwritten public offering or a Listing, including uncertainty due to the large number of unredeemed common shares pending in the redemption queue under our Redemption Plan, which we believe could have yielded significant downward pricing pressure immediately following the commencement of trading in our common shares;

•	the receipt by the Buyer Parties of executed commitment letters from the Buyer Parties’ sources of debt and equity financing for the Sale Transaction, particularly the level of commitment and the reputation of the sources and our judgment of the likelihood of such financings being completed;

•	the terms and conditions of the Merger Agreement, and that such terms were the product of arm’s-length negotiations between the parties;

•	the opinion of Banc of America Securities, including its financial presentation, dated January 18, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $20.50 per share Total Consideration to be received by holders of our common shares as a result of the Sale Transaction, as more fully described below in the section entitled “Opinion of Banc of America Securities LLC;”

•	the opinion of Houlihan Lokey, including its financial presentation, dated January 18, 2007, to our board of directors as to the fairness, from a financial point of view as of the date of the opinion, of the $20.50 per share Total Consideration to be received by the holders of our common shares, as more fully described below in the section entitled “Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.;”

•	our ability under the Merger Agreement, in certain circumstances, to consider and respond to an unsolicited acquisition proposal, and if, after consultation with our legal counsel and financial advisors, our board determines in good faith that such acquisition proposal is a superior proposal, and, if the Buyer Parties choose not to make improvements to the Merger Agreement to make it superior, our ability to accept such proposal after terminating the Merger Agreement and paying a termination fee of $145 million plus reimbursement of certain expenses;

•	our management team’s recommendation in favor of the Sale Transaction to our board;

•	the applicability of dissenters’ rights for our stockholders in respect of the Merger under Maryland law;

•	the uncertainty and associated disruption to our business and operations in connection with requesting our stockholders to approve an extension of the December 31, 2007 Listing deadline, including the uncertain impact of the exercise of dissenters’ rights in connection with such extension; and

•	the condition that the Sale Transaction is subject to the approval of our common stockholders.

Our board also considered the following potentially negative factors in its deliberations concerning the Sale Transaction and the Merger Agreement:

•	the Sale Transaction would preclude our stockholders from having the opportunity to participate in the future performance of our assets, future earnings growth, future appreciation of the value of our common shares or future dividends that could be expected if our business plan were successfully implemented and our common shares underwent a Listing or an extension of the December 31, 2007 Listing deadline was secured;

•	the significant costs involved in connection with entering into and completing the Sale Transaction and the substantial time and effort of management required to consummate the Sale Transaction and related disruptions to the operation of our business;

•	the restrictions on the conduct of our business prior to the completion of the Sale Transaction, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the Sale Transaction;

•	the consideration that the pending Sale Transaction or failure to complete the Sale Transaction may cause substantial harm to relationships with our employees and may divert management and employee attention away from the day to day operation of our business;

•	our inability to solicit competing acquisition proposals and the possibility that the $145 million termination fee payable by us upon the termination of the Merger Agreement and the Buyer Parties’ ability under the Merger Agreement to revise their proposal in response to any unsolicited competing proposal could discourage other potential bidders from making a competing bid to acquire us;

•	the likelihood that an all cash Total Consideration would be a taxable transaction to certain of our stockholders for U.S. federal income tax purposes and, in certain cases, could result in certain of our stockholders paying income taxes at a tax rate higher than the lowest capital gains tax rate on a portion of their proceeds;

•	the limitations contained in the Merger Agreement on our ability to declare and pay dividends (other than the Special Dividend) prior to the consummation of the Sale Transaction;

•	our inability, except in limited circumstances, to take action to cause specific performance or require the Buyer Parties to complete the Sale Transaction, and our exclusive remedy for such failure to complete the Sale Transaction being to seek damages up to the amount of MSREF V’s and Ashford’s joint and several $300 million guaranty; and

•	the consideration that some of our directors and executive officers may have interests in the Sale Transaction that are different from, or in addition to, our stockholders (see “— Interests of Our Directors and Executive Officers in the Sale Transaction” on page 47).

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board. In reaching its decision to approve the Sale Transaction and the Merger Agreement, our board did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors, by unanimous vote, has approved the Sale Transaction and the Merger Agreement and has declared the Sale Transaction and the Merger Agreement advisable and in the best interests of the Company and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the Sale Transaction and “FOR” the approval of any adjournment of the special meeting for the purpose of soliciting additional proxies.

Opinion of Banc of America Securities LLC

We have retained Banc of America Securities to act as our financial advisor in connection with the Sale Transaction. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected Banc of America Securities to act as our financial advisor in connection with the Sale Transaction on the basis of Banc of America Securities’ experience in similar transactions, its reputation in the real estate sector and investment community and its familiarity with us.

On January 18, 2007, at a meeting of our board of directors held to evaluate the Sale Transaction, Banc of America Securities delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated January 18, 2007, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the $20.50 per share Total Consideration to be received by holders of our common shares as a result of the Sale Transaction was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ written opinion to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common shares are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to our board of directors for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the $20.50 per share Total Consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the Sale Transaction and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the Sale Transaction.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	reviewed certain financial forecasts relating to the Company prepared by the Company’s management;

•	discussed the past and current operations, financial condition and prospects of the Company with the Company’s senior executives;

•	compared the financial performance of the Company with that of certain publicly traded companies that Banc of America Securities deemed relevant;

•	compared the financial terms of the Sale Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of the Company, the Buyer Parties and their respective advisors;

•	reviewed the Merger Agreement (prior to its amendment) and related documents;

•	considered the results of Banc of America Securities’ efforts to solicit, at the Company’s direction, indications of interest and proposals from third parties with respect to a possible acquisition of the Company; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information it reviewed. With respect to the financial forecasts relating to the Company prepared by the Company’s management, Banc of America Securities assumed, at the Company’s direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the Company’s future financial performance. Banc of America Securities did not make any independent valuation or appraisal of the Company’s assets or liabilities and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities also assumed, with the Company’s consent, that the Sale Transaction would be consummated as provided in the Merger Agreement, with full satisfaction of all covenants and conditions set forth in the Merger Agreement and without any waivers thereof (except for such waivers that would not have any adverse effect on the Sale Transaction or Banc of America Securities’ analyses). Banc of America Securities also assumed, with the Company’s consent, that all third party consents, approvals and agreements necessary for the consummation of the Sale Transaction would be obtained without any adverse effect on the Company or the Sale Transaction.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the Sale Transaction (other than the Total Consideration to the extent expressly specified in its opinion) including, without limitation, the form or structure, or tax or accounting aspects, of the Sale Transaction. Banc of America Securities expressed no view or opinion as to the relative merits of the Sale Transaction in comparison to other transactions available to the Company or in which the Company might engage or as to whether any transaction might be more favorable to the Company as an alternative to the Sale Transaction, nor did Banc of America Securities express any opinion as to the underlying business decision of our board of directors to proceed with or effect the Sale Transaction. In addition, Banc of America Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Sale Transaction. Except as described above, the Company imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to our board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses set forth below, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Selected Publicly Traded Company Analysis

Banc of America Securities reviewed publicly available financial and stock market information for the following five publicly traded companies in the hotel and resort industry:

•	DiamondRock Hospitality Company

•	Host Hotels & Resorts, Inc.

•	LaSalle Hotel Properties

•	Strategic Hotels & Resorts, Inc.

•	Sunstone Hotel Investors, Inc.

Banc of America Securities reviewed enterprise values of the selected companies, calculated as fully-diluted equity market value based on closing stock prices on January 17, 2007, plus net debt and minority interests, less cash and cash equivalents, as a multiple of estimated calendar year 2007 earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Banc of America Securities then applied a range of selected multiples of calendar year 2007 EBITDA derived from the selected publicly traded companies to the Company’s estimated calendar year 2007 adjusted EBITDA, calculated as EBITDA plus the portion of the Company’s unallocated expenses related to furniture, fixtures and equipment expenditures, plus net membership cash flows from the Company’s iconic hotels and less the Company’s income from threshold guarantee funding and any base fee waiver. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Estimated financial data of the Company were based on internal estimates of the Company’s management. This analysis indicated the following implied per share equity reference range for the Company, as compared to the $20.50 per share Total Consideration:

Implied per Share Equity
Reference Range for the Company	Per Share Total Consideration

$16.00 - $19.00	$20.50

No company or business used in this analysis is identical or directly comparable to the Company or the Company’s business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which the Company was compared.

Selected Precedent Transaction Analysis

Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following seven selected transactions in the hotel and resort industry:

Acquisition Date	Acquiror	Target

12/2004	The Blackstone Group	Boca Resorts, Inc.
6/2005	The Blackstone Group	Wyndham International, Inc.
11/2005	The Blackstone Group	La Quinta Corporation
11/2005	Host Marriott Corporation	Hotel portfolio of Starwood Hotels & Resorts Worldwide, Inc.
12/2005	Hilton Hotels Corporation	Hilton Group plc
1/2006	Kingdom Hotels International and Colony Capital, LLC	Fairmont Hotels & Resorts Inc.
2/2006	The Blackstone Group	MeriStar Hospitality Corporation
8/2006	Westmont Hospitality Group, Inc.	Boykin Lodging Company

Banc of America Securities reviewed transaction values of the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus net debt and minority interests, less cash and cash equivalents, as a multiple of estimated forward 12 months EBITDA. Banc of America Securities then applied a range of selected multiples of forward 12 months EBITDA derived from the selected transactions to the Company’s estimated calendar year 2007 adjusted EBITDA. Multiples for the selected transactions were based on publicly available information. Estimated financial data of the Company were based on internal estimates of the Company’s management.

This analysis indicated the following implied per share equity reference range for the Company, as compared to the $20.50 per share Total Consideration:

Implied per Share Equity
Reference Range for the Company	Per Share Total Consideration

$17.00 - $20.00	$20.50

No company, business or transaction used in this analysis is identical or directly comparable to the Company, the Company’s business or the Sale Transaction. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the Sale Transaction were compared.

Net Asset Valuation Analysis

Banc of America Securities performed a net asset valuation of the Company to calculate the estimated value of the Company’s income-producing properties, including the Company’s iconic and non-iconic hotels, and other assets and liabilities based on financial information provided by the Company’s management.

•	With respect to the Company’s iconic hotels, Banc of America Securities, among other things, applied a range of multiples of 12.0x to 13.0x to such properties’ calendar year 2007 estimated hotel-level economic EBITDA, calculated as EBITDA before taking into account the Company’s corporate-level selling, general and administrative expenses and less the Company’s income from threshold guarantee funding and any base fee waiver. With respect to the net membership cash flows from the Company’s iconic hotels, Banc of America Securities performed a discounted cash flow analysis as more fully described below under the “Discounted Cash Flow Analysis;”

•	With respect to the Company’s non-iconic hotels, Banc of America Securities, among other things, applied a range of multiples of 10.5x to 11.5x to such properties’ calendar year 2007 estimated hotel-level economic EBITDA; and

•	With respect to the Company’s unallocated hotel and resort expenses, Banc of America Securities applied a range of multiples of 11.63x to 12.63x to the Company’s calendar year 2007 estimated hotel-level economic EBITDA related to such expenses.

This analysis indicated the following implied per share equity reference range for the Company, as compared to the $20.50 per share Total Consideration:

Implied per Share Equity
Reference Range for the Company	Per Share Total Consideration

$18.00 - $21.00	$20.50

Discounted Cash Flow Analysis

Banc of America Securities performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company could generate during fiscal years 2007 through 2011 based on internal estimates of the Company’s management. For purposes of this analysis, the estimated present value of net membership cash flows that could be generated from the Company’s iconic hotels during that period were separately calculated and then added to the result derived for the Company excluding such net membership cash flows in order to derive an overall equity reference range for the Company.

•	Free Cash Flows (Excluding Net Membership Cash Flows). With respect to the Company’s free cash flows excluding net membership cash flows, Banc of America Securities calculated a range of estimated terminal values by applying a range of EBITDA terminal value multiples of 9.5x to 11.5x to the Company’s fiscal year 2012 estimated EBITDA. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 9.0% to 11.0%.

•	Net Membership Cash Flows. With respect to the Company’s net membership cash flows, Banc of America Securities calculated an estimated terminal value by applying a 0% perpetuity growth rate to the Company’s fiscal year 2012 estimated net membership cash flows, less the present value of associated membership deposit liability. The present value of the cash flows and terminal value were then calculated using a 12% discount rate.

This analysis indicated the following implied per share equity reference range for the Company, as compared to the $20.50 per share Total Consideration:

Implied per Share Equity
Reference Range for the Company	Per Share Total Consideration

$15.00 - $23.00	$20.50

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to our board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. The estimates of the Company’s future performance provided by the Company’s management in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness of the Total Consideration from a financial point of view, and were provided to our board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of the Company.

The type and amount of consideration payable in the Sale Transaction were determined through negotiations between the Company and the Buyer Parties, rather than by any financial advisor, and were approved by our board of directors. The decision to enter into the Merger Agreement was solely that of our board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the proposed Sale Transaction and should not be viewed as determinative of the views of our board of directors or management with respect to the Sale Transaction or the Total Consideration.

We have agreed to pay Banc of America Securities for its services in connection with the Sale Transaction an aggregate fee of approximately $12.5 million, a portion of which was payable upon the rendering of Banc of America Securities’ opinion, a portion of which was payable upon the execution of the Merger Agreement and a significant portion of which is contingent upon the consummation of the Sale

Transaction. We also have agreed to reimburse Banc of America Securities for certain reasonable out-of-pocket expenses, including reasonable fees and disbursements of Banc of America Securities’ counsel, incurred in connection with Banc of America Securities’ engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities or its affiliates in the past have provided and in the future may provide financial advisory and financing services to the Company and certain of the Company’s current or former affiliates and Banc of America Securities has received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (i) lead arranger, book manager, book runner, agent and/or lender for certain credit facilities of the Company and certain of the Company’s current or former affiliates, (ii) financial advisor to the Company and certain of the Company’s current and former affiliates in connection with certain mergers and acquisitions transactions and (iii) manager and/or book runner for certain debt and equity offerings by certain current or former affiliates of the Company. In the ordinary course of business, Banc of America Securities and its affiliates may actively trade or hold securities or loans of the Company, certain of the Company’s current or former affiliates, Ashford and certain affiliates of Morgan Stanley Real Estate, and may actively trade and hold loans of Morgan Stanley Real Estate, for Banc of America Securities’ and such affiliates’ own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

On January 14, 2007, we retained Houlihan Lokey, on behalf of and to serve as financial advisor to our board of directors. In connection with the services contemplated by Houlihan Lokey’s engagement agreement with the Company, our board of directors requested that Houlihan Lokey provide financial advisory services in connection with the board of director’s consideration of the Sale Transaction and render to it a written opinion as to whether the Total Consideration to be received by the holders of our common shares in the Sale Transaction was fair to the Company’s stockholders from a financial point of view.

The Company chose to retain Houlihan Lokey to serve as financial advisor to the board of directors based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with mergers, acquisitions, recapitalizations and similar transactions, and because of Houlihan Lokey’s prior experience with and knowledge of the Company. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. On January 18, 2007, Houlihan Lokey delivered its oral opinion to our board of directors, which was confirmed by delivery of a written opinion dated January 18, 2007, that, as of the date of the opinion, on the basis of its analysis summarized below and subject to the limitations described below and in the written opinion the Total Consideration to be received by the holders of our common shares in connection with the Sale Transaction was fair to our stockholders from a financial point of view. Prior to issuance of the written opinion, Houlihan Lokey made a presentation to our board of directors in which it outlined its analysis of the proposed transaction and rendered its oral opinion to our board of directors.

The full text of Houlihan Lokey’s opinion, which is attached as Appendix C to this proxy statement and is incorporated herein by reference, describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion. The opinion does not constitute a recommendation to the board of directors or any of our stockholders on whether or not to support the Sale Transaction and does not constitute a recommendation to any stockholder on whether or not to vote in favor of or against any matter related to the Sale Transaction. The opinion was furnished for the benefit of the board of directors in evaluating the Sale Transaction, and, by its terms, may not be relied upon by any other person without the written consent of Houlihan Lokey, except to the extent required by applicable law. The summary of Houlihan Lokey’s opinion in this statement is qualified in its entirety by reference to the full text of its opinion. The Company’s stockholders are urged to read the opinion carefully and in its entirety.

As compensation to Houlihan Lokey for its services in connection with the Sale Transaction, the Company agreed to pay Houlihan Lokey reasonable and customary fees. No portion of the Houlihan Lokey fee or its right to expense reimbursement is contingent upon the successful completion of the Sale Transaction or the conclusions reached in the Houlihan Lokey opinion. In addition, regardless of whether the Sale Transaction is consummated, the Company also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws, that arise out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for its reasonable expenses.

Houlihan Lokey has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Sale Transaction or any alternatives to the Sale Transaction, (b) negotiate the terms of the Sale Transaction or the financing for the Sale Transaction, or (c) advise the board of directors, the Company, or any other party with respect to alternatives to the Sale Transaction. The opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the Merger Agreement. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring after the date of the opinion. Houlihan Lokey has not considered, nor does Houlihan Lokey express any opinion therein with respect to, the prices at which the Company’s common shares has traded or may trade at any time.

Houlihan Lokey was not requested to opine as to, and did not address, among other things:

•	the underlying business decision of the Company, the board of directors of the Company, the Company’s stockholders or any other party to proceed with or effect the Sale Transaction;

•	the terms of any arrangements, understandings, agreements or documents related to, or the form or any portion or aspect of, the Sale Transaction or otherwise, except as expressly addressed in the opinion;

•	the fairness of any portion or aspect of the Sale Transaction to the Company, holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in the opinion;

•	the relative merits of the Sale Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage;

•	the tax or legal consequences of the Sale Transaction to either the Company, its security holders, or any other party;

•	the fairness of any portion or aspect of the Sale Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst such classes or groups of security holders);

•	whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Sale Transaction; or

•	the solvency, creditworthiness or fair value of the Company or any other participant in the Sale Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. In addition, Houlihan Lokey relied, with the consent of the Company and the board of directors, on the assessment and on the assumptions by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Sale Transaction.

Furthermore, Houlihan Lokey has not been requested to make, and has not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. In addition, Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any other party is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or any other party is a party or may be subject. At the discretion and with the consent of the Company and the board of directors, Houlihan Lokey’s opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations, the possible assertions of claims, outcomes or damages arising out of any such matters. In connection with its opinion, Houlihan Lokey undertook such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed the Company’s annual reports to stockholders on Form 10-K for the three fiscal years ended December 31, 2005, and quarterly reports on Form 10-Q for the quarter ended September 30, 2006, which the Company’s management has identified as being the most current financial statements available;

•	spoke with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Sale Transaction;

•	spoke with representatives of the Company’s counsel regarding the Company, the Sale Transaction, and related matters;

•	spoke with representatives of the Company’s financial advisors, Banc of America Securities and UBS, regarding the Company’s sale process;

•	reviewed the following agreements and documents:

•	a draft of the Merger Agreement, dated January 18, 2007, including exhibits thereto;

•	commitment letters and term sheets from Wachovia Bank, National Association and its affiliates for the benefit of Ashford relating to the financing of the Ashford Purchaser Asset Sale;

•	commitment letter from certain affiliates of Morgan Stanley for the benefit of MS Parent relating to the financing of the Sale Transaction;

•	the Company’s October 2006 Confidential Information Memorandum; and

•	certain materials and information provided by the Company’s board of directors.

•	reviewed consolidated financial information for the fiscal years ended December 31, 2004 and 2005, and projected pro-forma financial results for the fiscal years ending December 31, 2006 through 2011, referred to as the “Corporate Model” which was prepared by the management of the Company;

•	reviewed the historical prices for the Company’s securities relating to the dividend reinvestment plan and relating to the redemption program;

•	reviewed the historical market prices and trading volume for the past year for certain publicly traded companies which Houlihan Lokey deemed relevant;

•	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that Houlihan Lokey deemed relevant; and

•	conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

ANALYSES

The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix C to this proxy statement. You are urged to read the full text of the opinion carefully and in its entirety.

In connection with rendering its opinion, Houlihan Lokey performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Such an opinion is not, therefore, readily susceptible to summary description. Furthermore, in arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that consideration of any portion of such analyses and factors, without consideration of all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. None of the Company, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Houlihan Lokey in connection with the delivery of its opinion to the board of directors. The financial analyses summarized below were based upon market prices as of January 17, 2006 unless otherwise noted. The financial analyses summarized below include information presented in tabular format. In order fully to understand the financial analyses used by Houlihan Lokey, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Consideration of any portion of such analyses and the factors considered, without consideration of all analyses and factors, could create a misleading or incomplete view of the process underlying the Houlihan Lokey opinion.

The Company Valuation Analysis

In order to determine the fairness of the Total Consideration from a financial point of view to be received by the Company’s stockholders in connection with the Sale Transaction, Houlihan Lokey determined a range of values of the Company’s common shares and compared such estimated valuation ranges to the consideration to be paid to the Company’s stockholders in connection with the Sale Transaction. In order to determine such range of values for the Company’s common shares, Houlihan Lokey performed a variety of analyses, including those described below.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

•	Enterprise Value or EV — the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) and minority interests as of a specified date.

•	Market Value of Equity or MVE — the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities).

•	Net Operating Income or NOI — the amount of the relevant company’s earnings from operations after operating expenses, but before corporate selling, general, and administrative expenses for a specified time period.

•	EBITDA — the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

•	Membership Income Analysis — because NOI and EBITDA figures do not include the net membership cash flows from the Company’s membership program, these cash flows were valued separately by applying the selected multiple to the selected net membership cash flow based on the historical and projected net membership cash flows.

Market Multiple Approach

Houlihan Lokey reviewed certain financial, operating and stock market information of comparable publicly traded real estate investment trusts, or REITs and C-Corporations, that were engaged in the ownership of hotel assets. The comparable REITs consisted of Ashford Hospitality Trust Inc., DiamondRock Hospitality Co., Felcor Lodging Trust Inc., Hospitality Properties Trust, Host Hotels & Resorts Inc., Lasalle Hotel Properties, Strategic Hotels & Resorts Inc., and Sunstone Hotel Investors Inc. The comparable C-Corporations consisted of Choice Hotels International Inc., Four Seasons Hotels Ltd., Hilton Hotels Corp., Intercontinental Hotels, Marriott International Inc., and Starwood Hotels & Resorts.

Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information. Based upon consensus earnings forecasts for the comparable public companies identified above, Houlihan Lokey calculated (i) capitalization rates of enterprise value to estimated NOI for 2006, (ii) capitalization rates of enterprise value to projected NOI for 2007, (iii) capitalization rates of enterprise value to projected NOI for 2008, (iv) multiples of enterprise value to estimated EBITDA for 2006, (v) multiples of enterprise value to projected EBITDA for 2007, and (vi) multiples of enterprise value to projected EBITDA for 2008.

	2006		2006	2007		2007	2008		2008
			EV to			EV to			EV to
	EV to		NOI	EV to		NOI	EV to		NOI
	EBITDA		(Cap Rate)	EBITDA		(Cap Rate)	EBITDA		(Cap Rate)

REITs
Low	11.5	x	6.4%	9.4	x	7.8%	8.6	x	8.5%
High	17.0	x	9.5%	13.6	x	12.0%	12.4	x	13.1%
Mean	14.1	x	7.9%	11.5	x	9.5%	10.7	x	10.2%
Median	13.9	x	7.8%	11.3	x	9.3%	10.5	x	10.0%

C-Corps
Low	12.9	x	4.1%	12.0	x	4.8%	10.8	x	5.5%
High	44.5	x	10.3%	36.3	x	11.0%	29.9	x	12.2%
Mean	20.0	x	8.1%	17.6	x	8.7%	15.2	x	9.8%
Median	15.7	x	8.4%	14.1	x	8.9%	12.4	x	9.9%

Results of Market Multiple Approach

Houlihan Lokey derived total enterprise value indications for the Company by applying selected estimated 2006 EBITDA, projected 2007 EBITDA and projected 2008 EBITDA multiples to the Company’s estimated 2006 EBITDA, projected 2007 EBITDA and projected 2008 EBITDA. Based on the above, the resulting indications of the total enterprise value for the Company range from approximately $5,730.0 million to $6,160.0 million, after appropriate adjustments. After subtracting net debt, the resulting indications of the price per share for the Company range from approximately $16.77 to $19.48 per share.

Due to the inherent differences between the business, operations and prospects of the Company and the businesses, operations and prospects of each of the companies included in the comparable company analysis, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and, accordingly, also made certain qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the comparable company analysis that would affect the public trading values of each.

Comparable Transaction Approach

This comparable transaction valuation approach involves comparing the Company to certain other companies engaged in a similar line of business that have been sold, yielding pricing information regarding the value of such companies. The transactions were selected solely by Houlihan Lokey and based on the target companies in the selected transactions which Houlihan Lokey deemed to be comparable to the Company or to be engaged in lines of business comparable to the lines of business in which the Company is engaged. By considering the price of such companies’ transaction determined values, and the resulting valuation metrics as measured by the multiple of EBITDA that the transaction value represents, this valuation approach is meant to reflect the sentiment of acquirers.

Accordingly, in connection with this analysis, Houlihan Lokey reviewed certain publicly available financial information regarding transactions with close dates during 2004, 2005, 2006, and through January 17, 2007 for (i) REITs in all sectors and (ii) lodging REITs and real estate operating companies. This analysis resulted in indicated median and mean multiples for REIT transactions of 15.0x EBITDA and 15.1x EBITDA, a low multiple of 6.1x EBITDA and a high multiple of 18.9x EBITDA and median and mean multiples for the lodging transactions of 13.2x and 13.5x EBITDA, a low multiple of 11.3x EBITDA and a high multiple of 18.1x EBITDA. Houlihan Lokey then applied a selected multiple based on the range of data from the comparable industry transactions to the Company’s estimated 2006 EBITDA to arrive at a total enterprise value range for the Company of $6,030.0 million to $6,450.0 million, after appropriate adjustments. After subtracting net debt, the resulting indications of the price per share for the Company range from approximately $18.66 to $21.30 per share.

Houlihan Lokey noted that the reliability of this valuation approach is dependent upon the similarity of the selected transactions to the contemplated transactions.

Discounted Cash Flow Approach

Houlihan Lokey performed a discounted cash flow analysis based upon forecasts prepared by the management of the Company for fiscal years 2007 through 2011. Houlihan Lokey discounted to present value the projected stream of Net Debt-Free Cash Flows, which is defined as EBITDA plus non-cash amortization of stock compensation expense, Hilton capital expenditure funding, and threshold guarantee funding less capital expenditures and income taxes. Houlihan Lokey calculated the net present value of cash flows for the projected periods using a discount rate range of 8.50 percent to 10.50 percent (using 9.50 percent as the midpoint). The terminal value was calculated based upon exit multiples of EBITDA of 10.5x to 11.5x and terminal cap rates ranging from 9.00 percent to 10.00 percent and was discounted to a present value based upon the same range of discount rates.

Overall Results of Discounted Cash Flow Analysis

Based on the above, Houlihan Lokey calculated total enterprise value for the Company using the EBITDA exit multiple method ranging from $6,130.0 million to $6,600.00 million, after appropriate adjustments and using the cap rate exit method ranging from $5,740.0 million and $6,200.0 million, after appropriate adjustments. Using the low and high value of the above ranges results in a total enterprise value for the Company from $5,740.0 million to $6,600.0 million. After subtracting net debt, the resulting indications of the price per share for the Company range from approximately $16.84 to $22.24 per share.

Net Asset Value Approach

Houlihan Lokey reviewed the underlying assumptions used by our management to arrive at our management’s estimated net asset value range for each of the Company’s properties. Specifically, Houlihan Lokey reviewed management’s asset values and implied capitalization based upon management forecasted NOI for the latest fiscal year (2006). Houlihan Lokey compared the capitalization rates implied for each asset to publicly available capitalization rate data for the hotel brands associated with the Company’s assets. Houlihan Lokey noted that the capitalization rates implied by our management’s asset values were within relevant ranges of capitalization rates indicated by the publicly available data.

Houlihan Lokey also noted that our management’s range of estimated market value of the Company’s properties indicated an enterprise value ranging from $5,780.0 million to $6,690.0 million. On a market value of equity basis, this approach implied a value range of $17.09 to $22.81 per share. In addition, Houlihan Lokey applied a trading discount based on information from comparable publicly traded lodging REITs. Houlihan Lokey noted that using a net asset value approach that takes into account a trading discount indicated an enterprise value ranging from $5,350.0 million to $6,190 million (after appropriate adjustments). On a market value of equity basis, this adjusted approach implied a value range of $15.83 to $21.11 per share.

Determination of Fairness

Based upon and subject to the foregoing, and in reliance thereon, it is Houlihan Lokey’s opinion that, as of January 18, 2007, the Total Consideration to be received by the Company’s stockholders in connections with the Sale Transaction was fair to the holders of the Company’s common shares from a financial point of view.

Assumptions

In arriving at its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Houlihan Lokey, and Houlihan Lokey has assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the future financial results and condition of the Company, and Houlihan Lokey expresses no opinion with respect to such forecasts and projections or the assumptions on which they are based. Houlihan Lokey has relied upon and assumed, without independent verification, that all pro-forma statements provided by the Company are accurate and complete, and do not assume any responsibility with respect to such data. Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to Houlihan Lokey, and that there are no information or facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey has not considered any aspect or implication of any transaction to which the Company is a party (other than the Sale Transaction).

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement, and all other related documents and instruments reviewed by Houlihan Lokey or that are otherwise referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Sale Transaction will be satisfied without waiver thereof and (d) the Sale Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Sale Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Sale Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company, or any expected benefits of the Sale Transaction. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft documents identified above would not differ in any material respect from such draft documents.

Financing

In connection with the Sale Transaction, holders (other than dissenting stockholders and, in the case of the Per Share Merger Consideration, MS Parent or any wholly-owned subsidiary of MS Parent) of our common shares and deferred share awards will receive in the aggregate approximately $3.27 billion. MS Parent will cause holders of our common shares (other than dissenting stockholders and, in the case of the Per Share Merger Consideration, MS Parent or any wholly-owned subsidiary of MS Parent) to be paid the aggregate Total Consideration less the Special Dividend Amount at the effective time of the Merger. MS Parent will also cause MS Purchaser to pay the Company approximately $1.7 billion, subject to adjustment based on the actual properties sold to MS Purchaser, in connection with the purchase of the properties subject to the Sale Agreement with MS Purchaser and the MS Buyer Parties will assume approximately $1.5 billion in debt in connection with the Sale Transaction. Ashford Purchaser will pay the Company approximately $2.0 billion and assume approximately $500 million in existing property level debt in connection with the purchase of the properties subject to the Sale Agreement with Ashford Purchaser. The estimated gain on account of the two Asset Sales will be included in the Special Dividend Amount. Our revolving credit facility will be repaid and retired in connection with the Sale Transaction and our mortgage loan agreements and secured debt will be repaid or remain outstanding. As of December 31, 2006, we had an aggregate of approximately $3.66 billion of outstanding indebtedness under our revolving credit facility, mortgage loan agreements and secured debt.

In connection with the execution and delivery of the Merger Agreement, MS Parent obtained a debt commitment letter from Morgan Stanley Mortgage Capital Inc. providing for a commitment of debt financing in an aggregate principal amount of up to $995.3 million. In addition, MS Parent obtained a preferred equity commitment letter from Morgan Stanley Asset Funding Inc. providing for a preferred equity investment in MS Parent in the aggregate amount of approximately $1.08 billion. Certain funds managed by Morgan Stanley Real Estate will contribute up to approximately $410 million of equity to MS Parent, which amount will be used to fund the aggregate Per Share Merger Consideration and purchase price for the properties subject to the Sale Agreement with MS Purchaser not covered by the debt and preferred equity commitments. In addition to the payment of the Per Share Merger Consideration and the purchase price for the properties subject to the Sale Agreement with MS Purchaser, the funds to be advanced under the MS Parent commitment letters will be used for purposes such as reserves, the tenders for, or refinancing of, our existing debt, and for other costs and expenses related to the Sale Transaction. MS Parent has informed the Company that it currently believes that the funds to be borrowed under the debt commitment letter are to be secured by, among other things, a first priority mortgage lien on certain hotel properties which are wholly-owned or ground leased by us, and escrows, reserves, a cash management account, a first priority pledge of and security interest in any mezzanine borrower’s interests and such other pledges and security required by the lender to secure and perfect their interest in the collateral.

To finance Ashford Purchaser’s acquisition of the properties subject to the Sale Agreement with Ashford Purchaser, Ashford and its subsidiaries have received commitments from Wachovia Bank, National Association and its affiliates for financing in an aggregate amount of approximately $2.2 billion, in the form of debt financing consisting of a revolving credit facility, a term loan and commercial mortgage-backed securities in an amount of approximately $2.0 billion and the sale of redeemable preferred stock for a purchase price of $200 million. Ashford currently intends to utilize approximately $2.0 billion of the approximately $2.2 billion aggregate commitments to finance a portion of the $2.5 billion purchase price; the remaining approximately $500 million of purchase price consists of assumption of debt. Certain of the proceeds under the revolving credit facility will be available for the general corporate purposes of one of Ashford’s subsidiaries, with the remainder of the proceeds to be used solely to finance the acquisition of the properties subject to the Sale Agreement with Ashford Purchaser. The credit facility and term loan will be guaranteed by Ashford and certain of its subsidiaries, and the commercial mortgage-backed securities will be secured by mortgages on certain of the properties subject to the Sale Agreement with Ashford Purchaser.

The MS Parent and Ashford Purchaser commitment letters terminate on July 1, 2007. The financings are conditioned on the Sale Transaction being completed and other customary conditions for similar financings.

The counterparties to the commitment letters have the right to terminate the commitment letters upon a material adverse effect with respect to the Company.

The Merger Agreement does not contain a financing condition or a “market MAC” condition to the closing of the Sale Transaction. Under the terms of the Merger Agreement, each of MS Parent and Ashford Purchaser agreed to use their respective reasonable best efforts to arrange their financings on the terms and conditions described in their respective commitment letters. In the event that any portion of either MS Parent’s or Ashford Purchaser’s financing becomes unavailable on the terms and conditions contemplated in the commitment letters, MS Parent or Ashford Purchaser, as applicable, is obligated to use its reasonable best efforts to arrange to obtain that portion from alternative sources on comparable or more favorable terms (as determined in the reasonable judgment of Parent or Ashford, as the case may be). Each of MS Parent and Ashford Purchaser is obligated to keep us informed of the status of its efforts to arrange their respective financing and to give us prompt notice of any material breach by any party of the commitment letters or of any termination of the commitment letters. Before it permits any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the commitment letters which would or would be reasonably expected to materially and adversely affect or delay in any material respect the Buyer Parties’ ability to consummate the Sale Transaction, MS Parent or Ashford Purchaser, as applicable, must first obtain our written consent (which shall not be unreasonably withheld or delayed). With certain exceptions, we have agreed to provide, and to cause our subsidiaries and our and their representatives to provide, all reasonable cooperation in connection with the arrangement of the equity bridge and debt financing as may be reasonably requested by MS Parent or Ashford Purchaser.

Guaranty and Remedies

In connection with the entry into the Merger Agreement, MSREF V and Ashford, which we collectively refer to as the Guarantors, have jointly and severally guaranteed the punctual and complete payment when due of the payment obligations, and the timely performance when required of all other obligations, of each Buyer Party that arise under the Merger Agreement to the Company and/or its subsidiaries, in an aggregate amount not to exceed $300 million. The liabilities of the Guarantors under the guaranty are limited solely to monetary payments. Upon payment or performance of the guaranteed obligations owing to the Company, the Guarantors will be subrogated to the rights of the Company against the Buyer Parties, provided, however, the Guarantors have agreed not to exercise any such right of subrogation or similar right until the guaranteed obligations are paid and performed in full. The guaranty will terminate upon the earliest of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement by mutual written consent of MS Parent and the Company, (iii) the termination of the Merger Agreement by MS Parent or the Company on or after July 1, 2007 (except if the terminating party’s failure to fulfill an obligation or other breach under the Merger Agreement has materially contributed to, or resulted in, the failure of the Merger to occur on or before July 1, 2007) or (iv) any other termination of the Merger Agreement other than where the Buyer Parties have liability under the Merger Agreement to the Company.

Except in very limited instances, we are not entitled to seek an injunction or specific performance with respect to the Merger Agreement, and we cannot require any Buyer Party to complete the Sale Transaction. The Buyer Parties can, however, seek an injunction and specific performance with respect to the Merger Agreement, including by requiring us to complete the Sale Transaction (in accordance with the terms of the Merger Agreement and the Asset Sale Purchase Agreements).

In addition, to the extent the Company or our subsidiaries incur losses or damages in connection with the Merger Agreement prior to the consummation of the first Asset Sale, the maximum liability of the Buyer Parties and the Guarantors is limited to $300 million (which, except in very limited instances, is the sole and exclusive remedy). Following the consummation of the first Asset Sale, all of the Buyer Parties will be jointly and severally liable for any damages incurred by us as a result of a breach by any of them of their covenants to complete the Merger. We are entitled to seek specific performance of the Buyer Parties’ covenants to complete the Merger once the Asset Sales have been consummated as well as certain covenants regarding confidentiality and publicity.

Interests of Our Directors and Executive Officers in the Sale Transaction

In considering the recommendation of our board of directors, you should be aware that our directors and our executive officers have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the Merger. See “— Background of the Sale Transaction.”

In connection with the Company becoming self advised and managed, we entered into employment agreements with each of Messrs. Hutchison, Griswold, Strickland, Bloom, McMullen, Verbaas and Patten. The compensation committee of our board of directors, which is comprised entirely of independent directors, negotiated the terms of these employment agreements with the assistance of a compensation consultant and independent outside counsel to the special committee of our board formed in connection with the Advisor Merger. Additionally, our executive officers were granted certain deferred share awards, as discussed below. The entry into the employment agreements (other than with Messrs. McMullen, Verbaas and Patten) was a condition to the Advisor Merger in which we became self advised and the terms of these employment agreements and the related deferred share awards (other than those for Messrs. McMullen, Verbaas and Patten) were summarized in our May 10, 2006 proxy statement delivered to our stockholders in connection with their approval of the Advisor Merger. The employment agreements became effective at the effective time of the Advisor Merger. In addition, as a result of the Sale Transaction, our directors and executive officers will likely achieve liquidity for the common shares in the Company that they currently own or control before they would otherwise have under certain other strategic alternatives.

Deferred Share Awards

As of the record date, there were approximately 2,528,650 common shares subject to deferred share awards granted to our executive officers under our 2004 Omnibus Long-Term Incentive Plan.

Under the terms of the Merger Agreement, at the Merger effective time, each outstanding deferred share award held by our executive officers, whether or not then fully vested, will be cancelled. In consideration for such cancellation, the holder of such deferred share award will be entitled to receive a cash payment from us in respect of such cancellation in an amount equal to the product of $20.50 and the number of common shares remaining subject to issuance pursuant to such deferred share award, less all applicable federal, state and local taxes required to be withheld by us.

The following table summarizes the number of deferred share awards held by each executive officer and the dollar amount payable in respect of cancellation of such unvested deferred share awards under the Merger Agreement, in each case as of February 21, 2007. Following the execution of the Merger Agreement, on February 21, 2007, Messrs. Hutchison, Griswold and Strickland agreed to cancel approximately 116,120, 48,780, and 48,780 common shares subject to deferred share awards held by them, respectively, in order to allow the Company to implement an enhanced severance and retention bonus program for non-executive employees of the Company in the aggregate amount of approximately $4.4 million. These shares are excluded from the following table.

		Dollar Amount of
		Cash Payable in
	Number of	Respect of
	Unvested	Unvested
	Deferred Share	Deferred Share
Name	Awards	Awards

Executive Officers:
Thomas J. Hutchison III	596,477	$12,227,779
John A. Griswold	506,635	10,386,018
C. Brian Strickland	340,824	6,986,892
Barry A.N. Bloom	146,625	3,005,813
Greerson G. McMullen	130,076	2,666,558
Marcel Verbaas	100,543	2,061,132
Mark E Patten	83,786	1,717,613

Employment Agreement Severance Payments

Under the employment agreements with our executive officers, in the event that the executive officer resigns for “good reason” (as defined in the employment agreements, which includes any resignation following the consummation of the Sale Transaction), or his employment is terminated by us without “cause” (as defined in the employment agreements), the executive officer would be entitled to the following:

•	all accrued but unpaid compensation (including bonus) and paid time off through the date of termination in a lump sum cash payment;

•	a severance payment, payable over the period applicable to, and subject to ongoing compliance with, the non-competition covenant included in the relevant employment agreement, equal to a multiple of 3 for Mr. Hutchison and a multiple of 2 for Messrs. Griswold, Strickland, Bloom, McMullen, Verbaas and Patten times the sum of:

•	the executive officer’s annual base salary, and

•	the average of the executive officer’s annual bonus earned for the highest two of the three previous fiscal years (including, with respect to periods prior to the executive’s employment with us, bonuses paid by the executive’s former employer); and

•	continued eligibility for the executive and his or her dependants in our medical and specified other benefit plans for eighteen months for Mr. Hutchison and one year for Messrs. Griswold, Strickland, Bloom, McMullen, Verbaas and Patten.

In addition, under the employment agreements, regardless of whether the executive officer’s employment is terminated, if any payments made to the executive officer would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, the executive officer would become entitled to receive a tax reimbursement payment that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.

The following table sets forth an estimate of the potential cash severance payments that would be payable as described above (assuming for illustrative purposes that the executive officer’s employment is terminated on April 30, 2007 and utilizing current base salaries and the bonus compensation amounts provided for in the agreements). Additionally, the estimated gross-up payments for excise tax includes gross-up payments of excise taxes in respect of the deferred share amounts listed in the table above.

	Amount of	Amount of	Total Amount of
	Potential Cash	Estimated Gross-Up	Potential
	Severance	Payments for	Severance
Executive Officers	Payment	Excise Tax	Payment

Thomas J. Hutchison III	$7,693,125	$7,036,417	$14,729,542
John A. Griswold	3,562,500	5,178,795	8,741,295
C. Brian Strickland	2,685,000	3,478,876	6,163,876
Barry A.N. Bloom	1,688,750	1,706,844	3,395,594
Greerson G. McMullen	1,458,750	1,580,825	3,039,575
Marcel Verbaas	1,093,000	1,187,962	2,280,962
Mark E. Patten	871,000	989,189	1,860,189

Indemnification and Insurance

The Merger Agreement provides that the Buyer Parties will, or will cause the surviving entity to, (i) honor all rights to indemnification existing in favor of our current and former officers and directors for acts and omissions occurring at or before the completion of the Sale Transaction and (ii) not amend the provisions relating to indemnification or exculpation of the liability of directors in the surviving entity’s organizational documents in a manner adverse to the current or former directors and officers. In addition, pursuant to the Merger Agreement, we will, prior to the Merger effective time, obtain a “tail” liability insurance policy with coverage similar to our current officers’ and directors’ liability insurance policy and with a claims period of six years from the date of the completion of the Sale Transaction. See “The Merger Agreement — Indemnification and Insurance of Our Directors and Officers.”

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of the Sale Transaction, other than the filing of the articles of merger with, and the acceptance of such articles of merger for record by, the Maryland State Department of Assessments and Taxation, which we refer to as SDAT, and the filing of a certificate of merger with, and the acceptance of such certificate of merger for record by, the Secretary of State of Delaware, which we refer to as the DSOS.

Material United States Federal Income Tax Consequences

General

The following is a summary of the material United States federal income tax consequences of the Sale Transaction to holders of our common shares who receive the Per Share Special Dividend Amount and whose shares are surrendered in the Merger in exchange for the right to receive the Per Share Merger Consideration as described below. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning our tax treatment or the tax treatment of the Sale Transaction, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that our common shares are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the Sale Transaction to holders of deferred share awards. In addition, this summary does not address the tax treatment of special classes of holders of our common shares, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities or persons holding our stock in a tax-deferred or tax advantaged account;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the United States dollar;

•	persons holding our common shares as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code; and

•	non-U.S. holders, as defined below, except to the extent discussed below.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal income tax purposes holds our common shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal income tax purposes and that entity is holding our common shares, you should consult your tax advisor. Moreover, each holder should consult its own tax advisor regarding the United States federal income tax consequences to it of the Sale Transaction in light of its own particular situation, as well as any consequences of the Sale Transaction to such holder arising under the laws of any other taxing jurisdiction.

For purposes of this section, a “U.S. holder” means a beneficial owner of our common shares that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (b) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of our common shares that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

Consequences to Us of the Sale Transaction

For United States federal income tax purposes, we will treat (i) the Asset Sales as a taxable sale of the assets subject to the Asset Sales, (ii) the Special Dividend as a dividend distribution to our stockholders and (iii) the Merger as a taxable sale of shares to MS Parent by our stockholders in exchange for the Per Share Merger Consideration.

Consequences of the Sale Transaction to U.S. Holders of Our Common Shares

General.  The receipt of cash by U.S. stockholders in exchange for their common shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws).

In connection with the Sale Transaction, each stockholder will receive $20.50 per share in cash (referred to in this section as “Total Consideration”), a portion of which will be a distribution from the Company intended to be an amount sufficient (when aggregated with all other distributions made prior to the Merger) to pay out all of the Company’s estimated current and accumulated earnings and profits as of the date of the Merger, including the estimated gain on account of the Asset Sales (the “Special Dividend”), and the balance will be received in the Merger in exchange for the Company’s stock (the “Per Share Merger Consideration”). Each stockholder will receive one check for such stockholder’s share of the Total Consideration.

Pursuant to the Merger Agreement, following the closing of the Merger, the Company will report the Special Dividend as a dividend on any federal income tax information returns required to be sent to stockholders. Under that treatment, the majority of the Special Dividend would be taxed to the stockholders based on the character of the gain or loss recognized by the Company in the Asset Sales. In particular, the information reports sent out by the Company will show a portion of the Special Dividend as constituting “Unrecaptured Section 1250 gain,” attributable to the recapture of depreciation previously deducted by the Company with respect to the sold assets. The federal income tax rate currently applicable to Unrecaptured Section 1250 gain recognized by individuals is 25%, as compared to the 15% tax rate generally applicable to long term capital gains. The Company will, to the maximum extent permitted by law, designate that portion of the Special Dividend attributable to gain realized in the Asset Sales as a “capital gain dividend,” generally taxable to individuals at a 15% rate, except for the portion thereof attributable to Unrecaptured Section 1250 gain and taxable at a 25% rate.

Some of the Special Dividend will represent gains recognized on assets sold by the Company to MS Purchaser. In general, gain realized by a corporation upon the sale of depreciable assets, such as those involved in the Asset Sales, to a person in control of such corporation either immediately before or immediately after the sale must be treated by the selling corporation as ordinary income, pursuant to Section 1239 of the Code. Because MS Parent will be treated for federal income tax purposes as purchasing the common shares of the Company the day after the closing of the Asset Sales, it is possible that Section 1239 of the Code will apply to the Asset Sale to MS Purchaser. However, MS Parent does not intend to cause the Company to report, or to file information reports showing, any portion of the Special Dividend as representing income attributable to a sale of assets subject to Section 1239.

If the Company has ordinary income from operations prior to the closing of the Asset Sales that remains undistributed at the closing of the Asset Sales, or if any of the gain realized in the Asset Sales is treated as ordinary income, the portion of the distribution attributable to such income or gain should be treated as a distribution of such ordinary income. Any portion of the Special Dividend treated as ordinary income would be income subject to federal income tax rates as high as 35% in the hands of the stockholders.

To the extent that a stockholder (i) is required to treat some portion of the Special Dividend as ordinary income and (ii) the portion required to be so treated exceeds the gain, if any, that would have been realized by such stockholder in a sale of such stockholder’s shares at a price equal to the Total Consideration, the stockholder will be taxed on the ordinary income so distributed, and will realize a capital loss in an amount equal to the amount by which such ordinary income exceeds the gain the stockholder would have realized in such a stock sale. The ability to deduct capital losses is subject to significant limitations under the Code, which could have a material adverse effect on a stockholder in such circumstances. In light of the significant distributions representing returns of capital to stockholders that have been declared and made by the Company, recognition of ordinary income and a capital loss is likely to be an issue only to stockholders who have recently acquired shares in the Company.

A stockholder holding Company shares as a capital asset and reporting the Per Share Merger Consideration as received in exchange for their shares in the Company would realize and recognize capital gain or loss in an amount equal to the difference between such amount and such stockholder’s basis for federal income tax purposes in its shares, taking into account any portion of the distribution to such stockholder of the Special Dividend representing a return of capital in reduction of that basis. Any such capital gain generally would, if such stockholder were an individual who has held his or her shares for more than one year, be treated as long term capital gain and be taxable at a maximum federal income tax rate of 15%, rather than ordinary income rates. There is no corresponding rate differential between ordinary income and capital gains realized by corporations. The deductibility of capital losses of both individuals and corporations is significantly limited under the Code.

Special Rule for U.S. Holders Who Have Held Shares Less than Six Months.  A U.S. holder who has held our common shares for less than six months at the time of the Merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common shares in the Merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such common shares.

Consequences of the Sale Transaction to Non-U.S. Holders of Our Common Shares

Generally, a non-U.S. holder’s income, gain or loss from the Sale Transaction will be determined in the same manner as that of a U.S. holder. The United States federal income tax consequences of the Sale Transaction to a non-U.S. holder will depend on various factors, including the applicability of provisions added to the Code by the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. The FIRPTA provisions governing distributions from REITs should apply to the receipt of the Per Share Special Dividend Amount and the provisions regarding sales of shares in a U.S. corporation should apply to the taxable sale of shares to MS Parent by our stockholders in the Merger. In general, the provisions governing the taxation of distributions by REITs may be less favorable to certain non-U.S. holders. Non-U.S. holders should consult their tax advisors regarding the tax consequences to them of the Sale Transaction.

The Asset Sales and the Special Dividend.  Since the Asset Sales are taxable sales, a portion of the Special Dividend generally will be subject to FIRPTA. As a result, a non-U.S. holder generally would be subject to United States federal income tax on a net basis to the extent the Special Dividend is attributable to gain from the sale of our real estate assets, and a corporate non-U.S. holder could be subject to the branch profits tax on such gain, pursuant to FIRPTA.

The Merger: Taxable Sale of Shares.  Subject to the discussion of backup withholding below, the Merger should be treated as a taxable sale of our common shares and a non-U.S. holder should not be subject to United States federal income taxation on any gain or loss from the Merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the Merger and certain other requirements are met; or (iii) such common shares constitute a “U.S. real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States generally will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain described in clause (i) in the preceding paragraph.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the Merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s common shares constitute a “U.S. real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the Merger. We believe that our common shares will constitute a U.S. real property interest as we intend to hold certain properties at the date of the Merger. Therefore, the sale of our common shares generally will be subject to the laws under FIRPTA as discussed above. A non-U.S. holder’s common shares generally will not constitute a U.S. real property interest if (i) we are a “domestically controlled qualified investment entity” at the Merger effective time. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the Merger effective time if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the Merger effective time.

While we believe that we currently are a domestically controlled REIT, no assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the Merger effective time.

U.S. Withholding Tax Under FIRPTA.  As described above, non-U.S. holders should recognize income from the Special Dividend and gain or loss on the sale of our common shares in the Merger, and all or a portion of such income or gain will be subject to FIRPTA. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the Special Dividend, and at a rate of 10% from the portion of the Per Share Merger Consideration, that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder. If a non-U.S. holder holds its shares through a nominee, that nominee may take a contrary position and conclude that withholding applies to the Total Consideration payable to such non-U.S. holder.

A non-U.S. holder may be entitled to a refund or credit against the holder’s United States federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Income Tax Treaties.  If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 28%, and information reporting may apply to the receipt of the Per Share Special Dividend Amount and the Per Share Merger Consideration pursuant to the Sale Transaction. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form,

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form, or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE SALE TRANSACTION AND IS NOT TAX ADVICE. THEREFORE, AND IN LIGHT OF THE COMPLEXITY OF THESE MATTERS, HOLDERS OF OUR COMMON SHARES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SALE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Deregistration of Our Common Shares

If the Merger is completed, our common shares will be deregistered under the Exchange Act and we will no longer be obligated to file periodic reports with the Securities and Exchange Commission with respect to our common shares.

THE MERGER AGREEMENT

The following summarizes material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A and which we incorporate by reference into this document. This summary may not contain all of the information about the Merger Agreement that is important to you. Therefore, we recommend that you read carefully the copy of the Merger Agreement attached to this proxy statement as Appendix A in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement, and not by this summary or any other information contained in this proxy statement.

The Merger Agreement contains representations and warranties made by, and to, the Company, MS Parent, MS MergerCo, MS Purchaser and Ashford Purchaser. These representations and warranties, which are set forth in the copy of the Merger Agreement attached to this proxy statement as Appendix A, were made for the purposes of negotiating and entering into the Merger Agreement and the Asset Sale Agreements among the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Structure

On the first business day following the special meeting of our stockholders at which the Sale Transaction is approved and the satisfaction (or waiver) of the parties’ conditions to complete the Merger (see “— Conditions to the Merger”), which date we refer to as the Final Condition Satisfaction Date, we will:

•	sell our direct and indirect interests in 51 hotel properties and, if the separate sale of the Jacksonville Properties has not been completed prior to such time, the Jacksonville Properties, which we refer to as the Ashford Sale Agreement Properties, and certain related assets to Ashford Purchaser; and

•	sell our direct and indirect interests in 5 hotel properties (provided that MS Parent may exclude two of these properties from this sale, in which case such properties would remain with the Company and be sold through the Merger), which we refer to as the MS Purchaser Sale Agreement Properties, and certain related assets to MS Purchaser;

provided, however, if the day following such business day is not also a business day, the Final Condition Satisfaction Date will be delayed until the next business day that is also immediately followed by a business day.

On the first business day following the Final Condition Satisfaction Date, MS MergerCo will merge with and into the Company. As of the effective time (see “— Effective Time”), MS MergerCo’s separate corporate existence will cease, and the Company will survive the Merger and continue to exist as a subsidiary of MS Parent. Each membership interest of MS MergerCo issued and outstanding immediately prior to the effective time of the Merger will be converted into a share of common stock of the surviving entity, and all of our and MS MergerCo’s properties, assets, rights, privileges, immunities, powers and purposes, and all of our and MS MergerCo’s liabilities, will become those of the surviving entity. Following the completion of the Merger, our common shares will be deregistered under the Exchange Act.

Effective Time

The Merger will become effective upon the latest of (i) the time articles of merger with respect to the Merger have been filed with, and accepted for record by, the SDAT, (ii) the time a certificate of merger with respect to the Merger has been filed with the DSOS in accordance with the Delaware Limited Liability Company Act and (iii) the effective time of the Merger specified in such articles of merger and certificate of merger (which will not exceed 30 days after such articles of merger have been accepted for record by the SDAT).

It is anticipated that the Merger will become effective on the day immediately following the date upon which the Asset Sales are consummated. The Asset Sales will be consummated on the first business day after the special meeting of our stockholders to which this proxy statement relates has been held and all of the other conditions set forth in the Merger Agreement have been satisfied (or, to the extent permitted by law, waived), except if the next day is not also a business day, the Asset Sales will be consummated on the next business day that is also immediately followed by a business day. See also “— Conditions to the Merger.”

Organizational Documents

At the effective time of the Merger, the charter and bylaws of the Company as in effect immediately prior to the effective time of the Merger will be the charter and bylaws, respectively, of the surviving entity until thereafter changed or amended as provided therein or by applicable law.

Directors and Officers

The managers and officers of MS MergerCo immediately prior to the effective time of the Merger will be the directors and officers, respectively, of the surviving entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualify, as the case may be, in accordance with the charter and bylaws of the surviving entity.

Treatment of Shares, Deferred Share Awards and Shares of Dissenting Stockholders

As a result of the Sale Transaction, our stockholders will be entitled to receive the Total Consideration amount of $20.50 per common share, without interest and less any applicable withholding tax, comprised of the Per Share Merger Consideration and the Per Share Special Dividend Amount, each as described in the following two paragraphs.

At the effective time of the Merger, each of our common shares that is issued and outstanding immediately prior to the effective time of the Merger (other than shares held by MS Parent or any wholly-owned subsidiary of MS Parent, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto, and shares held by dissenting stockholders) will be converted into the right to receive the Per Share Merger Consideration, which is an amount of cash equal to the difference of (i) $20.50 and (ii) the Per Share Special Dividend Amount described in the following paragraph, without interest and less any applicable withholding tax.

In addition, immediately following the consummation of the Asset Sales (and prior to the effective time of the Merger), we will declare the Special Dividend payable to the record holders of our common shares (other than dissenting stockholders) as of the close of business on that day, which we refer to as the Asset Sale Closing Date. The aggregate amount of the Special Dividend will equal our estimated current and accumulated earnings and profits through the effective time of the Merger, including the estimated gain on account of the Asset Sales, as we reasonably determine following consultation with MS Parent, and the Per Share Special Dividend Amount will equal (i) the Special Dividend Amount, divided by (ii) the total number of common shares outstanding as of the close of business on the Asset Sale Closing Date.

Deferred Share Awards

At the effective time of the Merger, each deferred share award (other than those that by their terms are cancelled without consideration upon a change of control) that is then outstanding, whether or not then fully vested, will be cancelled by the Company. As consideration therefor, each holder of such deferred share awards will be entitled to receive $20.50 in cash per common share subject to such award, without interest and less any applicable withholding taxes.

Shares of Dissenting Stockholders

A stockholder who has (i) filed a written objection to the Sale Transaction with us at or before the special meeting, (ii) not voted in favor of or consented to the approval of the Sale Transaction and (iii) properly exercised and perfected appraisal rights under the Maryland General Corporation Law, which we refer to as the MGCL, will cease to have any rights as our stockholder with respect to shares held by such stockholder, including the right to receive the Per Share Special Dividend Amount or the right to receive the Per Share Merger Consideration in respect of each such share, but will instead be entitled to receive consideration from the surviving entity that may be determined to be due to such stockholder pursuant to the applicable procedures set forth in the MGCL. If any such dissenting stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal and payment pursuant to the MGCL, the stockholder’s shares will be deemed to be converted, as of the effective time of the Merger, into the right to receive the Per Share Special Dividend Amount and the Per Share Merger Consideration (without interest). The Per Share Special Dividend Amount will not be paid in respect of common shares held by dissenting stockholders unless the rights of such dissenting stockholders are restored under Maryland law.

No Further Ownership Rights

At the effective time of the Merger, holders of our common shares will cease to be, and will have no rights as, stockholders of the Company or the surviving entity, other than the right to receive the Total Consideration. The Total Consideration paid to the holder of a common share in accordance with the exchange and payment procedures contained in the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to such common share (and, if applicable, represented by a certificate exchanged therefor).

Exchange and Payment Procedures

At or before the effective time of the Merger, MS Parent will deposit, or cause MS MergerCo to deposit, with a paying agent reasonably satisfactory to us, an amount in cash equal to the aggregate Per Share Merger Consideration. Also, at or following the consummation of the Asset Sales, the Company will deposit, or cause to be deposited, the Special Dividend Amount with the paying agent.

Instructions for changing the location to which the Total Consideration is sent from the distribution account information currently on file with us will be delivered to our stockholders of record prior to the Merger effective time. Unless alternate instructions are provided prior to the Merger effective time, payment of the Total Consideration will be made to the distribution accounts on file with us shortly following completion of the Merger. If we do not have documentation in our files confirming backup withholding does not apply with respect to your shares, the Company will withhold a portion of the Total Consideration from such payments. See “Material United States Federal Income Tax Consequences” on page 49.

If the shares are represented by a share certificate, the holder of such common shares will not be entitled to receive the Per Share Merger Consideration with respect to such shares until surrendering to the paying agent the applicable share certificate(s) (or an acceptable affidavit of loss in lieu thereof). The Per Share Merger Consideration may be paid to a person other than the person in whose name a corresponding share certificate is registered if the certificate is properly endorsed or is otherwise in proper form for transfer, and the person requesting payment either pays any applicable transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate or establishes to the satisfaction of the surviving entity or the paying agent that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the Per Share Merger Consideration payable upon surrender of a share certificate or in exchange for an uncertificated common share.

At the effective time of the Merger, our stock transfer books will be closed, and there will be no further registration of transfers of our common shares. If, after the effective time, any certificate representing our common shares is presented to the surviving entity or the paying agent for any reason, it will be cancelled.

None of the Buyer Parties, the Company or the paying agent, or any of their respective officers, employees, stockholders, directors, agents or affiliates, will be liable to any person for any Total Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Total Consideration deposited with the paying agent that remains undistributed to the holders of our common shares for nine months after the effective time of the Merger will be delivered to the surviving entity upon demand. Holders of our common shares who have not complied with the exchange and payment procedures contained in the Merger Agreement prior to that time may look only to the surviving entity (subject to abandoned property, escheat and other similar laws) for payment of the Per Share Merger Consideration.

If you have lost a share certificate, or if it has been stolen or destroyed, then before you are entitled to receive the Per Share Merger Consideration with respect to such share certificate, you will be required to deliver an affidavit stating that fact and, if required by the surviving entity, to post a bond in a customary amount having terms as may be required by the surviving entity as indemnity against any claim that may be made against it on account of the lost, stolen or destroyed certificate.

The surviving entity and the paying agent will be entitled to deduct and withhold from the Per Share Merger Consideration, and any other consideration otherwise payable pursuant to the Merger Agreement to any holder of common shares, any amount that the surviving entity or the paying agent is required to deduct or withhold with respect thereto under any applicable tax law. Any such withheld amount will be treated for all purposes of the Merger Agreement as having been paid to the holder of the common shares in respect of which such deduction or withholding was made.

Representations and Warranties

The Company made certain representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in a letter delivered by the Company to the Buyer Parties in connection with the execution of the Merger Agreement, which we refer to as the Company Disclosure Letter. These representations and warranties relate to, among other things:

•	the due organization, valid existence, good standing and power and authority to own, lease and operate the properties and to carry on the businesses of the Company and each of its subsidiaries;

•	the charter and bylaws of the Company, and similar organizational documents of the Company’s subsidiaries;

•	the Company’s ownership in its subsidiaries and the absence of liens on the Company’s ownership of the equity interests of the Company’s subsidiaries;

•	the capitalization of the Company;

•	the power and authority of the Company to execute and deliver, and to perform its obligations under, the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, including the Asset Sales;

•	the enforceability of the Merger Agreement against the Company;

•	the Merger Agreement (not including the amendment thereto), the Asset Sale Agreements, the Merger and the other transactions contemplated by the Merger Agreement having been unanimously approved by the Company’s board of directors;

•	the vote of the Company’s stockholders required in connection with the approval of the Sale Transaction;

•	the absence of (i) conflicts with, or breaches of, the organizational documents of the Company or its significant subsidiaries, (ii) required filings with, or consents or approvals of, governmental entities, (iii) conflicts with, breaches of, or defaults under, contracts to which the Company or any of its subsidiaries is a party or by which any their properties are bound, (iv) violations of law applicable to the Company, its subsidiaries or their properties, (v) the creation of liens on the properties of the Company or its subsidiaries and (vi) the Company or any of its subsidiaries being required to make a payment to a third party, in each case, as a result of the execution, delivery or performance of the Merger Agreement by the Company or the consummation of the transactions contemplated thereby;

•	SEC filings of the Company since December 31, 2004, and the financial statements contained therein;

•	the absence of undisclosed liabilities and obligations;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of any material adverse effect (as discussed below) and certain other changes and events since September 30, 2006;

•	the accuracy and completeness of information the Company or its subsidiaries or representatives supply for inclusion or incorporation by reference in this proxy statement or any related filings pursuant to the Exchange Act;

•	the businesses and assets of the Company and its subsidiaries having not been conducted or held in violation of law since December 31, 2005, and the possession by the Company and its subsidiaries of all necessary permits;

•	tax, employee benefit, employment and labor and environmental matters affecting the Company and its subsidiaries;

•	the absence of litigation and orders against the Company or its subsidiaries;

•	the Merger Agreement, the Asset Sale Agreements and the Merger being exempt from federal and state antitakeover laws (including under the Maryland Business Combination Act and the Maryland Control Share Acquisition Act) and any takeover provision in the charter and bylaws of the Company;

•	intellectual property used, licensed or otherwise used by the Company and its subsidiaries;

•	real property owned and leased by the Company and its subsidiaries, and ground leases, franchise, license and other similar agreements and management agreements relating to such real property;

•	material contracts of the Company and its subsidiaries, including the absences of breaches thereunder;

•	insurance policies held by or for the benefit of the Company or any of its subsidiaries;

•	affiliate transactions between the Company and its subsidiaries, on the one hand, and an officer, director or affiliate of the Company, on the other hand;

•	the receipt by the Company’s board of directors of opinions from each of Banc of America Securities and Houlihan Lokey; and

•	the absence of undisclosed broker’s or finder’s fees in connection with the transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, “material adverse effect” means, with respect to the Company, any change, development, circumstance, event or effect that, when considered either individually or in the aggregate, (i) would prevent or reasonably be expected to prevent the Company from consummating any of the transactions contemplated by the Merger Agreement (including the Merger and the Asset Sales) or (ii) is materially adverse to the properties, business, condition (financial or otherwise), liabilities or results of operations of the Company and its subsidiaries taken as a whole. Notwithstanding the foregoing, a “material adverse effect” will not be deemed to occur under the Merger Agreement with respect to the Company as a result of any change, development, circumstance, event or effect resulting from:

•	the execution or announcement of the Merger Agreement or the performance of obligations under the Merger Agreement;

•	changes affecting the United States economy or capital or financial markets generally (including changes in interest rates) or changes that are the result of factors generally affecting the industries in which the Company and its subsidiaries conduct their respective business, except to the extent that such changes have a materially disproportionate effect on the Company or the real property owned or leased by the Company and its subsidiaries relative to other similarly situated participants in the business or industry in which the Company operates;

•	general changes in conditions in or otherwise affecting hotel real estate properties or hotel operators (including diseases and epidemics), except to the extent that such changes have a materially disproportionate effect on the Company or the real property owned or leased by the Company and its subsidiaries relative to other similarly situated participants in the business or industry in which the Company operates (taking into account the geographical markets in which the Company operates);

•	any change in applicable law or generally accepted accounting principles or interpretation or application thereof;

•	earthquakes, hurricanes or other natural disasters, except to the extent that such changes cause physical damage to real property owned or leased by the Company or a subsidiary of the Company or have a materially disproportionate effect on the Company or the real property owned or leased by the Company and its subsidiaries relative to other similarly situated participants in the business or industry in which the Company operates (taking into account the geographical markets in which the Company operates);

•	the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving or affecting the United States, its armed forces or any part thereof, except to the extent causing physical damage to real property owned or leased by the Company or a subsidiary of the Company or having a materially disproportionate effect on the Company or the real property owned or leased by the Company and its subsidiaries relative to other similarly situated participants in the business or industry in which the Company operates (taking into account the geographical markets in which the Company operates); and

•	any failure, but only in and of itself, by the Company to meet any financial projection of the Company’s revenues, earnings or other financial performance for any period.

The Merger Agreement also contains certain representations and warranties made by each Buyer Party that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties were made jointly and severally by MS Parent, MS MergerCo and MS Purchaser (with respect to themselves and their assets and properties) and individually by Ashford Purchaser (with respect to itself and its assets and properties), and relate to, among other things:

•	their due organization, valid existence, good standing and power and authority to carry on their businesses;

•	their power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, including the Merger and the Asset Sales (as applicable);

•	the enforceability of the Merger Agreement against them;

•	the absence of (i) conflicts with, or breaches of, their organizational documents, (ii) required filings with, or consents or approvals of, governmental entities, (iii) conflicts with, breaches of, or defaults under, contracts to which any of them or their subsidiaries is a party or by which any of their properties are bound, (iv) violations of law applicable to any of them or their subsidiaries or any of their properties and (v) any of them or their subsidiaries being required to make a payment to a third party, in each case, as a result of the execution, delivery or performance of the Merger Agreement by any of them or the consummation of the transactions contemplated thereby;

•	the accuracy and completeness of information that any of them or their representatives supply for inclusion or incorporation by reference in this proxy statement or any related filings pursuant to the Exchange Act;

•	the absence of litigation and orders against them and their subsidiaries;

•	the ownership, and the business, assets and liabilities, of MS MergerCo and MS Purchaser;

•	their capital resources, including in particular the equity funding and the debt financing which will provide MS Parent with acquisition financing sufficient for MS MergerCo to pay the aggregate Per

Share Merger Consideration and for each of MS Purchaser and Ashford Purchaser to pay their respective purchase prices in connection with the Asset Sales;

•	the absence of undisclosed broker’s or finder’s fees in connection with the transactions contemplated by the Merger Agreement; and

•	MS Parent’s ownership of the surviving entity as of and after the effective time of the Merger not causing the surviving entity or CNL Hotel Investors, Inc. to fail to satisfy the qualifications as a REIT for the tax year in which the Merger occurs.

None of the representations and warranties in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the effective time of the Merger.

Conduct of the Company’s Business Pending the Merger

The Company has agreed that, subject to certain exceptions in the Merger Agreement and the Company Disclosure Letter, during the period beginning on the date of the Merger Agreement and ending at the effective time of the Merger (or any earlier termination of the Merger Agreement), the Company and its subsidiaries will:

•	in all material respects carry on their respective businesses in the ordinary course consistent with past practice; and

•	to the extent consistent with the preceding bullet, use their respective reasonable best efforts to preserve substantially intact their business organizations and intellectual property and maintain in all material respects, existing relations and goodwill with tenants, management companies, customers, suppliers, officers and employees and others having business dealings with them.

The Company has also agreed that during the same time period, subject to certain exceptions set forth in the Merger Agreement and the Company Disclosure Letter or unless MS Parent either gives its prior written consent (which cannot be unreasonably withheld, delayed or conditioned) or does not respond to a request by the Company for consent within five business days of such request, the Company and its subsidiaries will not, among other things:

•	declare, set aside, make or pay dividends or other distributions in respect of its stock or equity interests, other than (i) following prior consultation with MS Parent, to the extent necessary to maintain the Company’s status as a REIT or to eliminate any taxes otherwise payable and (ii) dividends paid by a subsidiary to the Company or to another subsidiary of the Company, in the ordinary course of business consistent with past practice;

•	split, combine or reclassify, or redeem, purchase or otherwise acquire, any stock or equity interests of the Company or any of its subsidiaries or securities convertible or exchangeable for stock or equity interests of the Company or its subsidiaries, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of stock or equity interests of the Company or any of its subsidiaries, or securities convertible or exchangeable for stock or equity interests of the Company or its subsidiaries, except (i) as required by the terms of such securities issued prior to the date of the Merger Agreement, (ii) for any such transaction by a wholly-owned subsidiary of the Company that remains a wholly-owned subsidiary of the Company after the transaction or (iii) the acquisition of any common shares of the Company tendered by current or former employees or directors in order to pay taxes in connection with the vesting of deferred share awards;

•	issue, sell, pledge, dispose of, grant, transfer or tender (or authorize any of the foregoing) any shares of stock or equity interests, or other voting securities, of the Company or any of its subsidiaries, any securities convertible or exchangeable into or otherwise exercisable for any such shares or interests, or any rights, warrants or options with respect thereto, other than the issuance or award of common shares of the Company in connection with deferred share awards outstanding on the date of the Merger Agreement;

•	adopt or propose any amendment to the charter or bylaws of the Company or to the organizational documents of any subsidiary of the Company;

•	acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to acquire, in a single transaction or a series of related transactions, (i) any corporation, partnership, limited liability company, joint venture or other entity or (ii) any assets outside the ordinary course of business consistent with past practice having a purchase price in excess of $1 million in the aggregate (other than capital expenditures);

•	make or agree to make any capital expenditure other than (i) as required to avoid a breach of a contract in effect prior to the date of the Merger Agreement, (ii) out of reserves or escrows for furniture, fixtures and equipment included in budgets, (iii) reasonably required in response to an incident at real property owned or leased by the Company or any of its subsidiaries in order to prevent further damage or injury and (iv) to the extent not covered by clauses (ii) and (iii), up to an aggregate amount of $1 million;

•	dispose of real property owned or leased by the Company;

•	other than for transactions that are in the ordinary course of business or pursuant to contracts in effect prior to the date of the Merger Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (or agree to any of the foregoing) any entity, business or assets;

•	incur, guarantee or modify in any material adverse respect any indebtedness of the Company or any of its subsidiaries, other than indebtedness (i) existing solely between the Company and its wholly-owned subsidiaries or among such subsidiaries or (ii) incurred in the ordinary course of business consistent with past practice in an aggregate amount not exceeding $2 million;

•	except as expressly required by contracts in effect prior to the date of the Merger Agreement, make any loans, advances or capital contributions to, or investments in, any corporation, partnership, limited liability company, joint venture or other entity (other than the Company or any wholly-owned subsidiary of the Company);

•	increase compensation or benefits payable to directors, officers or employees, except for increases required under employment agreements existing on the date of the Merger Agreement or in the ordinary course of business consistent with past practice;

•	establish, adopt, enter into or amend any benefit plan or employment or other agreement, policy or arrangement with, or for the benefit of, any director, officer or employee of the Company, except (i) in the ordinary course of business consistent with past practice, (ii) as may be required by the terms of any such plan, agreement, policy or arrangement existing on the date of the Merger Agreement and disclosed in the Company Disclosure Letter or (iii) as may be required to comply with applicable law;

•	make any material change in the method of accounting other than as may be required by (i) generally accepted accounting principles or (ii) a change in law or SEC rule, regulation or interpretation;

•	other than in the ordinary course of business or to the extent reasonably necessary to maintain the Company’s status as a REIT, (i) make, change or revoke any material tax election or (ii) settle or compromise any material tax liabilities;

•	waive, release, settle or compromise any pending or threatened litigation or investigation against the Company or any of its subsidiaries, other than where the amounts paid or to be paid (i) do not exceed $1 million in the aggregate or (ii) are fully covered by insurance, provided, that the Company may not settle any pending or threatened claims brought by or on behalf of the Company’s stockholders;

•	adopt or enter into any plan of liquidation, dissolution, restructuring or recapitalization of the Company or any of its subsidiaries;

•	modify or amend in any material respect, or terminate or enter into, material contracts, lease agreements (including ground leases), franchise agreement or management agreements;

•	pre-pay long-term debt or, except in the ordinary course consistent with past practice, pay, discharge or satisfy material claims, liabilities or obligations;

•	engage in any discussions or effect any filing with the Internal Revenue Service;

•	(i) take any action that could reasonably be expected to materially frustrate or delay the consummation of the sale of 32 properties which we previously agreed to sell to an affiliate of Whitehall Street Global Real Estate Limited Partnership 2005 (“Whitehall”) (of which 30 properties were subsequently sold on February 8, 2007 and the Jacksonville Properties continue to be held for sale to Whitehall at a later date); (ii) take any action that is not in accordance in all material respects with the terms of sale agreement governing such sale; or (iii) amend or modify in any material respect or terminate or waive or fail to enforce any material right under, such sale agreement;

•	fail to maintain existing insurance policies;

•	adopt, renew, terminate, change or increase in any material respect any liability or other obligations of the Company or any of its subsidiaries under any operating standards, loyalty programs or amenity packages with franchisors;

•	modify or amend in any material respect, or terminate, any contract with an affiliate of the Company or modify in any material respect any material relationship between the Company and its affiliates; or

•	enter into any contract to do any of the foregoing.

Additionally, the Company is taking action to suspend its Amended and Restated Redemption Plan effective as of March 31, 2007 and to terminate its Amended and Restated Reinvestment Plan effective as of March 31, 2007 in accordance with their respective terms as required by the Merger Agreement.

No Solicitation of Transactions

The Company has agreed that neither it nor any of its subsidiaries may, nor may it or any of its subsidiaries authorize or permit any of its representative to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making, submission or reaffirmation of any proposal or offer that constitutes, or that reasonably may be expected to lead to the submission of, any Acquisition Proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information or provide access to its books, records or personnel to, any person in respect of, or otherwise cooperate with respect to, any Acquisition Proposal; or

•	exempt any person (other than the Buyer Parties) from certain restrictions on business combinations contained in the MGCL or from any similar restrictions contained in the charter of the Company.

For purposes of the Merger Agreement, an “Acquisition Proposal” means any proposal or offer with respect to, among other things, a merger, joint venture, dissolution, tender offer, business combination or other similar transaction (other than the sale to Whitehall described above), or any other direct or indirect acquisition, other than in each case the Sale Transaction:

•	involving 30% or more of the total voting power of any class of equity securities of the Company; or

•	involving 30% or more of the consolidated total assets (including the equity securities of the Company’s subsidiaries, but excluding assets that are the subject of the sale to Whitehall described above).

Prior to the approval by the Company’s stockholders of the Sale Transaction, the Company may furnish information to, or enter into or participate in discussions or negotiations with, any person that makes a written unsolicited bona fide Acquisition Proposal if:

•	the board of directors of the Company determines in good faith (after consulting with the Company’s legal counsel and financial advisors) that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below);

•	prior to furnishing non-public information to, or entering into discussions or negotiations with, such person, the Company notifies MS Parent; and

•	prior to furnishing non-public information to such person, the Company (i) provides MS Parent with such information (if it has not been previously been provided to MS Parent) and (ii) receives a confidentiality and standstill agreement from such person that is no less favorable in any material respect to the Company than the confidentiality agreements with MS Parent and Ashford Hospitality Trust, Inc.

For purposes of the Merger Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal, with all percentages in the definition of Acquisition Proposal increased to 50%, that is on terms that the board of directors of the Company determines in its good faith judgment (after consulting with the Company’s legal counsel and financial advisors), and after taking into account all of the terms and conditions of such Acquisition Proposal and such other factors as the board of directors considers to be appropriate, are more favorable to the Company and its stockholders than the Sale Transaction contemplated by the Merger Agreement.

The Company has agreed to promptly notify MS Parent (in any event within 24 hours after receipt) of the receipt of any Acquisition Proposal, or any material modification or amendment of an Acquisition Proposal, by the Company or any subsidiary or representative of the Company. Together with such notice, the Company has agreed to provide MS Parent with (i) a copy of any document or agreement provided in contemplation of the Acquisition Proposal, (ii) the identity of the person making the Acquisition Proposal and (iii) the Company’s intention (if any) to furnish information to, or enter into discussions or negotiations with, the person making the Acquisition Proposal. The Company has also agreed to keep MS Parent reasonably informed in all material respects of the status and details of any Acquisition Proposal.

In addition, the Company has agreed that it will not release any person from any standstill agreement or similar obligation to the Company or any subsidiary thereof, except that if the Company had received an Acquisition Proposal before February 18, 2007, the Company could have released the person providing such Acquisition Proposal from a standstill agreement or similar obligation upon the board of directors of the Company determining in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the duties of the directors of the Company under applicable law (provided, that, if the board of directors does not make a determination within 15 days of the release that the Acquisition Proposal is a Superior Proposal, then the waiver of the standstill agreement will be void).

Except as described below, the board of directors of the Company may not (i) withdraw or modify (or propose to withdraw or modify) its recommendation that the stockholders of the Company approve the Sale Transaction, (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or (iii) enter into an agreement with respect to any Acquisition Proposal.

Prior to the approval by the Company’s stockholders of the Sale Transaction,

•	the board of directors of the Company may withdraw, modify or change its recommendation that the stockholders of the Company approve the Sale Transaction, if the board of directors determines in good faith that the failure to do so would be inconsistent with its duties under applicable law; and

•	if the board of directors of the Company determines in good faith (after consultation with its independent financial advisors) that an unsolicited bona fide Acquisition Proposal is a Superior Proposal, the board of directors may approve and recommend such Superior Proposal, and exempt the person making such Superior Proposal from any state takeover or similar laws concurrently with the termination of the Merger Agreement; provided, that, (i) MS Parent has received written notice from the Company of such proposed action by the Company’s board of directors at least three business days prior to the taking of such action and (ii) at the end of such three business day period, the Company’s board of directors determines in good faith, after taking into account amendments or revisions committed to by the Buyer Parties (after consultation with the Company’s independent financial advisors), that the Acquisition Proposal remains a Superior Proposal (after taking into account any counterproposal submitted by the Buyer Parties).

Employee Benefits

MS Parent has agreed that, for a period of not less than one year after the effective time of the Merger, MS Parent will cause the surviving entity to provide all employees employed by the Company or its subsidiaries as of the effective time of the Merger and who continue to be employed by the surviving entity or its successors or assigns or any of their subsidiaries (“continuing employees”) with base salary and bonus opportunity and benefits (other than those that pertain to equity-based compensation or benefits or nonqualified deferred compensation programs) that are no less favorable in the aggregate than were provided to the continuing employees immediately prior to the effective time of the Merger.

MS Parent has also agreed to:

•	take all necessary action so that each continuing employee receives credit for (i) the unused vacation and sick leave credited to such continuing employee through the effective time of the Merger and (ii) all service with the Company and its subsidiaries as of the effective time of the Merger for all purposes under each employee benefit plan maintained by MS Parent or any of its subsidiaries to which continuing employees become eligible to participate;

•	waive limitations as to preexisting conditions, exclusions and waiting periods with respect to the participation and coverage requirements applicable to continuing employees, and former employees of the Company and its subsidiaries, under welfare and fringe benefit plans in which such persons may become eligible to participate after the effective time of the Merger;

•	implement an enhanced severance and retention bonus program for non-executive employees of the Company; and

•	provide each continuing employee, and each former employee of the Company or any of its subsidiaries, with credit under any welfare plan in which such person becomes eligible to participate for any co-payments and deductibles paid by such continuing employee or former employee under the corresponding welfare plans maintained by the Company or its subsidiaries prior to the effective time of the Merger.

In addition, MS Parent has also agreed to honor, or cause to be honored by the Company, the surviving entity and their subsidiaries, all employment agreements, bonus agreements, severance agreements, severance plans and non-competition agreements with a director, officer or employee of the Company or any of its subsidiaries immediately prior to the effective time of the Merger.

Agreement to Take Further Action

Subject to the terms and conditions of the Merger Agreement, each party to the Merger Agreement has agreed to use its reasonable best efforts to effect the consummation of the Sale Transaction as soon as practicable. This includes use of reasonable best efforts to:

•	cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the Sale Transaction and to promptly cooperate with and furnish information to each other in connection with any such requirements imposed;

•	obtain (and cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public person required to be obtained or made in connection with the Sale Transaction; and

•	execute and deliver any additional documents or instruments necessary, proper or advisable to consummate the Sale Transaction.

Furthermore, the parties have agreed to use their respective reasonable best efforts to obtain any third-party consents:

•	necessary, proper or advisable to consummate the Sale Transaction (including those identified in the Company Disclosure Letter); or

•	required to prevent a material adverse effect from occurring prior to the effective time of the Merger.

In addition, we have agreed that, in the event that we fail to obtain any of the third-party consents mentioned above, we will use our reasonable best efforts and take all such actions reasonably requested by MS Parent to minimize any adverse effect on us, the Buyer Parties, or their respective businesses as a result of the failure to obtain such consent or which could be reasonably expected to result from such failure. We have also agreed to send notices under the Worker Adjustment and Retraining Notification Act prior to the closing at MS Parent’s direction.

Neither we nor our subsidiaries will be permitted to pay or commit to pay any cash or other consideration, make any commitment or incur any liability or other obligation in connection with obtaining any approval or consent from any non-governmental third party unless MS Parent has provided its prior written consent, which MS Parent cannot unreasonably withhold, condition or delay. In addition, none of the Buyer Parties or their respective affiliates will be required to pay any cash or other consideration, make any commitment or incur any liability or other obligation in connection with obtaining any approval or consent from any non-governmental third party.

Conditions to the Merger

The obligations of the parties to effect the Sale Transaction are subject to the satisfaction or waiver (where permissible) of the following mutual conditions at or prior to the time the first Asset Sale is consummated:

•	approval of the Sale Transaction by the holders of a majority of the outstanding common shares of the Company;

•	no governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which is then in effect and makes consummation of the Merger or the Asset Sales illegal or prohibits consummation of the Merger or the Asset Sales, provided, that, the party claiming such failure of condition shall have used its reasonable best efforts to prevent the entry of any such injunction or order and to appeal as promptly as possible any injunction or other order that may be entered; and

•	any waiting period applicable to the consummation of the Merger and the Asset Sales under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, and any approvals of a governmental entity required to be obtained prior to the effective time of the Merger thereunder or otherwise shall have been obtained.

Our obligation to effect the Sale Transaction is subject to the satisfaction or waiver (where permissible) of the following additional conditions as of the time the first Asset Sale is consummated:

•	the representations and warranties of the Buyer Parties set forth in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or similar standard or qualifications, shall be true and correct as of the date of the Merger Agreement and the time the first Asset Sale is consummated as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a material adverse effect on MS Parent; and

•	the Buyer Parties shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Buyer Parties to be performed and complied with by them under the Merger Agreement prior to the time the first Asset Sale is consummated.

The obligation of the Buyer Parties to effect the Sale Transaction is subject to the satisfaction or waiver (where permissible) of the following additional conditions as of the time the first Asset Sale is consummated:

•	other than with respect to the Company’s representations and warranties regarding capital structure, authority, state takeover statutes and brokers, the representations and warranties of the Company set forth in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or similar standard or qualifications, shall be true and correct as of the date of the Merger Agreement and as of the time the first Asset Sale is consummated as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a material adverse effect on the Company (for purposes solely of this condition, a material adverse effect on the Company will be deemed to constitute a material adverse effect with respect to either (i) the owned or leased real properties of the Company other than the properties being sold to Ashford Purchaser, taken as a whole, or (ii) the properties being sold to Ashford Purchaser, taken as a whole);

•	the representations and warranties of the Company set forth in the Merger Agreement regarding capital structure, authority, state takeover statutes and brokers, disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or similar standard or qualifications, shall be true and correct in all material respects as of the date of the Merger Agreement and as of the time the first Asset Sale is consummated as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date);

•	the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under the Merger Agreement prior to the time the first Asset Sale is consummated;

•	since January 18, 2007, there shall not have been any material adverse effect with respect to the Company that has occurred and is continuing;

•	MS Parent shall have received a tax opinion of Sidley Austin LLP, or other counsel to the Company reasonably satisfactory to MS Parent, dated as of the date the Asset Sales are consummated, to the effect that the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986 for all taxable periods commencing with the Company’s taxable year ended December 31, 1997 through the time immediately prior to the consummation of the Asset Sales; and

•	the Special Dividend, in the amount of the Special Dividend Amount, shall have been authorized by the board of directors of the Company.

There are no conditions to the consummation of the Merger following completion of the Asset Sales, other than the payment of the Special Dividend.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger as follows:

•	by mutual written consent of MS Parent and the Company;

•	by either MS Parent or the Company:

•	if the Merger shall not have been consummated on or before July 1, 2007, provided this right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation or other breach under the Merger Agreement has materially contributed to, or resulted in, the failure of the Merger to occur on or before July 1, 2007;

•	if any court or other governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable, provided this right to terminate the Merger Agreement shall not be available to any party who has not used its reasonable efforts to cause such order to be lifted or made inapplicable to such transactions or otherwise used its reasonable best efforts to effect the consummation of the Sale Transaction as required pursuant to the Merger Agreement; or

•	if the Sale Transaction shall not have been approved by the holders of a majority of the outstanding common shares of the Company;

•	by MS Parent, if (i) any of the representations and warranties of the Company in the Merger Agreement are or become untrue or incorrect such that the closing conditions pertaining to the Company’s representations and warranties would be incapable of being satisfied by July 1, 2007 and (ii) none of the Buyer Parties is in material breach of its obligations under the Merger Agreement;

•	by MS Parent, if (i) there has been a breach on the part of the Company of any of its covenants or agreements in the Merger Agreement such that the closing condition pertaining to the Company’s compliance with covenants and agreements would be incapable of being satisfied by July 1, 2007 and (ii) none of the Buyer Parties is in material breach of its obligations under the Merger Agreement;

•	by MS Parent if:

•	the board of directors of the Company has withdrawn, modified or changed (in a manner adverse to the Buyer Parties) its recommendation that the stockholders of the Company approve the Sale Transaction;

•	the Company enters into an agreement with respect to an Acquisition Proposal;

•	a tender or exchange offer relating to the common shares of the Company has been commenced by a third party and the board of directors of the Company has not recommended that the Company’s stockholders reject such tender or exchange offer within ten business days following the commencement thereof; or

•	the Company publicly announces its intention to do any of the foregoing or makes any public statement inconsistent with the recommendation of the board of directors of the Company that the stockholders of the Company approve the Sale Transaction;

•	by the Company prior to the Company’s stockholders approving the Sale Transaction, if (i) the board of directors of the Company authorizes the Company (in accordance with the terms of the Merger Agreement) to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and (ii) the Company shall have paid the termination fee required by the terms of the Merger Agreement;

•	by the Company, if (i) any of the representations and warranties of the Buyer Parties in the Merger Agreement are or become untrue or incorrect such that the closing condition pertaining to the representations and warranties of the Buyer Parties would be incapable of being satisfied by July 1, 2007 and (ii) the Company is not in material breach of its obligations under the Merger Agreement; or

•	by the Company, if (i) there has been a breach on the part of a Buyer Party of any of its covenants or agreements in the Merger Agreement such that the closing condition pertaining to the compliance with covenants and agreements of the Buyer Parties would be incapable of being satisfied by July 1, 2007 and (ii) the Company is not in material breach of its obligations under the Merger Agreement.

Termination Fee and Expenses

The Company has agreed to pay a termination fee of $145 million to MS Parent if the Merger Agreement is terminated in accordance with its terms (see “— Termination” above) by:

•	MS Parent, upon:

•	the board of directors of the Company having withdrawn, modified or changed its recommendation that the stockholders of the Company approve the Merger;

•	the Company having entered into an agreement with respect to an Acquisition Proposal;

•	a tender or exchange offer relating to the common shares of the Company having been commenced by a third party and the board of directors of the Company having not recommended that the Company’s stockholders reject such tender or exchange offer; or

•	the Company having publicly announced its intention to do any of the foregoing or having made a public statement inconsistent with the recommendation of the board of directors of the Company that the stockholders of the Company approve the Merger;

•	the Company, upon the board of directors of the Company authorizing the Company (in accordance with the terms of the Merger Agreement) to enter into an agreement concerning a Superior Proposal;

•	the Company or MS Parent, if the Sale Transaction has not been approved by the Company’s stockholders upon a vote taken thereon and:

•	prior to the stockholders’ meeting, an Acquisition Proposal (or an intention to make an Acquisition Proposal) to the Company or its stockholders shall have been publicly announced and not withdrawn; and

•	within nine months after such termination of the Merger Agreement, the Company shall have entered into a definitive agreement providing for, or shall have consummated, an Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%); or

•	MS Parent, upon the closing condition pertaining to the representations and warranties of the Company, or the closing condition pertaining to the compliance with covenants and agreements of the Company, becoming incapable of being satisfied by July 1, 2007 and:

•	prior to the termination of the Merger Agreement, an Acquisition Proposal (or an intention to make an Acquisition Proposal) to the Company or its stockholders shall have been publicly announced and not withdrawn; and

•	within nine months after the termination of the Merger Agreement, the Company shall have entered into a definitive agreement providing for, or shall have consummated, an Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%).

In addition, the Company may be required to pay up to $15 million of reasonable costs and expenses incurred by the Buyer Parties in connection with the Merger Agreement, or the Buyer Parties may be required to pay up to $15 million of reasonable costs and expenses incurred by the Company in connection with the Merger Agreement, depending upon the manner in which the Merger Agreement is terminated.

Indemnification and Insurance of Our Directors and Officers

The Merger Agreement provides that for a period of six years after the Merger effective date, the charter and bylaws of the surviving entity and its subsidiaries will contain indemnification and exculpation provisions that are no less favorable than the indemnification and exculpation provisions in our existing charter and bylaws or the applicable organizational documents of our subsidiaries, except as required by law.

MS Parent and the surviving entity have agreed to indemnify, to the fullest extent permitted by applicable laws, each present and former director and officer of the Company or our subsidiaries with respect to any judgments, fines, claims or other legal actions arising out of or relating to their duties or services as our or our subsidiaries’ directors or officers, including any actions or omissions taken with respect to the Merger Agreement or the Sale Transaction, occurring at or prior to the Merger effective time and, subject to certain conditions, shall pay related costs and expenses, including reasonable attorney’s fees, incurred by them in connection therewith.

The Merger Agreement requires that we purchase a “tail” insurance policy of at least the same coverage and amounts, and containing terms and conditions that are no less favorable to the directors and officers of us and our subsidiaries than our existing policies, which will provide our directors and officers with coverage for six years following the effective time of the Merger with respect to directors’ and officers’ liability for claims arising from facts or events that occurred on or prior to the effective time of the Merger. This requirement is subject to a maximum cost for the entire period of $4,500,000 to be paid for such insurance.

The parties have agreed not to terminate or modify in any manner adverse to any indemnitee the obligations described above regarding directors’ and officers’ indemnification and exculpation and directors’ and officers’ liability insurance, and such obligations must be assumed by any successor entity to the surviving entity as a result of any consolidation, merger, liquidation, dissolution or transfer of all or substantially all of its properties and assets.

Amendment and Waiver

The Merger Agreement may be amended by the mutual agreement of the parties in writing at any time prior to the effective time of the Merger, provided that after the approval of the Company’s stockholders to the Merger is obtained, no amendment may be made that the Company determines requires further approval by its stockholders under applicable laws without such further stockholder approval. The Merger Agreement also provides that, at any time prior to the effective time of the Merger, we or the Buyer Parties may extend the time for the performance of any obligations of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the agreements or conditions to its obligations contained in the Merger Agreement.

ADJOURNMENTS AND POSTPONEMENT OF THE SPECIAL MEETING

Proposal for Adjournments

We are asking our stockholders to vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the Sale Transaction.

Our board of directors recommends that you vote “FOR” the approval of any adjournment of the special meeting for the purpose of soliciting additional proxies.

Postponement of the Special Meeting

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, we will provide at least ten days’ notice of the new meeting date.

MARKET PRICE OF OUR COMMON SHARES

As of February 19, 2007, there were approximately 102,000 stockholders of record of our common shares. There is no established public trading market for our stock. For the years ended December 31, 2006 and 2005, we are aware of transfers of 573,033.5 and 148,960 of our common shares between owners, respectively. Other than these transfers, purchases made pursuant to our distribution reinvestment plan and redemptions of stock by us, we are not aware of any other trades of our stock. The following table reflects, for each calendar quarter, the high and the low sales prices for transfers of our common shares between owners during the years ended December 31, 2006 and 2005 and for the first quarter of 2007 (through February 16, 2007) of which we are aware, net of commissions, and the distributions paid per common share, for each such quarterly period:

	2007
	High	Low	Distributions

First Quarter (through February 19, 2007)	$20.00	$12.33	—

	2006
	High	Low	Distributions

First Quarter	$20.00	$14.00	$0.25
Second Quarter	20.00	13.33	0.25
Third Quarter	17.57	11.81	0.25
Fourth Quarter	20.00	12.50	0.25

	2005
	High	Low	Distributions

First Quarter	$19.99	$15.69	$0.275
Second Quarter	20.00	17.51	0.25
Third Quarter	20.00	14.67	0.25
Fourth Quarter	20.00	13.66	0.25

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Share Ownership by Directors and Executive Officers

The following table sets forth, as of February 20, 2007, the number and percentage of outstanding common shares, par value $0.01 per share, beneficially owned by (1) each of our directors, (2) each of our executive officers and (3) all of our directors and executive officers as a group. Unless otherwise indicated, all of our common shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise listed, the address of each of the stockholders is c/o CNL Hotels & Resorts Inc., CNL Center II at City Commons, 420 South Orange Avenue, Orlando, Florida 32801.

	Number of
	Shares Beneficially		Percent
Name of Beneficial Owner	Owned(1)		of Class

Barry A.N. Bloom	65,642	(3)	*
Robert A. Bourne	403,271	(2)(3)	*
John A. Griswold	207,475	(3)	*
J. Douglas Holladay	7,500	**	*
Thomas J. Hutchison III	389,021	(3)	*
Jack F. Kemp	7,500		*
Craig M. McAllaster	12,500	**	*
Greerson G. McMullen	25,174		*
Dianna F. Morgan	7,500		*
Robert E. Parsons, Jr.	12,500	**	*
Mark E. Patten	16,214		*
James M. Seneff, Jr.	2,302,238	(2)(3)	1.47%
C. Brian Strickland	226,513	(3)	*
Marcel Verbaas	39,455	(3)	*
All directors and executive officers as a group (14 persons)	3,710,003		2.36%

*	Less than one percent of the total amount of our outstanding common shares.

**	Includes shares deferred pursuant to the terms of a deferred fee agreement between us and such director.

(1)	The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after such date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement. This table does not include deferred share awards that will vest upon consummation of the Sale Transaction. See “Interests of Our Directors and Executive Officers in the Sale Transaction.”

(2)	Includes 12,500 shares held by Orion Holdings, LLC, an entity in which both Messrs. Seneff and Bourne are beneficial owners. Shares are presented as beneficially owned by both Messrs. Seneff and Bourne, but are included in the total share count once.

(3)	Includes an aggregate of 750,000 shares of stock which have been pledged as security, including approximately 530,000 shares received by Mr. Seneff, approximately 100,000 shares received by Mr. Bourne and approximately 120,000 shares by the executive officers of the Company who owned shares in CNL Hospitality Corp.

Beneficial Ownership of More than Five Percent

As of January 31, 2007, we do not know of any stockholder that holds 5 percent or more of our common shares.

DISSENTERS’ RIGHTS OF APPRAISAL

You are entitled to appraisal rights under the MGCL in connection with the Sale Transaction. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the MGCL, a copy of which is attached as Appendix D to this proxy statement, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights. The following summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by our stockholders desiring to exercise their appraisal rights. The Per Share Special Dividend Amount will not be paid in respect of our common shares held by dissenting stockholders unless the rights of such dissenting stockholders are restored under Maryland law.

Under the MGCL, you will be entitled to demand and receive payment of the fair value of your common shares in connection with the Sale Transaction. However, if you want to receive such fair value for your shares you must follow specific procedures. These procedures are:

(a) before or at the special meeting, you must file with us a written objection to the Sale Transaction;

(b) you must not vote in favor of the Sale Transaction; and

(c) you must make written demand on us stating the number and class of shares for which you demand payment, within 20 days after articles of merger have been accepted for record by the SDAT.

The filing of a written objection and written demand for appraisal of shares must be in addition to and separate from a vote against the Sale Transaction. Also, because a properly submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to approve the Sale Transaction, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. Any proxy or vote against the approval of the Sale Transaction will not constitute a demand for appraisal. If you fail to comply with the requirements described above, you will be bound by the terms of the Sale Transaction and Merger Agreement and receive the Total Consideration provided for in the Merger Agreement. In addition, if you sell or otherwise transfer shares of our common stock, you will not be entitled to appraisal rights with respect to such shares.

If you object, the surviving entity is required to promptly notify you in writing of the date the articles of merger are accepted for record by the SDAT. The surviving entity may send a written offer to you to pay for your common shares at what it considers to be the fair value thereof. Within 50 days after the articles of merger are accepted for record by the SDAT, either the surviving entity or any objecting stockholder who has not received payment for its shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares in connection with the Sale Transaction.

The surviving entity does not presently intend to file an appraisal petition and if you seek to exercise appraisal rights, you should not assume that it will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in the MGCL.

If the court finds that an objecting stockholder is entitled to an appraisal of its common shares, the court is required to appoint three disinterested appraisers to determine the fair value of the shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares.

“Fair value” is determined as of the close of business on the day the stockholders vote on the Sale Transaction and may not include any appreciation or depreciation which directly or indirectly results from the Sale Transaction. You should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under the MGCL.

Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the common shares. If the appraisers’ report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the stockholders’ vote on the action to which objection was made. Costs of the proceeding will be determined by the court and may be assessed against the surviving entity or, if the court finds that your failure to accept an offer was arbitrary and vexatious or not in good faith, you, if you are an objecting stockholder, or both.

At any time after the filing of a petition for appraisal, the court may require objecting stockholders to submit their certificates, if any, representing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.

If you are an objecting stockholder, after the close of business on the date of the stockholders’ vote on the Sale Transaction, you will cease to have any right as our stockholder with respect to such shares, including the right to receive any dividends (including the Per Share Special Dividend Amount), except the right to receive payment of the fair value thereof.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2007 only if the Sale Transaction is not completed. If we hold such an annual meeting, in order to be eligible for inclusion in our proxy materials for our 2007 annual meeting, written notice of any stockholder proposal must be received by us a reasonable time before we begin to print and mail our proxy materials for such annual meeting. Stockholder proposals, relating to a proper subject, to be considered for inclusion in our proxy statement and form of proxy relating to the Annual Meeting to be held in 2007, must be received by the Corporate Secretary of the Company by April 20, 2007 in the form required under and subject to the other requirements of the applicable rules of the SEC. If the date of the Annual Meeting to be held in 2007 is changed to a date more than 30 days earlier or later than September 22, 2007, we will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

Notwithstanding the aforementioned deadline, under our bylaws, a stockholder must follow certain other procedures to nominate persons for election as directors or to properly present other business at an annual meeting of stockholders. These procedures provide that stockholders desiring to nominate directors and/or to properly present a subject of business for consideration at a meeting must do so by written notice timely received by our Corporate Secretary. With respect to proposals for the 2007 Annual Meeting, our Corporate Secretary must receive notice of such proposal no earlier than June 24, 2007, and no later than July 24, 2007.

OTHER MATTERS

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their discretion.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like us, which file electronically with the SEC. The address of that website is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.

We are incorporating by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed. The information we file later with the SEC will automatically update and supersede the information contained in this proxy statement.

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.cnlhotels.com under Investor Relations — SEC Filings.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at CNL Hotels & Resorts, Inc., at CNL Center II at City Commons, 420 South Orange Avenue, Orlando, Florida 32801. If you would like to request documents, please do so by March 30, 2007, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated February 22, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MS RESORT HOLDINGS LLC,
MS RESORT ACQUISITION LLC,
MS RESORT PURCHASER LLC,
ASHFORD SAPPHIRE ACQUISITION LLC
AND
CNL HOTELS & RESORTS, INC.
DATED AS OF JANUARY 18, 2007

A-i

A-ii

EXHIBITS

Exhibit A:  Form of Guaranty

Exhibit B:  Form of Tax Opinion

Exhibit C:  Form of Parent Asset Purchase Agreement

Exhibit D:  Form of Arizona Asset Purchase Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 18, 2007 (this “Agreement”), by and among MS Resort Holdings LLC, a Delaware limited liability company (“Parent”), MS Resort Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Sub”), MS Resort Purchaser LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Missouri”), Ashford Sapphire Acquisition LLC, a Delaware limited liability company (“Arizona”), and CNL Hotels & Resorts, Inc., a Maryland corporation (the “Company”). Except as otherwise set forth herein, capitalized terms used herein shall have the meanings set forth in Section 1.1. Parent, Sub, Missouri and Arizona are hereinafter collectively referred to as the “Buyer Parties”.

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Board”), has declared that it is advisable and in the best interests of the Company and the stockholders of the Company, to enter into this Agreement to provide for the Merger (as defined below) and Asset Sales (as defined below) on the terms and conditions set forth in this Agreement;

WHEREAS, on the next day immediately following completion of the Parent Asset Sale and Arizona Asset Sale (each as hereinafter defined) the Company and Sub wish to effect a business combination through a merger of Sub with and into the Company (the “Merger”), in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or the “Shares”), other than Dissenting Shares (as defined herein) and Shares owned directly or indirectly by Parent, will be converted into the right to receive cash in an amount equal to the Per Share Merger Consideration;

WHEREAS, the Board approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the Parent Asset Sale and the Arizona Asset Sale (collectively, the “Transactions”), in accordance with the MGCL, upon the terms and subject to the conditions contained herein and resolved to recommend approval of the Merger by the stockholders of the Company;

WHEREAS, the sole member of Parent and Parent, as the sole member of Sub and Missouri, have; (a) approved this Agreement and declared it advisable for Parent, Sub and Missouri to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement by Parent, Sub and Missouri and the consummation of the transactions contemplated hereby, including the Merger and the Parent Asset Sale, in accordance with the DLLCA, upon the terms and conditions contained herein;

WHEREAS, the board of managers of Arizona has (a) approved this Agreement and declared it advisable for Arizona to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Arizona Asset Sale upon the terms and conditions contained herein;

WHEREAS, concurrently with the execution of this Agreement, the Guarantors have delivered to the Company a joint and several guaranty (the “Guaranty”) of the obligations arising under this Agreement of the Buyer Parties in the form attached as Exhibit A to this Agreement; and

WHEREAS, the parties intend that for federal, and applicable state and local, income tax purposes the Merger will be treated as a taxable sale of the Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of Parent, Sub, Missouri, Arizona and the Company hereby agrees as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1  Definitions.  As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Access” shall have the meaning set forth in Section 8.4.

“Acquisition Proposal” shall have the meaning set forth in Section 7.2(d).

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Aggregate Award Amount” shall have the meaning set forth in Section 8.2.

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Arizona” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Arizona Asset Purchase Agreement” shall have the meaning set forth in Section 12.2.

“Arizona Asset Sale” shall have the meaning set forth in Section 12.2.

“Arizona Commitment Letters” shall have the meaning set forth in Section 6.6.

“Arizona Debt Financing” shall have the meaning set forth in Section 6.6.

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“Asset Sale Time” means the time at which the first of the Asset Sales is consummated.

“Asset Sales” means the Parent Asset Sale and the Arizona Asset Sale.

“Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, deferred stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, program, agreement or arrangement as to which the Company or any of its Subsidiaries sponsors, maintains, contributes or is obligated to contribute for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries, including any ERISA Benefit Plan.

“Board” shall have the meaning set forth in the first recital of this Agreement.

“Board Recommendation” shall have the meaning set forth in Section 4.4(b).

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Buyer Parties” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Certificate” shall have the meaning set forth in Section 3.1(c).

“Change in Recommendation” shall have the meaning set forth in Section 7.2(e).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Bylaws” shall have the meaning set forth in Section 4.1(b).

“Company Charter” shall have the meaning set forth in Section 4.1(b).

“Company Common Stock” shall have the meaning set forth in the second recital of this Agreement.

“Company Expenses” shall have the meaning set forth in Section 8.5(c).

“Company Intellectual Property” shall have the meaning set forth in Section 4.14.

“Company Letter” means the letter from the Company to the Buyer Parties dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.

“Company Preferred Stock” shall have the meaning set forth in Section 4.3.

“Company Properties” means, collectively, the Leased Real Property and the Owned Real Property.

“Company Subsidiary REIT” shall mean CNL Hotel Investors, Inc., a Maryland corporation.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Stock Plan” shall have the meaning set forth in Section 4.3.

“Company Stockholder Approval” shall have the meaning set forth in Section 8.3(b).

“Company Title Insurance Policies” means policies of title insurance issued and insuring, as of the effective date of each such policy, the Company’s or its applicable Subsidiary’s title to or leasehold interest in the Company Properties.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.4.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Counterproposal” shall have the meaning set forth in Section 7.2(e).

“Debt Financing” means the Arizona Debt Financing and the Parent Financing.

“Deferred Share Awards” means deferred shares of Company Common Stock granted under the Company Stock Plan.

“Delaware Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(d).

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1(d).

“DLLCA” shall have the meaning set forth in the second recital of this Agreement.

“DSOS” shall have the meaning set forth in Section 2.3.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Laws” means all Laws relating to the protection of the environment, including the soil, subsurface strata, sediment, surface water or groundwater, or relating to the protection of human health from exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“ERISA Benefit Plan” means a Benefit Plan that is also an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or that is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

“Escrowed Amount” shall have the meaning set forth in Section 8.5(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Excess Shares” shall have the meaning set forth in Section 4.3.

“Final Condition Satisfaction Date” shall have the meaning set forth in Section 12.1.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.

“Governmental Entity” means any federal, state, provincial, local or foreign government, any governmental, regulatory or administrative authority, agency or commission, or any court, tribunal or other judicial body (including any political or other subdivision, department or branch of any of the foregoing).

“Guaranty” shall have the meaning set forth in the sixth recital of this Agreement.

“Guarantors” shall mean the guarantors under that certain Guaranty, dated as of the date hereof, the form of which is attached hereto as Exhibit A.

“Hazardous Substances” means (i) regardless of whether subject to the jurisdiction of a Governmental Entity, those substances defined in or regulated under the following United States federal statutes and their state counterparts and all regulations thereunder, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Clean Air Act; the Oil Pollution Act and the Toxic Substances Control Act, (ii) natural gas, petroleum and petroleum products, including crude oil and any fractions thereof and waste oil; (iii) polychlorinated biphenyls, asbestos and radon; and (iv) any other pollutant, contaminant, substance, material, waste or condition regulated by any Governmental Entity pursuant to any Environmental Law.

“Hotel Contracts” means all material service contracts, material maintenance contracts, and other material contracts or agreements, including material equipment leases capitalized for accounting purposes, in each case with respect to the ownership, maintenance, operation, provisioning, or equipping of the Company Properties and material guaranties relating thereto, if any.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (a) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments and (c) all obligations of the Company or any of its Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Company or any of its Subsidiaries.

“Indemnified Person” shall have the meaning set forth in Section 8.9(a).

“Intellectual Property” means intellectual property or other proprietary rights of any kind, including (a) all patents, patent applications and patent disclosures, together with all reissuances, continuations, provisionals, continuations-in-part, divisions, revisions, extensions and reexaminations thereof (collectively, “Patents”), (b) all trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, “Marks”), (c) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith (collectively, “Copyrights”), (d) all trade secrets and confidential business and technical information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, “Trade Secrets”) and (e) all computer data and software (including databases and related documentation).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the Company’s chief executive officer; president and chief operating officer; executive vice president, chief financial officer and treasurer; executive vice president of portfolio management & administration; executive vice president, chief general counsel and corporate secretary; and vice president of tax; (ii) with respect to Parent, the actual knowledge of Michael Franco and Michael Quinn; and (iii) with respect to Arizona, the actual knowledge of Ashford Hospitality Trust, Inc.’s chief executive officer; president; chief operating officer; chief financial officer; general counsel; and secretary.

“Law” means any federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Lease Documents” shall have the meaning set forth in Section 4.15(b).

“Leased Real Property” means all material real property leased or otherwise occupied (as lessee or sublessee) as of the date hereof by the Company or any Subsidiary from a third party other than the Company or any Subsidiary, including the improvements thereon.

“Liens” means, with respect to any asset, any pledges, claims, liens, mortgages, charges, encumbrances or security interests of any kind in respect of such asset.

“Major Space Leases” means all leases, subleases, licenses, concessions, and other similar agreements for the use or occupancy of more than 10,000 square feet of any of the Company Properties.

“Management Agreement Documents” shall have the meaning set forth in Section 4.15(h).

“Marketed Portfolio Purchase and Sale Agreement” means that certain Agreement of Purchase and Sale made and entered into on December 17, 2006 between W2005 New Century Hotel Portfolio, L.P. and the Sellers identified therein.

“Marketed Portfolio Sale” means, whether effected directly or indirectly or in one transaction or a series of related transactions, any sale, transfer or other business combination involving the 32 hotel properties owned by the Company and under contract for sale on the date hereof pursuant to the Marketed Portfolio Purchase and Sale Agreement.

“Material Adverse Effect” means, (I) with respect to the Company, any change, development, circumstance, event or effect that, when considered either individually or in the aggregate together with all other changes, circumstances, developments, events or effects (a “Change”), (a) that would prevent or reasonably be expected to prevent the Company from consummating any of the Transactions or (b) is materially adverse to the properties, business, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries taken as a whole, excluding any Change to the extent resulting from: (i) the execution or announcement of this Agreement or the performance of obligations under this Agreement, (ii) Changes affecting the United States economy or capital or financial markets generally (including Changes in interest rates) or Changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries conduct their respective business, except to the extent that such Changes have a materially disproportionate effect on the Company or the Company Properties relative to other similarly situated participants in the business or industry in which the Company operates, (iii) general Changes in conditions in or otherwise affecting hotel real estate properties or hotel operators (including diseases and epidemics), except to the extent that such Changes have a materially disproportionate effect on the Company or the Company Properties relative to other similarly situated participants in the business or industry in which the Company operates (it being understood that the phrase “similarly situated” shall take into account the geographical markets in which the Company operates), (iv) any Changes in applicable Law or GAAP or interpretation or application thereof, (v) earthquakes, hurricanes or other natural disasters, except to the extent that such Changes cause physical damage to a Company Property or have a materially disproportionate effect on the Company or the Company Properties relative to other similarly situated participants in the business or industry in which the Company operates (it being understood that the phrase “similarly situated” shall take into account the geographical markets in which the Company operates), (vi) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving or affecting the United States, its armed forces or any part thereof, except to the extent that such Changes cause physical damage to a Company Property or have a materially disproportionate effect on the Company or the Company Properties relative to other similarly situated participants in the business or industry in which the Company operates (it being understood that the phrase “similarly situated” shall take into account the geographical markets in which the Company operates) and (vii) any failure, but only in and of itself, by the Company to meet any financial projection of the Company’s revenues, earnings or other financial performance for any period (it being understood that the phrase “but only in and of itself” shall mean that any Change from such failure that could otherwise be described in clause (I)(a) or (b), above, shall constitute a Material Adverse Effect); and (II) when used with respect to any of the Buyer Parties, any change, development, circumstance, event or effect that, when considered either individually or in the aggregate together with all other changes, developments, circumstances, events or effects, would, with the passage of time or otherwise, prevent the consummation of the Transactions following the satisfaction of all other conditions precedent thereto or prevent any of the Buyer Parties from performing their respective obligations under this Agreement.

“Material Contract” shall have the meaning set forth in Section 4.18(a).

“Maximum Premium” shall have the meaning set forth in Section 8.9(b).

“Merger” shall have the meaning set forth in the second recital of this Agreement.

“MGCL” shall have the meaning set forth in the second recital of this Agreement.

“Missouri” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Owned Real Property” means all real property owned by the Company or any Subsidiary as of the date hereof, together with all buildings, structures, other improvements and fixtures located on or under such real property and all easements, rights, and other appurtenances thereto.

“Parent” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Parent Asset Purchase Agreement” shall have the meaning set forth in Section 12.1.

“Parent Asset Sale” shall have the meaning set forth in Section 12.1.

“Parent Commitment Letter” shall have the meaning set forth in Section 5.7.

“Parent Debt Financing” shall have the meaning set forth in Section 5.7.

“Parent Expenses” shall have the meaning set forth in Section 8.5(c).

“Parent Financing” shall have the meaning set forth in Section 5.7.

“Parent Preferred Equity Funding Letter” shall have the meaning set forth in Section 5.7.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Per Share Merger Consideration” means (i) $20.50 per Share, minus (ii) the Special Dividend Amount, divided by the number of Shares outstanding, on a fully diluted basis, on the Closing Date.

“Permits” shall have the meaning set forth in Section 4.9.

“Permitted Liens” means (a) statutory liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith, (b) any matter disclosed in the Company Title Insurance Policies, (c) Liens and obligations under the Material Contracts, Management Agreement Documents, the Third Party Franchise Agreements and Lease Documents,

(d) mortgages and deeds of trust granted as security for financings listed or described in the Company Letter or Company SEC Documents, (e) inchoate mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (f) liens, charges, encumbrances and/or title exceptions or imperfections created by or resulting from the acts or omissions of the Buyer Parties or any of their Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees, (g) all matters that may be shown by a current, accurate survey or physical inspection of the Company Properties that do not adversely affect, in a material manner, the value or marketability of such property, (h) any applicable Laws, including building and zoning Laws, now or hereafter in effect and (i) such other easements, rights of way, restrictions, covenants, liens, encumbrances or imperfections that are not material in amount and do not materially detract from the value of or materially impair the existing use of the Company Property affected by such easement, right of way, restriction, covenant, lien, encumbrance or imperfection.

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Proxy Statement” shall have the meaning set forth in Section 4.8.

“Qualifying Income” shall have the meaning set forth in Section 8.5(e).

“Redemption Plan” means the Company’s Amended and Restated Redemption Plan, effective as of June 16, 2004, as the same may from time to time be amended or modified.

“Reinvestment Plan” means the Company’s Amended and Restated Reinvestment Plan, as in effect as of the date hereof.

“REIT” shall have the meaning set forth in Section 4.10(c).

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Representatives” shall have the meaning set forth in Section 7.2(a).

“Required Vote” shall have the meaning set forth in Section 4.4(a).

“Retained Employees” shall have the meaning set forth in Section 8.1(a).

“SDAT” shall have the meaning set forth in Section 2.3.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Shares” shall have the meaning set forth in the second recital of this Agreement.

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

“Special Dividend” shall have the meaning set forth in Section 12.3.

“Special Dividend Amount” shall have the meaning set forth in Section 12.3.

“Stockholders’ Meeting” shall have the meaning set forth in Section 8.3(b).

“Sub” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled, directly or indirectly, by such first Person and/or by one or more of its Subsidiaries.

“Superior Proposal” shall have the meaning set forth in Section 7.2(d).

“Surviving Entity” shall have the meaning set forth in Section 2.1.

“Tax” and “Taxes” means any federal, state, local or foreign income, property, sales, hotel room sales, restaurant sales, excise, franchise, employment, withholding, or other like assessment, together with any interest or penalty, imposed by any Governmental Entity.

“Tax Protection Agreement” shall have the meaning set forth in Section 4.10(j).

“Tax Sharing Agreement” shall have the meaning set forth in Section 4.10(j).

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” shall have the meaning set forth in Section 10.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 8.5(b).

“Third Party Franchise Agreements” shall have the meaning set forth in Section 4.15(g).

“Transactions” shall have the meaning set forth in the third recital of this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 8.7.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Uncertificated Share” shall have the meaning set forth in Section 3.1(c).

“WARN” shall have the meaning set forth in Section 4.17(d).

Section 1.2  Interpretation.  When a reference is made in this Agreement to an Article, Section or clause, such reference shall be to an Article, Section or clause of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “dollars” or “$” means United States dollars.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the DLLCA and the MGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving entity (the “Surviving Entity”) and shall succeed to and assume all the rights, privileges, franchises, powers and obligations of Sub and the Company in accordance with Subtitle 1 of Title 3 of the MGCL and Section 18-209(g) of the DLLCA. The Company shall cause the opinion described in Section 9.3(d) to be brought down and dated as of the Closing; provided, that the bringdown of such opinion shall not be a condition to the consummation of the Merger.

Section 2.2  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the day following the consummation of the Asset Sales or such other date as mutually agreed to by Parent and the Company, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto (the date upon which the Closing occurs shall be referred to herein as the “Closing Date”).

Section 2.3  Effective Time.  The Merger shall become effective when Articles of Merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the MGCL, are duly filed with and accepted for record by the State Department of Assessments and Taxation in the State of Maryland (the

“SDAT”) and a certificate of merger (the “Delaware Certificate of Merger”) has been duly filed with the Secretary of State of Delaware (the “DSOS”) in accordance with the DLLCA, or at such later time (not to exceed 30 days from the date of the acceptance for record of the Articles of Merger) as Sub and the Company shall agree and is specified in the Articles of Merger and the Delaware Certificate of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Articles of Merger are duly filed with and accepted for record by the SDAT and the Delaware Certificate of Merger has been filed with the DSOS, or such later time (not to exceed 30 days from the date of the acceptance for record of the Articles of Merger) established by the Articles of Merger and the Delaware Certificate of Merger. The filing of the Articles of Merger and the Delaware Certificate of Merger shall be made at the Closing.

Section 2.4  Effects of the Merger.  The Merger shall have the effects set forth in Section 3-114 of the MGCL, Section 18-209(g) of the DLLCA and this Agreement.

Section 2.5  Charter and Bylaws; Officers and Directors.

(a) The Company Charter, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

(b) The Company Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter changed or amended as provided by the charter or bylaws of the Surviving Entity or by applicable Law.

(c) The managers of Parent, if any, immediately prior to the Effective Time shall be the directors of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected and qualify, as the case may be, in accordance with the Surviving Entity’s charter and bylaws.

(d) The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualify, as the case may be, in accordance with the charter and bylaws of the Surviving Entity.

Section 2.6  Tax Treatment.  The parties hereto (i) intend that for federal, and applicable state and local, income tax purposes, the Merger will be treated as a taxable purchase by Parent of all of the Company’s outstanding Shares and (ii) shall prepare and file their applicable Tax Returns based on such treatment.

ARTICLE III

EFFECT OF THE MERGER

Section 3.1  Effect on Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, Sub, the Company or the holders of shares of Company Common Stock or holders of any membership interest in Sub:

(a) Stock of Sub.  Each membership interest of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity.

(b) Parent Owned Stock.  Each Share that is owned by Parent, Sub, Missouri or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares.  Subject to Section 3.1(d), each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) shall be cancelled and be converted into the right to receive in cash, without interest, the Per Share Merger Consideration. As of the Effective Time, all such Shares shall be cancelled in accordance with this Section 3.1(c), and when so cancelled, shall no longer be outstanding and shall automatically cease to exist, and (x) each holder of a certificate (a “Certificate”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration for each such Share, without interest and (y) each holder of shares of Company

Common Stock not represented by a Certificate (each an “Uncertificated Share”) shall thereafter only have the right to receive the Per Share Merger Consideration for each such Uncertificated Share, without interest.

(d) Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a Person who has filed with the Company a written objection to the Merger, has not voted in favor of or consented to the approval of the Merger (a “Dissenting Stockholder”) and has properly exercised and perfected appraisal rights under Title 3, Subtitle 2, of the MGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as described in Section 3.1(c), but shall be converted into the right to receive such consideration from the Surviving Entity as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Title 3, Subtitle 2, of the MGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal and payment, in any case pursuant to the MGCL, such holder’s Shares shall be deemed to be converted as of the Effective Time into the right to receive the Per Share Merger Consideration for each such Share, without interest, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals or such demands and any other instruments served pursuant to Title 3, Subtitle 2, of the MGCL and received by the Company and (ii) the opportunity to participate in all negotiations with respect to demands for appraisals under the MGCL.

Section 3.2  Paying Agent; Exchange Procedures.

(a) Paying Agent.  Prior to the consummation of the Asset Sales, Parent shall designate a bank or trust company, that shall be reasonably satisfactory to the Company, to act as paying agent with respect to the Per Share Merger Consideration and the Special Dividend (the “Paying Agent”). At or before the Effective Time, Parent shall deposit, or cause Sub to deposit, with the Paying Agent a cash amount in immediately available funds equal to the product of (x) the Per Share Merger Consideration and (y) the number of Shares issued and outstanding immediately prior to the Effective Time (exclusive of any Dissenting Shares and Shares to be cancelled pursuant to Section 3.1(b)). At or following the consummation of the Asset Sales, the Company shall deposit, or cause the escrow agent under the Parent Asset Purchase Agreement and the Arizona Asset Purchase Agreement to deposit, with the Paying Agent the Special Dividend Amount. The amounts deposited pursuant to the prior two sentences shall be referred to collectively as the “Exchange Fund”. Funds made available to the Paying Agent shall be invested (if at all) by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Entity; provided, however, that such investments shall only be in obligations of or guaranteed by the United States (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(c) shall be promptly returned to the Surviving Entity).

(b) Exchange Procedure.  As soon as practicable after the Effective Time (and in any event within four (4) Business Days thereof), the Surviving Entity or Parent shall cause the Paying Agent to mail to each holder of record of one or more Shares (other than holders of Dissenting Shares and Shares to be cancelled pursuant to Section 3.1(b)), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Per Share Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent or, in the case of Uncertificated Shares, at or promptly following the receipt by the Paying Agent of a duly executed letter of transmittal and such other documents as may be required by the Paying Agent, the holder of such Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the amount of cash (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to (x) the number of Shares held by such stockholder multiplied by (y) the Per Share Merger Consideration, and any Certificates surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate (or affidavits of loss in lieu thereof) or in exchange for Uncertificated Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered (or affidavits of loss in lieu thereof) is registered, if such Certificate (or affidavits of loss in lieu thereof) shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate (or affidavits of loss in lieu thereof) or establish to the satisfaction of the Surviving Entity or the Paying Agent that such Tax has been paid or is not applicable. Until exchanged or surrendered as contemplated by this Section 3.2, Uncertificated Shares and Shares represented by Certificates (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange or surrender the amount of cash, without interest, into which the Shares theretofore represented shall have been converted pursuant to Section 3.1.

(c) No Further Ownership Rights in Shares.  All Per Share Merger Consideration paid upon the surrender of Certificates (or affidavits of loss in lieu thereof) or in exchange for Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. At the Effective Time, (i) holders of Certificates or Uncertificated Shares shall cease to have any rights as stockholders of the Company, (ii) the stock transfer books of the Company shall be closed and (iii) there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Shares for nine months after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any holders of Shares (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall, after such funds have been delivered to the Surviving Entity, look only to the Surviving Entity (subject to abandoned property, escheat or other similar Laws) for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) due upon surrender of their Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(f)) or exchange of their Uncertificated Shares, without any interest thereon.

(e) No Liability.  None of the Buyer Parties, the Company or the Paying Agent or any of their respective officers, employees, stockholders, directors, agents or Affiliates shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in customary amount and upon such terms as may be required by the Surviving Entity as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(g) Withholding Rights.  The Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Entity or the Paying Agent, such withheld amounts (i) shall be remitted by the Surviving Entity or the Paying Agent, as applicable, to the applicable

Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Entity or the Paying Agent, as the case may be. The parties acknowledge that this Section 3.2(g) is not intended to, and shall not, amend the terms of any Deferred Share Award or employment agreement related thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Letter (it being agreed that disclosure of any item in any section or subsection of the Company Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to the Buyer Parties as follows:

Section 4.1  Organization; Minute Books.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such corporate or similar power and authority have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company has made available to the Buyer Parties complete and correct copies of its Articles of Amendment and Restatement, dated August 7, 2006 (the “Company Charter”), and its Amended and Restated Bylaws, dated August 30, 2006 (the “Company Bylaws”), and has made available to the Buyer Parties the charter and bylaws (or similar organizational documents) of each of its Significant Subsidiaries. The charter and bylaws (or similar organizational documents) of the Company and each of its Subsidiaries are in full force and effect and no dissolution, revocation or forfeiture proceeding regarding the Company or any of its Subsidiaries has been commenced. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its charter or bylaws (or similar organizational documents), except, in each case, for such violations that would not have a Material Adverse Effect on the Company.

(c) The Company has made available to the Buyer Parties materially correct and complete copies of the minute books of the Company of meetings of the Board and committees of the Board held since January 1, 2004, except that the Company shall not be obligated to make available those portions of any minutes of meetings of the Board or committees of the Board related to the deliberations by the Board or such committee with respect to the consideration of strategic alternatives.

Section 4.2  Subsidiaries.  A correct and complete list of all of the Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary, and the percentage, if any, of the outstanding equity of each such Subsidiary not owned, directly or indirectly, by the Company is set forth in Item 4.2 of the Company Letter. All of the outstanding shares of stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of stock or equity interests and other ownership interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens. The Company does not own, directly or indirectly, any stock or other voting or equity securities or interests (or any interests convertible into or exchangeable or exercisable for any equity or similar interests) in any other Person.

Section 4.3  Capital Structure.  The authorized stock of the Company consists of 3,000,000,000 shares of Company Common Stock, 75,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”), and 600,000,000 excess shares, $0.01 par value per share (the “Excess Shares”). At the close of business on January 17, 2007, (a) 156,968,775.0187 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (b) 2,872,743 shares of Company Common Stock were reserved for issuance pursuant to Deferred Share Awards granted under the Company’s 2004 Omnibus Long-Term Incentive Plan (the “Company Stock Plan”), (c) no shares of Company Preferred Stock were issued and outstanding, and (d) no Excess Shares were issued and outstanding. As of the date of this Agreement, except as set forth above, no shares of stock of the Company or options, warrants, convertible or exchangeable securities or other rights to purchase stock of the Company are issued, reserved for issuance or outstanding. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote. As of the date of this Agreement, except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of stock or other voting or equity securities or interests of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking relating to the voting of stock or equity securities or interests of the Company or any of its Subsidiaries. As of the date of this Agreement, other than pursuant to this Agreement, there are no outstanding contractual obligations or rights of the Company or any of its Subsidiaries to register or repurchase, redeem or otherwise acquire, vote, dispose of or otherwise transfer or register pursuant to any securities Laws any shares of stock or equity interests of the Company or any of its Subsidiaries. There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of Company Common Stock and, to the Knowledge of the Company, as of the date of this Agreement, there are no third party agreements or understandings with respect to the voting of any shares of Company Common Stock.

Section 4.4  Authority.  (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the Company’s stockholders of the Merger, to consummate the transactions contemplated hereby, including the Asset Sales. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, including the Asset Sales, have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger and the other transactions contemplated hereby, by the holders of a majority of the outstanding Shares entitled to vote thereon (the “Required Vote”). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Buyer Parties) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b) The Board, at a meeting duly called and held has unanimously (i) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement, the Merger, the Parent Asset Purchase Agreement, the Arizona Asset Purchase Agreement and the Asset Sales and (ii) resolved to recommend approval by the stockholders of the Company of the Merger and the transactions contemplated by the Merger Agreement, which resolutions, subject to Section 7.2, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Board Recommendation”). Approval of the Merger and the other transactions contemplated hereby, by the stockholders of the Company by the Required Vote is the only vote of the holders of any class or series of stock of the Company required to approve the Merger and the transactions contemplated hereby.

Section 4.5  Consents and Approvals; No Violations.  Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, Exchange Act, the HSR Act, the MGCL, the DLLCA, state securities Laws and other applicable competition

Law clearances, if any, and (b) as may be required in connection with the Taxes described in Section 8.7, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company Charter or Company Bylaws or of the similar organizational documents of any of the Significant Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under or give rise to a right of purchase, first offer or forced sale under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, (v) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except for Permitted Liens or (vi) require the Company or any of its Subsidiaries to make any payment to any third Person, except in the case of clause (ii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or, in the case of clauses (iii), (iv), (v) or (vi), for breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations, Liens or payments that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.6  SEC Documents and Other Reports.  (a) The Company has filed with the SEC all forms, reports, statements, schedules, certifications, exhibits thereto and other documents required to be filed by it since December 31, 2004 under the Securities Act or the Exchange Act (collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (including any documents or information incorporated by reference therein) complied, and all documents filed by the Company with the SEC under the Securities Act or the Exchange Act between the date of this Agreement and the date of Closing will comply, in each case subject to the accuracy of the representations and warranties set forth in Sections 5.4 and 6.4, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the date so filed. At the time filed with the SEC, none of the Company SEC Documents (including any documents or information incorporated by reference therein) contained, or, in the case of documents filed on or after the date hereof will contain, in each case subject to the accuracy of the representations and warranties set forth in Sections 5.4 and 6.4, any untrue statement of a material fact or omitted, or, in the case of documents filed on or after the date hereof will omit, in each case subject to the accuracy of the representations and warranties set forth in Sections 5.4 and 6.4, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(b) The Company has made available to the Buyer Parties correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2004 and prior to the date hereof and will, promptly following the receipt thereof, make available to the Buyer Parties any such material correspondence sent or received after the date hereof. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(c) Neither the Company nor any of the Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2006, including the notes thereto, (ii) as incurred since September 30, 2006 in the ordinary course of business consistent with past practice, (iii) as incurred or to be incurred by the Company or any Subsidiary pursuant to, in connection with, or as a result of, the Merger and the other transactions contemplated by this Agreement, or (iv) as would not, or would not reasonably be expected to, have a Material Adverse Effect on the Company.

(d) The Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including the consolidated Subsidiaries of the Company, is made known to the management of the Company, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud whether or not material, that involves management or other employees who have a significant role in the Company’s or any of Subsidiary of the Company’s internal controls over financial reporting.

(e) The Company has not identified, based on its most recent evaluation, any material weaknesses in the design or operation of internal controls over financial reporting.

Section 4.7  Absence of Material Adverse Effect.  Since September 30, 2006 and prior to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and, other than in connection with the Marketed Portfolio Sale, there has not been (a) any effect, event, development, change or circumstance that, individually or in the aggregate, with all other effects, events, developments and changes, has resulted in a Material Adverse Effect on the Company, (b) except for regular quarterly distributions to the Company’s stockholders with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution with respect to its stock or equity interests or, except for regular redemptions of Shares pursuant to the Redemption Plan, any redemption, purchase or other acquisition of any of its stock or equity interests, (c) any change in accounting methods, principles or practices used by the Company or any of its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (d) any material damage, destruction or loss not covered by insurance to the Owned Real Property, (e) any material amendment of any term of any material outstanding debt or equity security of the Company or any of its Subsidiaries other than in the ordinary course of business, (f) any material amendment of any material employment, consulting, severance, incentive stock, stock option, deferred compensation, bonus, retirement, retention or any other agreement, or the adoption of any material new such agreement, between (i) the Company or any Company Subsidiary, on the one hand and (ii) any officer, trustee or director of the Company or any Company Subsidiary, on the other hand, earning more than $200,000 per year, other than as required by any contract, agreement or Benefit Plan, (g) any incurrence of indebtedness for borrowed money or guarantee for such indebtedness, in each case by the Company or any Subsidiary of the Company in excess of $1,000,000, other than (i) to meet the current cash needs of the Company and any Subsidiary of the Company not exceeding the amount contemplated by the Company’s capital budget for such period, a copy of which has been previously provided to the Buyer Parties and (ii) for projects currently under construction in amounts disclosed in the Company’s capital budget for such period, or (h) any agreement by the Company or any of its Subsidiaries involving any of the foregoing since September 30, 2006 and prior to the date hereof, except as disclosed on Item 4.7 of the Company Letter.

Section 4.8  Information Supplied.  None of the information supplied or to be supplied by the Company or any of its Subsidiaries or representatives specifically for inclusion or incorporation by reference in the proxy statement relating to the Stockholders’ Meeting (together with any amendments or supplements thereto and including any related filings required pursuant to the Exchange Act, the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by any Buyer Party or any of their respective representatives specifically for inclusion or incorporation by reference therein.

Section 4.9  Compliance with Laws.  The businesses and assets of the Company and its Subsidiaries are not and, since December 31, 2005, have not been, conducted or held in violation of any Law of any Governmental Entity, except for any violations that have not had a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all federal, state, local and provincial governmental licenses, authorizations, consents, permits and approvals (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and no violation or default has occurred under any such Permit, except for the absence of Permits and for violations or defaults under Permits that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.10  Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed or caused to be filed (after taking into account all applicable extensions) all material Tax Returns required to be filed by them, except where the failure to timely file would not reasonably be expected to have a Material Adverse Effect on the Company, and all such Tax Returns are true, correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has paid or caused to be paid all material Taxes required to be paid (whether or not shown on any Tax return).

(c) The Company and the Company Subsidiary REIT (i) for all taxable years commencing in the year in which the Company or the Company Subsidiary REIT, as applicable, first made an election to be subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”), through the most recent December 31, has qualified and been subject to taxation as a REIT and (ii) has operated, and intends to continue to operate until the Effective Time, in such a manner as would permit it to continue to qualify as a REIT, from the most recent December 31 and through the Effective Time, without, however, taking into account the effect on the Company or the Company Subsidiary REIT, as applicable, of any of the Transactions required to be entered into, or distributions required to be made, by the Company or the Company Subsidiary REIT under this Agreement, and without any express or implied representation being made that the Company or the Company Subsidiary REIT will have satisfied as of the Effective Time any requirement to make dividend distributions as a REIT with respect to 2007 that would have existed if the Company’s and the Company Subsidiary REIT’s 2007 taxable years were to have closed at the Effective Time. The Company has no Subsidiary classified as a REIT for federal income tax purposes other than the Company Subsidiary REIT. To the Company’s Knowledge, no challenge to the Company’s or the Company Subsidiary REIT’s status as a REIT is pending or threatened in writing. Each Subsidiary of the Company and each Subsidiary of the Company Subsidiary REIT that is a partnership, joint venture, or limited liability company and that has not elected for federal income tax purposes to be a corporation or a “taxable REIT subsidiary” within the meaning of Section 856 of the Code is treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each Subsidiary of the Company or the Company Subsidiary REIT that is a corporation for federal income tax purposes is a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code, a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code or a corporation which qualifies under the transitional rules set forth in Section 546(b) of the Tax Relief Extension Act of 1999. Neither the Company, the Company Subsidiary REIT nor any of their Subsidiaries holds any assets the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7.

(d) No written requests for waivers of the time to assess any material Taxes of the Company or its Subsidiaries are pending.

(e) There are no material pending or threatened audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries with respect to which the Company or any of its

Subsidiaries has been notified in writing. To the Knowledge of the Company, there are no pending or threatening audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries.

(f) All Taxes which the Company or any of its Subsidiaries are required by Law to withhold or to collect for payment have been withheld and collected except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(g) Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement, understanding or plan that has resulted, or would result in connection with the transactions contemplated by this Agreement or any change in control, in the payment of any amount that would, by operation of Section 280G of the Code, not be deductible by the entity making such payment.

(h) Neither the Company nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

(i) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement or Tax Protection Agreement, other than any agreement or arrangement solely between the Company and any of its Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing. For purposes of this Section 4.10(j), a “Tax Sharing Agreement” means any written agreement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company or any of its Subsidiaries. For purposes of this Section 4.10(j), a “Tax Protection Agreement” means any written agreement to which the Company or any of its Subsidiaries is a party pursuant to which, in connection with the deferral of income Taxes of a third party partner in any Subsidiary of the Company that is classified as a partnership for federal income Tax purposes, the Company nor any of its Subsidiaries has agreed to (i) maintain a minimum level of debt or provide rights to guarantee debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner.

(k) Neither the Company nor any Subsidiary (other than a “taxable REIT subsidiary” or a subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Section 857(b)(7) of the Code.

(l) To the Knowledge of the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(m) Neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(n) Neither the Company nor any of its Subsidiaries is a party to any “listed transaction” described in Treasury Regulations Section 1.6011-4(b).

(o) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(p) Neither the Company nor any of its Subsidiaries has recognized taxable gain or loss from the disposition of any property transferred or received in an exchange that was reported as a “like kind exchange” under Section 1031 of the Code.

(q) As of the date hereof, neither the Company nor the Company Subsidiary REIT has any earnings and profits attributable to any non-REIT year of the Company or the Company Subsidiary REIT, as applicable, or any other corporation within the meaning of Section 857 of the Code and the Treasury Regulations thereunder.

(r) The dividends paid deduction of the Company and the Company Subsidiary REIT for each taxable year of each such entity ending with the taxable year ended December 31, 2006, will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1) with respect to the Company or the Company Subsidiary REIT, as applicable, but computed with the modifications described in the next sentence, and (ii) the net capital gain of the Company or the Company Subsidiary REIT, as applicable, for such taxable year; provided, however, that such dividends paid deduction of the Company for the taxable year ended December 31, 2006 takes into account any Section 858 dividend made by the Company prior to the Closing Date. The amount described under clause (i) above shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).

(s) The Special Dividend Amount will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1) with respect to the Company’s current taxable year, computed with the modifications described in the next sentence and, and (ii) the net capital gain of the Company for such taxable year, assuming for purposes of clauses (i) and (ii) that the current taxable year of the Company will end on the date of the Closing. The amount described under clause (i) above shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).

(t) The net proceeds received by the Company Subsidiary REIT from the Asset Sales will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1) with respect to the Company Subsidiary REIT’s current taxable year, computed with the modifications described in the next sentence and, and (ii) the net capital gain of the Company Subsidiary REIT for such taxable year, assuming for purposes of clauses (i) and (ii) that the current taxable year of the Company will end on the date of the Closing. The amount described under clause (i) above shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).

(u) As of the Effective Time, the net operating loss for federal income tax purposes carried over to the Company in its acquisition of KSL Recreation Corp. in April 2004 that remained unused, based on the Company’s information and belief, was not less than $125 million, with the use of such net operating losses in 2007 and thereafter being subject to the limitations of Section 382 of the Code.

Section 4.11  Benefit Plans.  (a) With respect to each Benefit Plan, the Company has made available to the Buyer Parties a true and correct copy of (i) each such Benefit Plan that has been reduced to writing and all amendments thereto and a summary of any unwritten Benefit Plan; (ii) each trust, insurance or administrative agreement or insurance policy or other funding medium relating to each such Benefit Plan; (iii) the most recent written explanation of each Benefit Plan provided to participants, and, if applicable, the most recent summary plan description provided to participants; (iv) if applicable, the three most recent annual reports (Form 5500) filed with the IRS, including all schedules and accountants’ opinions; (v) the most recent determination letter and/or application thereof, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code, and (vi) all correspondence to and from any state or federal agency within the last six years with respect to any Benefit Plan. Except as required or deemed advisable by Law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since September 30, 2006 and copies of any such amendments or Benefit Plans have been provided to Parent.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Benefit Plan has been maintained in compliance with its terms and, both as to form and in operation, with the requirements of applicable Law and (ii) all employer or employee contributions, premiums and expenses to or in respect of each Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company SEC Documents in accordance with GAAP. Each asset held under any such Benefit Plan (other than assets held in the Company’s 401(k) plan for the benefit of the participants) may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. There is no Person (other than the Company or any of its Subsidiaries) that together with the Company or any of its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA. Neither the Company nor any of its Subsidiaries has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(c) As of the date of this Agreement there are no pending or, to the Knowledge of the Company, threatened disputes, arbitrations, claims, suits, grievances, governmental proceedings or, to the Knowledge of the Company, investigations involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan) that would reasonably be expected to have a Material Adverse Effect on the Company.

(d) All Benefit Plans that are intended by their terms to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and, except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has no Knowledge of any reason why any such Benefit Plan is not so qualified in operation. Except as set forth on Item 4.11 of the Company Letter, neither the Company nor any of its Subsidiaries has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment or service to any employee, director, consultant or dependent other than as required by Section 4980B of the Code. Each Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals and no employee communications or provision of any relevant document has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Benefit Plan.

(e) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will or may (either alone or in connection with the occurrence of any additional or subsequent events) (i) result in the acceleration or creation of any rights of any Person to compensation or benefits under any Benefit Plan or other compensatory arrangement, loan forgiveness or result in an obligation to fund benefits with respect to any Benefit Plan or other compensatory arrangement; or (ii) constitute an event under any Benefit Plan or other arrangement that will or may result in any payment of deferred compensation subject to Section 409A of the Code.

(f) The Company has made available to the Buyer Parties (or as described in Item 4.11(f) of the Company Letter) all of the employment agreements, bonus agreements, severance agreements, severance plans and similar obligations that include amounts that are payable as a result of consummation transactions contemplated hereby. Item 4.11(f) of the Company Letter sets forth a good faith estimate of the amounts that will become payable to employees of the Company under the terms of any employment agreements, bonus agreements, severance agreements, severance plans and similar obligations as a result of the consummation of the transactions contemplated by this Agreement.

Section 4.12  Litigation.  As of the date hereof, there is no outstanding judgment, order, writ, injunction or decree and no suit, claim, audit, action, proceeding, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company or that seeks to materially delay or prevent the consummation of the transactions contemplated hereby. Except as set forth in Item 4.12 of the Company Letter, none of the Company or any of its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not have a Material Adverse Effect on the Company.

Section 4.13  State Takeover Statutes.  The Company has taken all action required to be taken by it in order to exempt this Agreement, the Parent Asset Purchase Agreement, the Arizona Asset Purchase Agreement and the Merger from, and this Agreement, the Parent Asset Purchase Agreement, the Arizona Asset Purchase Agreement and the Merger are exempt from, the requirements of any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States, including the Maryland Business Combination Act and the Maryland Control Share Acquisition Act, or any takeover provision in the Company Charter or Company Bylaws.

Section 4.14  Intellectual Property.  Item 4.14 of the Company Letter contains a complete and accurate list of all registered Marks and material unregistered Marks and issued Patents and pending applications for Patents or pending registrations for Marks, in each case owned or purported to be owned by the Company and/or used in the conduct of the business of the Company. The Company and its Subsidiaries own, or are

validly licensed or otherwise have the right to use, in each case free and clear of all Liens, except for Permitted Liens, all Intellectual Property purported to be owned by the Company and/or used in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for such Intellectual Property where the failure to so own, be validly licensed or have the right to use would not reasonably be expected to have a Material Adverse Effect on the Company (the “Company Intellectual Property”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all registrations and applications filed by the Company or its Subsidiaries with respect to Intellectual Property owned or purported to be owned by the Company or any Subsidiary have been duly maintained (including payment of maintenance fees) and are valid, enforceable, subsisting and unexpired. No claims are pending or, to the Knowledge of the Company, threatened, (a) challenging the ownership, enforceability, validity, or use by the Company or any Subsidiary of any Company Intellectual Property, or (b) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing or otherwise adversely affecting the rights of any Person with regard to any Company Intellectual Property, other than claims that would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) to the Knowledge of the Company, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe (or has since December 31, 2004 violated, misappropriated or infringed) the Intellectual Property of any other Person, other than the rights of any other Person under any Patent, and to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe (or has since December 31, 2004 violated, misappropriated or infringed) the Intellectual Property of any other Person under any Patent. To the Knowledge of the Company, no other Person is violating, misappropriating or infringing any of the Company Intellectual Property. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of any Trade Secrets owned by the Company that are used in and material to the conduct of the business of the Company.

Section 4.15  Properties.

(a) Item 4.15(a) of the Company Letter sets forth a correct and complete list of all the Owned Real Property owned or held by the Company and its Subsidiaries as of the date of this Agreement.

(b) Item 4.15(b) of the Company Letter sets forth a correct and complete list as of the date of this Agreement of (i) all the Leased Real Property and (ii) each ground lease with a third party pursuant to which the Company or any of its Subsidiaries is a lessee and, in each case, the Subsidiary of the Company holding the leasehold interest, the date of the lease and each material amendment or guaranty or other material agreement relating thereto (the leases referred to in clauses (i) and (ii), collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. Each of the Lease Documents is valid, binding and in full force and effect, in all material respects, as against the Company or its applicable Subsidiary and, to the Company’s Knowledge, as against the other party thereto. As of the date hereof, neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, other party is in material breach or violation of, or material default (in each case, with or without notice or lapse of time or both) under, any of the Lease Documents and none of the Company or any of its Subsidiaries has received or given any written notice of material default under any such agreement which remains uncured.

(c) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, free and clear of all Liens, except for Permitted Liens and (ii) there are no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings or actions affecting any portion of the Company Properties, and, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any of the Company Properties.

(d) Company Title Insurance Policies have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) fee simple or leasehold title to the Company Properties, subject only to Permitted Liens, and to the Company’s Knowledge, such policies are, at the date hereof, valid and in full force and effect and no written claim has been made against any such policy. A true, accurate, and complete copy of each Company Title Insurance Policy has been made available to the Buyer Parties.

(e) Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (i) any rezoning proceedings adversely affecting the current use as a hotel of any of the Company Properties are pending or, to the Knowledge of the Company, threatened with respect to any of the Company Properties, or (ii) any laws including any zoning regulation or ordinance, building or similar Law have been violated for any Company Property, or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties, that, in the case of clauses (i) and (ii) above, would reasonably be expected to have a Material Adverse Effect on the Company.

(f) Except as set forth on Item 4.15(f) of the Company Letter, there are no unexpired option agreements or rights of first refusal with respect to the purchase of any real property that is owned or held by the Company or any of its Subsidiaries.

(g) Item 4.15(g) of the Company Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property and sets forth the Company or any of its Subsidiary party to such agreement, the date of such agreement and each material amendment, guaranty or other material agreement binding on the Company or any of its Subsidiary and relating thereto (collectively, “Third Party Franchise Agreements”). True, correct and complete copies of each Third Party Franchise Agreement, including so-called property improvement plans required to be completed by the franchisor or any property improvement plans proposed by the franchisor, have been made available to the Buyer Parties. Each Third Party Franchise Agreement is valid, binding and in full force and effect, in all material respects, as against the Company or any of its applicable Subsidiaries, and, to the Knowledge of the Company, as against the other party thereto. Neither the Company nor any of its Subsidiaries is liable for any termination, cancellation or other similar fees or any liquidated damages under any franchise, license or similar agreements providing the right to utilize a brand name or other rights of a hotel chain or system in connection with or relating to any hotel previously owned or leased by the Company or any of its Subsidiaries.

(h) Item 4.15(h) of the Company Letter lists each management agreement pursuant to which any third party manages or operates any Company Property or material portion thereof on behalf of the Company or any of its Subsidiaries, and identifies the property that is subject to such management agreement, the Company or its Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other material agreement binding on the Company or any of its Subsidiaries and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to Parent. Each of the Management Agreement Documents is valid, binding and in full force and effect, in all material respects, as against the Company or its applicable Subsidiary and, to the Company’s Knowledge, as against the other party thereto.

(i) There are no structural defects or adverse physical conditions affecting any Company Property or the improvements thereon and all building systems are in good working condition, except as would not have a Material Adverse Effect on the Company.

(j) Item 4.15(j) of the Company Letter sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $2,000,000 or more. The Company and each of its Subsidiaries have good and sufficient title, in all material respects, to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens.

(k) A true, accurate and complete copy of all material equipment and personal property leases, Major Space Leases, and Hotel Contracts entered into by the Company and each of its Subsidiaries has been made available to the Buyer Parties.

Section 4.16  Environmental Laws.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a) Each of the Company and its Subsidiaries is, and at all times during the Company’s and each of its Subsidiaries’ ownership and operation of the Company Properties has been, in compliance with applicable Environmental Laws except for any noncompliance which has been remedied;

(b) Each of the Company and its Subsidiaries has obtained and currently possesses and maintains in good standing, and has been and is in compliance with the terms and subject to the conditions thereof, all Permits required by Environmental Laws in connection with their ownership or operation of the Company Properties or the development by the Company or its Subsidiaries of the Company Properties; provided, that with respect to any permit required to be obtained by any lessee of a Company Property or any Person other than the Company or its Subsidiaries with respect to the conduct of business on the Company Properties, the representation contained in this subsection (b) is limited to the Knowledge of the Company;

(c) There are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any of the Company Properties, that would reasonably be expected to adversely affect any ongoing development or currently planned development;

(d) All asbestos or asbestos-containing materials and lead-based paint at any Company Property have been and are managed in accordance with Environmental Laws pursuant to an operations and maintenance program;

(e) Neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (or any other Environmental Law) that has not been resolved without further liability to the Company, and to the Knowledge of the Company, there is no basis for any such notice or claim;

(f) Neither the Company nor any of its Subsidiaries has released, stored, treated or disposed or transported, and to the Knowledge of the Company, no other Person has released, stored, treated or disposed or transported, Hazardous Substances on or from any of the Company Properties in a manner that would reasonably be expected to result in liability under Environmental Laws;

(g) Neither the Company nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws, Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(h) No Liens have been imposed or are in effect on any of the Company Properties pursuant to any Environmental Law;

(i) Underground storage tanks on any Company Property are in compliance with applicable Environmental Laws; and

(j) The Company has made available to the Buyer Parties true and complete copies of all environmental reports, investigations, assessments audits, Permits and material correspondence relating to compliance under or liability pursuant to Environmental Laws in the possession or within the control of the Company or any of its Subsidiaries.

Section 4.17  Employment and Labor Matters.

(a) (i) No employees of the Company or any of its Subsidiaries are represented by any labor organization and neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement; (ii) no labor organization or group of employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third party manager of the Company Properties has made a written demand for recognition or certification; (iii) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority concerning any employee of the Company or any of its Subsidiaries; (iv) to the Knowledge of the Company, there are no organizing activities involving the employees of the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries, and (v) there is no actual or threatened work stoppage strike or other labor disturbance involving employees of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any third party manager of the Company Properties.

(b) There are no unfair labor practice charges, grievances or complaints filed or, to the Company’s Knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries that have not been settled or remedied that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(c) There are no complaints, charges or claims against the Company or any of its Subsidiaries filed or, to the Knowledge of the Company, threatened in writing to be brought or filed, with any federal, state or local Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company, any of its Subsidiaries or third party manager of the Company Properties that have not been settled or remedied that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(d) With respect to employees of the Company and its Subsidiaries, the Company and each of its Subsidiaries are in compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act (as amended, “WARN”) and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company; and there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any of its Subsidiaries within the last six (6) months. To the Knowledge of the Company, with respect to the employees of any third party manager of any Company Property, any such third party manager is in material compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company; and, to the Knowledge of the Company, there has been no “mass layoff” or “plant closing” as defined by WARN with respect to any third party manager of any Company Property within the last six (6) months except as would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.18  Material Contracts.

(a) Except as filed as exhibits to the Company SEC Documents prior to the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any contract that, as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) calls for aggregate payments by the Company or any of its Subsidiaries under such contract of more than $12,000,000 over the remaining term of such contract;

(iii) calls for annual aggregate payments by the Company or any of its Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;

(iv) contains any non-compete or exclusivity provisions binding on the Company or any of its Subsidiaries with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or that restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiary may conduct business;

(v) creates any (x) material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party or (y) management, operating, franchise, license or other similar agreement entered into with any third party;

(vi) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any real property of the Company or any of its Subsidiaries;

(vii) is a contract or agreement pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents for the Company or its Subsidiaries);

(viii) is a material loan agreement, guaranty, letter of credit, indenture, note, bond, debenture, mortgage or any other agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, or for the benefit of, the Company or any Subsidiary or any guaranty thereof; or

(ix) is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any of its Subsidiaries is a party.

Each contract of the type described in this Section 4.18(a), whether or not set forth in Item 4.18 of the Company Letter, is referred to herein as a “Material Contract.”

(b) Each Material Contract is valid and binding, in all material respects, on the Company and/or each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto.

(c) Neither the Company nor any of its Subsidiaries is in default under any Material Contract and no event or circumstance, with or without notice or the passage of time, has occurred pursuant to any Material Contract which would result in a default or acceleration of payment, or forfeiture of any rights, except as would not (i) prevent or materially delay the consummation of the Merger, the Parent Asset Purchase or the Arizona Asset Purchase and the other transactions contemplated by this Agreement or (ii) result in a Material Adverse Effect on the Company. To the Knowledge of the Company, no counterparty of the Company or any of its Subsidiaries, as applicable, under any Material Contract has failed to perform its material obligations thereunder when required to be so performed and each is current in its material obligations to the Company or its Subsidiaries, as applicable, thereunder.

(d) Prior to the date hereof, the Company has made available true, correct and complete copies of all agreements described in Section 4.18(a).

Section 4.19  Insurance Policies.  Item 4.19 of the Company Letter sets forth as of the date hereof, a correct and complete list of the insurance policies, other than the Company Title Insurance Policies, held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices and commercially available or as is required by Law, and all premiums due and payable thereon have been paid and (b) neither the Company nor any Subsidiary is in material breach or default of any of the insurance policies, and neither the Company nor any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies currently in effect. The Company has not received any notice of termination or cancellation or denial of coverage with respect to any material insurance policy currently in effect. Except as set forth in Item 4.19 of the Company Letter, such policies will not terminate by their terms as a result of the consummation of the transactions contemplated by this Agreement.

Section 4.20  Affiliate Transactions.  There are no material transactions, agreements, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer, director or Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed.

Section 4.21  Opinion of the Company’s Financial Advisors.  The Board has received an opinion from each of Banc of America Securities LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, as of the date of such opinions, the $20.50 per share cash consideration to be received by holders of the Company Common Stock (other than the Buyer Parties and their respective Affiliates) is fair, from a financial point of view, to such holders. The Company shall deliver an executed copy of such opinions to Parent solely for informational purposes promptly following the Company’s receipt thereof.

Section 4.22  Brokers.  No broker, investment banker, financial advisor or other Person, other than Banc of America Securities LLC, UBS Securities LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (or Hodges Ward Elliot in connection with the Marketed Portfolio Sale), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company promptly will make available to the Buyer Parties a correct and complete copy of all agreements between the Company and each of Banc of America Securities LLC, UBS Securities LLC, and Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, SUB AND MISSOURI

Each of Parent, Sub and Missouri, jointly and severally, hereby represents and warrants to the Company as follows:

Section 5.1  Organization.  Each of Parent, Sub and Missouri is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as now being conducted.

Section 5.2  Authority.  Each of Parent, Sub and Missouri has the requisite power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the Parent Asset Sale. The execution, delivery and performance of this Agreement by Parent, Sub and Missouri and the consummation by each of Parent, Sub and Missouri of the Merger and of the other transactions contemplated hereby, including the Parent Asset Sale, have been duly authorized by all necessary action on the part of each of Parent, Sub and Missouri. This Agreement has been duly executed and delivered by each of Parent, Sub and Missouri and (assuming the valid authorization, execution and delivery of this Agreement by the Company and Arizona) constitutes the legal, valid and binding obligation of each of Parent, Sub and Missouri enforceable against each of them in accordance with its terms.

Section 5.3  Consents and Approvals; No Violations.  Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, the MGCL, the DLLCA, state securities Laws and other applicable competition Law clearances, if any, and (b) as may be required in connection with the Taxes described in Section 8.7, neither the execution, delivery or performance of this Agreement by Parent, Sub and Missouri nor the consummation by Parent, Sub or Missouri of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of formation and other organizational documents of Parent, Sub or Missouri, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings has not had and would not reasonably be expected to have a Material Adverse Effect on Parent), (iii) conflict with or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under, any of the terms, conditions or provisions of any Contract to which Parent, any of its Subsidiaries or Missouri is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any Law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries, Missouri or any of their properties or assets or (v) require Parent, any of its Subsidiaries (including Sub) or Missouri to make any payment to any third Person, except in the case of clauses (iii), (iv) or (v) for breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations or payments that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.4  Information Supplied.  None of the information supplied or to be supplied by Parent, Sub or Missouri, or any of their representatives, specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Sub or Missouri with respect to statements made or incorporated by reference therein based on information supplied by the Company or Arizona or any of their representatives specifically for inclusion or incorporation by reference therein.

Section 5.5  Litigation.  As of the date hereof, there is no outstanding judgment, order, writ, injunction or decree and no suit, claim, audit, action, proceeding, arbitration or investigation pending or, to the Knowledge of Parent or any of its Subsidiaries (including Sub), threatened against Parent, any of its Subsidiaries (including Sub) or Missouri that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.6  Capitalization of Sub.  All of the issued and outstanding membership interests of Sub and Missouri are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub and Missouri have not conducted any business prior to the date hereof and have no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to their formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement, including the Parent Debt Financing.

Section 5.7  Financing.  Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from Morgan Stanley Asset Funding, Inc. to invest in preferred equity of Parent in an aggregate amount set forth therein (the “Parent Preferred Equity Funding Letter”) and (b) an executed commitment letter (the “Parent Commitment Letter”) from Morgan Stanley Mortgage Capital Inc. to provide debt financing in an aggregate amount set forth therein (the “Parent Debt Financing,” and together with the financing referred to in clause (a) being collectively referred to as the “Parent Financing”). None of the Parent Preferred Equity Funding Letter or the Parent Commitment Letter has been amended or modified prior to the date of this Agreement and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Parent Preferred Equity Funding Letter and the Parent Commitment Letter that are payable on or prior to the date hereof, and the Parent Preferred Equity Funding Letter and the Parent Commitment Letter are in full force and effect and are the valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent related to the funding of the full amount of the Parent Financing, other than as set forth in or expressly contemplated by the Parent Preferred Equity Funding Letter or the Parent Commitment Letter. The aggregate proceeds contemplated by the Parent Preferred Equity Funding Letter and the Parent Commitment Letter, together with the amounts funded by the other equity owners of Parent, will be sufficient for Sub to pay the aggregate Per Share Merger Consideration and for Missouri to pay the purchase price for the Parent Asset Sale and for each of them to pay all related fees and expenses. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent, Sub or Missouri under the Parent Preferred Equity

Funding Letter and the Parent Commitment Letter and, as of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Parent Financing will not be satisfied or that the Parent Financing will not be available to Sub at the Closing.

Section 5.8  Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Sub or Missouri.

Section 5.9  Certain Tax Matters.  Parent’s ownership of the Surviving Entity as of and after the Effective Time will not cause the Surviving Entity or any Company Subsidiary REIT to fail to satisfy any requirements for qualification as a REIT for the taxable year that includes the Effective Time.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ARIZONA

Arizona hereby represents and warrants to the Company as follows:

Section 6.1  Organization.  Arizona is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as now being conducted.

Section 6.2  Authority.  Arizona has the requisite power and authority to execute and deliver this Agreement and to consummate the Arizona Asset Sale. The execution, delivery and performance of this Agreement by Arizona and the consummation by Arizona of the Arizona Asset Sale have been duly authorized by all necessary action on the part of the board of managers of Arizona. This Agreement has been duly executed and delivered by Arizona and (assuming the valid authorization, execution and delivery of this Agreement by the Company, Parent and Sub) constitutes the legal, valid and binding obligation of Arizona enforceable against Arizona in accordance with its terms.

Section 6.3  Consents and Approvals; No Violations.  Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, the MGCL, the DLLCA, state securities Laws and other applicable competition Law clearances, if any, and (b) as may be required in connection with the Taxes described in Section 8.7, neither the execution, delivery or performance of this Agreement by Arizona nor the consummation by Arizona of the Arizona Asset Sale will (i) conflict with or result in any breach of any provision of the certificate of formation and other organizational documents of Arizona, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings has not had and would not reasonably be expected to have a Material Adverse Effect on Arizona), (iii) conflict with or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under, any of the terms, conditions or provisions of any Contract to which Arizona or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any Law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Arizona, any of its Subsidiaries or any of their properties or assets or (v) require Arizona or any of its Subsidiaries to make any payment to any third Person, except in the case of clauses (iii), (iv) or (v) for breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations or payments that have not had and would not reasonably be expected to have a Material Adverse Effect on Arizona.

Section 6.4  Information Supplied.  None of the information supplied or to be supplied by Arizona, or any of their representatives, specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Arizona with respect to statements made or incorporated by reference therein based on information supplied by the Company or Parent or any of their representatives specifically for inclusion or incorporation by reference therein.

Section 6.5  Litigation.  As of the date hereof, there is no outstanding judgment, order, writ, injunction or decree and no suit, claim, audit, action, proceeding, arbitration or investigation pending or, to the Knowledge of Arizona or any of its Subsidiaries, threatened against Arizona or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Arizona.

Section 6.6  Financing.  Arizona has delivered to the Company true and complete copies of executed commitment letters (the “Arizona Commitment Letters”) from Wachovia Capital Markets, LLC to provide debt financing in an aggregate amount set forth therein (being collectively referred to as the ‘‘Arizona Debt Financing”). The Arizona Commitment Letters have not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Arizona has fully paid any and all commitment fees or other fees in connection with the Arizona Commitment Letters that are payable on or prior to the date hereof, and the Arizona Commitment Letters are in full force and effect and are the valid, binding and enforceable obligations of Arizona and, to the Knowledge of Arizona, the other parties thereto. There are no conditions precedent related to the funding of the full amount of the Arizona Debt Financing, other than as set forth in or expressly contemplated by the Arizona Commitment Letters. The aggregate proceeds contemplated by the Arizona Commitment Letters, together with the amounts funded by the equity owner of Arizona, will be sufficient for Arizona to pay the purchase price for the Arizona Asset Sale and any other repayment or refinancing of debt contemplated in the Arizona Commitment Letters or the Arizona Debt Financing and to pay all related fees and expenses. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Arizona under the Arizona Commitment Letters and, as of the date of this Agreement, Arizona does not have any reason to believe that any of the conditions to the Arizona Debt Financing will not be satisfied or that the Arizona Debt Financing will not be available to Arizona at the time of consummation of the Arizona Asset Sale.

Section 6.7  Brokers.  No broker, investment banker, financial advisor or other Person, other than Wachovia Capital Markets LLC and Eastdil Secured, L.L.C., the fees and expenses of which will be paid by Arizona, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Arizona.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1  Conduct of Business by the Company Pending the Merger.  Except as (v) required by applicable Law or by a Governmental Entity, (w) expressly permitted or required by this Agreement, (x) for any action expressly required by the Marketed Portfolio Purchase and Sale Agreement (including the retirement of any Indebtedness in connection therewith), (y) otherwise set forth in the Company Letter or (z) consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with its terms), the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve substantially intact their business organizations and Intellectual Property and maintain in all material respects, existing relations and goodwill with tenants, management companies, customers, suppliers, officers and employees and others having business dealings with them and, except as provided in clauses (v)-(z) above, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, for purposes of this Section 7.1, a failure of Parent to respond to a request for consent from the Company within five (5) Business Days from the receipt of such request shall be deemed to constitute consent to such request):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its stock or equity interests (except to the extent necessary to maintain the Company’s status as a REIT or to eliminate any Taxes otherwise payable (provided that any such dividend or distribution shall require prior consultation with Parent) and dividends paid by any direct or indirect Subsidiary to the Company or to any other direct or indirect Subsidiary of the Company in the ordinary course of business consistent with past practice) or (ii) split, combine or reclassify or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its Subsidiaries’ stock or equity interests or securities convertible or exchangeable into or exercisable for any shares of its or its Subsidiaries’ stock or equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or its Subsidiaries’ stock or equity interests or securities convertible or exchangeable into or exercisable for any shares of its or its Subsidiaries’ stock or equity interests, except (x) as required by the terms of such securities issued prior to the date of this Agreement, (y) for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after the consummation of such transaction or (z) the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the vesting of Deferred Share Awards outstanding on the date of this Agreement or expressly permitted to be issued under this Agreement, in accordance with the terms of the Deferred Share Awards;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of its or its Subsidiaries’ stock or equity interests, any other voting securities or any securities convertible or exchangeable into or exercisable for any such shares or interests, or any rights, warrants or options to acquire, any such shares or interests, voting securities or convertible or exchangeable securities, other than the issuance or award of Shares in connection with Deferred Share Awards under the Company Stock Plan outstanding on the date hereof;

(c) adopt or propose any amendment to the Company Charter, the Company Bylaws (other than to change the Company’s annual stockholder meeting date) or the organizational documents of any Subsidiary;

(d) acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire, in a single transaction or in a series of related transactions, any Person, entity or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course consistent with past practice having a purchase price in excess of $1,000,000 in the aggregate (it being understood that this clause (d) shall not apply to capital expenditures by the Company, which shall be covered by clause (e) below);

(e) other than as required to avoid a breach of a Contract in effect prior to the date of this Agreement (in which case the Company shall consult with Parent to the extent reasonably requested by Parent), make or agree to make any capital expenditure other than expenditures (i) out of reserves or escrows for furniture, fixtures and equipment included in 2007 property budgets either approved by the Company prior to the date hereof or, if the budget for a property has not been approved prior to the date hereof, as made available to Parent prior to the date hereof, (ii) reasonably required in response to an incident at any Company Property to prevent further damage or injury to such Company Property, following consultation with Parent or (iii) to the extent not covered in clauses (i) or (ii), up to an aggregate amount of $1,000,000;

(f) dispose of any Company Property or, other than for transactions that are in the ordinary course of business or pursuant to Contracts in effect prior to the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, any entity, business or assets;

(g) incur, guarantee or modify in any respect material and adverse to the Company, any Indebtedness, other than Indebtedness (i) existing solely between the Company and its wholly-owned Subsidiaries or among such wholly-owned Subsidiaries or (ii) incurred in the ordinary course of business consistent with past practice in an amount not to exceed $2,000,000 for all such incurrences, guarantees and modifications in the aggregate or pursuant to Contracts in effect prior to the execution of this Agreement;

(h) other than as expressly required by Contracts in effect prior to the date of this Agreement, make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company);

(i) (i) increase the salary, wages or other compensation payable or to become payable to or the fringe benefits of its directors, officers or employees, except for any increases required under employment agreements existing on the date hereof, and except for increases for employees in the ordinary course of business consistent with past practice; or (ii) enter into any employment, change in control, consulting or severance agreement with, or establish, adopt, enter into or amend any Benefit Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, change in control, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee of the Company, except, in each case, in the ordinary course of business consistent with past practice, or as may be required by the terms of any such plan, agreement, policy or arrangement existing on the date hereof and disclosed in the Company Letter or to comply with applicable Law;

(j) except as may be required by GAAP, as a result of a change in Law or SEC rule, regulation or interpretation, make any material change in its method of accounting;

(k) other than in the ordinary course of business or to the extent reasonably necessary to maintain the Company’s status as a REIT, (i) make, change or revoke any material Tax election or (ii) settle or compromise any material federal, state, local or foreign Tax liabilities; provided, that in the event the Company takes any such action with respect to Taxes that is permitted under this Section 7.1(k), the Company shall notify Parent of such action;

(l) waive, release, settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation against the Company or any of its Subsidiaries, other than where the amounts paid or to be paid either (A) do not exceed $1,000,000 in the aggregate for all such waivers, releases, settlements or compromises or (B) are fully covered by insurance coverage maintained by the Company; provided, in each case that any such waiver, release, settlement or compromise includes a full release of the Company with respect to the matters covered by the subject litigation; provided, further, that no pending or threatened claim brought by or on behalf of the Company’s stockholders may be settled without the prior written consent of Parent;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of the Company or any of its Subsidiaries;

(n) modify or amend in any material respect or terminate any Material Contract, Lease Documents (including ground leases), Third Party Franchise Agreement or Management Agreement Documents or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Item 4.18 of the Company Letter as a Material Contract or enter into any new Lease Documents (including ground leases), Third Party Franchise Agreement or Management Agreement Documents;

(o) except as may be required by the terms thereof or in connection with the Marketed Portfolio Sale, pre-pay any long-term debt, which shall be deemed to include pre-payments or elective repayments of revolving credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or repayments of mortgage Indebtedness, or, except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise);

(p) initiate, continue or otherwise engage in any discussions, whether formal or informal, or effect any filing, including administrative relief in the form of a settlement or closing agreement or otherwise, with the IRS, including any discussions relating to the classification of the “goodwill” or “intangibles” of the Company or the ongoing audits of KSL Recreation Corporation with respect to income Taxes;

(q) take any action that is not in accordance in all material respects with the Marketed Portfolio Purchase and Sale Agreement or take any action that could reasonably be expected to materially frustrate or delay the consummation of the Market Portfolio Sale;

(r) amend or modify in any material respect or terminate or waive or fail to enforce any material rights of the Subsidiaries of the Company under the Marketed Portfolio Purchase and Sale Agreement;

(s) fail to maintain in full force and effect the existing insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses (unless such coverage cannot be maintained on substantially similar terms, in which case the Company shall consult with Parent);

(t) adopt, renew, terminate, change or increase in any material respect any liability or other obligations of the Company or any of its Subsidiaries under any operating standards, loyalty programs or amenity packages with the franchisors of any of the properties of the Company or its Subsidiaries;

(u) modify or amend in any material respect or terminate any Contract with an Affiliate of the Company or modify in any material respect any material relationship between the Company and its Affiliates, including the manner in which the Company and its Affiliates own or holds their respective assets; provided, that for purposes of this clause (u) only, “Affiliates” of the Company shall be deemed to include Persons that were Affiliates of CNL Hospitality Corp. immediately prior to the time at which CNL Hospitality Corp. merged with, and became, a Subsidiary of the Company; or

(v) enter into any Contract to do any of the foregoing.

Section 7.2  Acquisition Proposals.

(a) No Solicitation.  Neither the Company nor any of its Subsidiaries shall, nor shall any of them authorize or permit any officer, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative (collectively, the ‘‘Representatives”) to, directly or indirectly:

(i) solicit, initiate, or knowingly facilitate or knowingly encourage any inquiries regarding, or the making, submission or reaffirmation of any proposal or offer that constitutes, or that reasonably may be expected to lead to the submission of, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information or provide access to its books, records or personnel to, any Person in respect of, or otherwise cooperate with respect to, any Acquisition Proposal; or

(iii) exempt any Person (other than the Buyer Parties) from the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL or from the similar restrictions contained in the Company Charter.

Without limiting the foregoing, the Company shall be responsible for any failure on the part of its Representatives to comply with this Section 7.2.

(b) Notwithstanding anything to the contrary in this Section 7.2, nothing contained in this Agreement shall prohibit the Company from, at any time prior to receipt of the Company Stockholder Approval, furnishing any information to, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited bona fide Acquisition Proposal in writing that did not otherwise result from a breach of this Section 7.2, if (i) the Board determines in good faith after consulting with the Company’s legal counsel and financial advisors that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company notifies Parent that it is furnishing information to, or entering into discussions or negotiations with, such Person and (iii) prior to furnishing such non-public information to such Person, the

Company (A) provides Parent with the information to be provided to such Person which Parent has not previously been provided, and (B) receives from such Person an executed confidentiality and standstill agreement no less favorable in any material respect to the Company than the Confidentiality Agreement; it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal. The Company will not release any Person from any standstill agreement or similar obligation to the Company or any Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise; provided, that if the Company receives an Acquisition Proposal from a Person within 30 days from the date of this Agreement, the Company may release such Person from such agreement or obligation but only if the Board determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law; provided, however, that if the Board has not made a determination within 15 days of the release that such Acquisition Proposal is a Superior Proposal, then the waiver of such standstill agreement will be void and of no force or effect.

(c) The Company shall provide prompt (but in no event more than twenty-four (24) hours following receipt thereof) oral and written notice to Parent of (i) the receipt of any Acquisition Proposal, or any material modification or amendment to any Acquisition Proposal, by the Company, any Subsidiary or any Representative, (ii) a copy of any documents or agreements provided in contemplation of such Acquisition Proposal (including any amendments, supplements or modifications thereto), (iii) the identity of such Person making any such Acquisition Proposal and (iv) the Company’s intention, if any, to furnish information to, or enter into discussions or negotiations with, such Person. The Company shall keep Parent reasonably informed in all material respects of the status and details (including any change to the material terms and conditions thereof) of any such Acquisition Proposal. The Company shall not, and shall cause each of the Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to the Buyer Parties.

(d) For purposes of this Agreement, (i) an “Acquisition Proposal” means (A) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction other than the Marketed Portfolio Sale or (B) any other direct or indirect acquisition, in the case of clause (A) or (B), involving 30% or more of the total voting power or of any class of equity securities of the Company, or 30% or more of the consolidated total assets (including, equity securities of its Subsidiaries but excluding the assets associated with the Marketed Portfolio Sale) of the Company, in each case other than the transactions contemplated by this Agreement, and (ii) a “Superior Proposal” means any bona fide Acquisition Proposal, (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that the Board determines in its good faith judgment (after consultation with the Company’s independent financial advisor(s) and outside legal counsel), and after taking into account all of the terms and conditions of such Acquisition Proposal and such other factors as the Board considers to be appropriate (including, without limitation, financing terms, any termination fee or expense reimbursement payable under this Agreement, any conditions to the consummation thereof, the likelihood of the Acquisition Proposal being consummated and the likely timing of consummating the Acquisition Proposal), are more favorable to the Company and its stockholders than the Transactions contemplated hereby.

(e) Except as set forth in this Section 7.2(e), the Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to either of the Buyer Parties, the Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.2(b)). Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, (x) if the Board determines in good faith that the failure to do so would be inconsistent with its duties under applicable Law, then the Board may withdraw, or modify or change in a manner adverse to the Buyer Parties, the Board Recommendation (“Change in Recommendation”) and (y) in the case of any Change in Recommendation being made in response to an unsolicited bona fide written Acquisition Proposal (which did not otherwise result from a breach of Section 7.2) that the Board has determined in good faith, after consultation with the Company’s independent financial advisor, is a Superior Proposal, the Board may approve and recommend such Superior Proposal and exempt the Person submitting such Superior Proposal from the restrictions contained in any state takeover or similar laws concurrently with terminating this Agreement pursuant to Section 10.1(e); provided, however, that such actions may only be taken at a time that is after (I) the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Board is prepared to take such action, and (II) at the end of such period, the Board determines in good faith, after taking into account all amendments or revisions committed to by the Buyer Parties and after consultation with the Company’s independent financial advisors, that such Acquisition Proposal remains a Superior Proposal relative to the transactions contemplated by this Agreement, as supplemented by any Counterproposal (defined below). Any such written notice shall specify the material terms and conditions of such applicable Acquisition Proposal, include the most current version of any agreement relating to such Acquisition Proposal (including any amendments, supplements or modifications thereto), identify the Person making such Acquisition Proposal and state that the Board otherwise intends to make a Change in Recommendation (subject to compliance with this subsection (e)). During any such three (3) Business Day period, the Buyer Parties shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal (a “Counterproposal”) and Parent and the Company shall negotiate in good faith in respect of any such Counterproposal. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of an Acquisition Proposal which amendment affects the determination of whether the Acquisition Proposal is a Superior Proposal to any Counterproposal shall be treated as a new Acquisition Proposal for the purposes of this Section 7.2(e) thereby requiring a new written notice by the Company and a new three (3) Business Day period.

(f) Nothing contained in this Agreement shall prevent the Company or the Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to its stockholders; provided, however, that any action covered by Section 7.2(e) may only be made in compliance with Section 7.2(e).  Further, any “stop-look-and-listen” communication by the Company or the Board to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be considered a Change in Recommendation if it is made within ten (10) Business Days of receiving an Acquisition Proposal.

(g) Upon execution of this Agreement, the Company and its Subsidiaries shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Company or any of the Representatives and shall inform each of the Representatives of its obligations under this Section 7.2 and instruct each of them to act in a manner consistent with such obligations; provided, however, that the Company may comply with the next sentence. To the extent not previously requested, the Company shall promptly request each Person with whom it has executed a confidentiality agreement within the twelve (12) months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company or any of the Representatives.

Section 7.3  Actions by Parent and Conduct of Business of Sub Pending the Merger.  Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or delay the consummation of the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1  Employee Benefits.  (a) For a period of not less than one (1) year after the Effective Time, Parent shall cause the Surviving Entity to provide all individuals who are employees of the Company or any of its Subsidiaries as of the Effective Time and remain an employee of the Surviving Entity or its successors or assigns or any of their Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) (the “Retained Employees”), while employed by the Surviving Entity or its successors or assigns or any of their Subsidiaries, with base salary and bonus opportunity and benefits (other than those that pertain to equity-based compensation, equity-based benefits and nonqualified deferred compensation programs) that are no less favorable in the aggregate to the base salary and bonus opportunity and benefits provided to such Retained Employees immediately prior to the Effective Time. After the Effective Time, the Surviving Entity may terminate Retained Employees for any lawful reason and nothing contained in this Section 8.1 shall be deemed to grant any employee any right to continued employment after the Effective Time, ensure a continued amount of commission-based compensation or interfere with the Surviving Entity’s right or obligation to make such changes as are necessary to conform to applicable Law. Parent shall take all necessary action so that each Retained Employee shall after the Effective Time continue to be credited with the unused vacation and sick leave credited to such employee through the Effective Time under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and Parent shall permit or cause the Company, the Surviving Entity and their Subsidiaries to permit such employees to use such vacation and sick leave in accordance with such policies. Parent shall take all necessary action so that, for all purposes (except for benefit accrual under any defined benefit plan) under each employee benefit plan maintained by Parent or any of its Subsidiaries in which Retained Employees become eligible to participate as of or after the Effective Time, each such Person shall be given credit for all service with the Company and its Subsidiaries recognized by the Company immediately prior to the Effective Time.

(b) Except as otherwise provided in this Section 8.1 or in Section 8.2, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Entity to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy pursuant to its terms or as requiring the Surviving Entity to continue (other than as required by its terms) any written employment contract; provided, however, that no such termination or amendment may impair the rights of any Person with respect to benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such Person.

(c) Notwithstanding Sections 8.1(a) and (b), Parent shall honor or cause to be honored by the Company, the Surviving Entity and their Subsidiaries all employment agreements, bonus agreements, severance agreements, severance plans and non-competition agreements with the Persons who are, immediately prior to the Effective Time, directors, officers and employees of the Company and its Subsidiaries (it being understood that nothing herein shall be deemed to mean that the Company, the Surviving Entity and their Subsidiaries shall not be required to honor any of their obligations under any such agreement).

(d) Parent shall, or shall cause the Company and the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company or its Subsidiaries for the Retained Employees and former employees prior to the Effective Time, and (ii) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year under the corresponding welfare plans maintained by the Company or its Subsidiaries prior to the Effective Time.

Section 8.2  Deferred Share Awards.  The Company shall take all necessary action to ensure that, at the Effective Time, except as otherwise provided in Item 8.2 of the Company Letter, each Deferred Share Award then outstanding, whether or not then fully vested, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive, at the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to (i) the product of (A) the number of shares of Company Common Stock remaining subject to issuance pursuant to such Deferred Share Award and (B) the Per Share Merger Consideration, plus (ii) the product of (A) the number of shares of Company

Common Stock remaining subject to issuance pursuant to such Deferred Share Award and (B) the amount of the Special Dividend issued with respect to each Share, minus (iii) all applicable federal, State and local Taxes required to be withheld by the Company (the aggregate amount of all such cash payments the “Aggregate Award Amount”). At or prior to the Effective Time, Parent shall deposit, or shall cause Sub to deposit, with the Company (or, at the Company’s request, the Paying Agent) a cash amount in immediately available funds equal to the Aggregate Award Amount.

Section 8.3  Preparation of Proxy Statement; Stockholder Approval.  (a) The Company shall promptly prepare (in consultation with Parent) and file with the SEC, as soon as practicable following the date of this Agreement, the Proxy Statement in preliminary form. The Company shall use its reasonable efforts to respond as promptly as practicable (in consultation with Parent) to any comments of the SEC or its staff, and, to the extent permitted by Law, to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. The Company shall, in accordance with Section 8.12, notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Stockholders’ Meeting there shall occur any event that the Company reasonably determines should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare (in consultation with Parent) and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. The Buyer Parties agree that they shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and the Company shall include in such document or response all comments from Parent reasonably acceptable to the Company, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company or any of its Representatives and the SEC concerning the Proxy Statement. All of the parties hereto shall cause the Proxy Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of the Exchange Act. The Company and the Buyer Parties agree to include in the Proxy Statement the disclosure set forth on Item 8.3 of the Company Letter.

(b) The Company shall, promptly (for the avoidance of doubt a forty-five day solicitation period shall be deemed a prompt period of time) after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, in accordance with the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (the ‘‘Stockholders’ Meeting”) for the purpose of obtaining the approval of the Merger and the transactions contemplated hereby, by holders of a majority of the outstanding Shares (the “Company Stockholder Approval”). The Company shall, through the Board (but subject to the right of the Board to make a Change in Recommendation in accordance with Section 7.2), recommend to its stockholders that the Company Stockholder Approval be given.

Section 8.4  Access to Information; Confidentiality.  Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated October 25, 2006, between Morgan Stanley Real Estate Advisor, Inc. and the Company and the Confidentiality Agreement, dated October 23, 2006, between Ashford Hospitality Trust, Inc. and the Company (collectively, the “Confidentiality Agreements”), the Company shall, and shall cause each of its Subsidiaries to, afford to the Buyer Parties and their respective officers, employees, accountants, financing sources, counsel and other representatives of the Buyer Parties, reasonable access, during normal business hours and upon reasonable advance notice during the period prior to the Effective Time, to all of their respective senior employees, properties and material books, contracts and records reasonably requested by the Buyer Parties (the “Access”) (it being agreed that Access necessary for Arizona to prepare financial statements required by Section 3.05 of Regulation S-X shall be deemed reasonable), and during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the

Buyer Parties all information concerning its business, properties and personnel as may reasonably be requested by the Buyer Parties; provided, however, that such Access and information shall only be provided to the extent that such Access or the provision of such information would not violate applicable Law or any applicable contractual provisions; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third Persons or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third Person to such inspection or disclosure and such consent was not obtained, (ii) to permit any invasive physical testing, except as agreed to in writing by the Company, which consent shall not be unreasonably withheld or (iii) to disclose any privileged information of the Company or any of its Subsidiaries so long as the Company has taken all reasonable steps to permit inspection of or to disclose information described in this clause (iii) on a basis that does not compromise the Company’s or such Subsidiary’s privilege with respect thereto; and, provided, further, that notwithstanding anything contained herein to the contrary, Buyer Parties shall have full Access with respect to any matters relating to the Company and its Subsidiaries to the extent necessary to confirm the Company’s and the Company Subsidiary REIT’s qualification as a REIT. The parties agree that they shall seek appropriate substitute disclosure arrangements under circumstances in which clause (iii) of the second proviso to the immediately preceding sentence applies. In no event shall the Company be required to disclose to the Buyer Parties, or the Buyer Parties’ respective officers, employees, accountants, counsel or other representatives, any information relating to the indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required by Section 7.2. In the event of a termination of this Agreement for any reason, the Buyer Parties shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the Company or any of its Subsidiaries and any copies made of such documents for the Buyer Parties. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide Access or to disclose information where such Access or disclosure would jeopardize the attorney-client or work product privileges of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. All information provided pursuant to this Section 8.4 shall be governed by the terms of the Confidentiality Agreement.

Section 8.5  Fees and Expenses.  (a) The Surviving Entity shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article III, and Parent shall, to the extent necessary, reimburse the Surviving Entity for such charges and expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including SEC filing fees) and the filing fees for the premerger notification and report forms under the HSR Act, if any, shall be shared 50% by the Buyer Parties and 50% by the Company.

(b) The Company shall pay, or cause to be paid, by wire transfer in same day funds to Parent the sum of $145,000,000 (the “Termination Fee”), under the circumstances and at the times set forth as follows:

(i) if Parent terminates this Agreement under Section 10.1(d) or the Company terminates this Agreement under Section 10.1(e), the Company shall pay, in either case, the Termination Fee on the date of such termination; and

(ii) if the Company or Parent terminates this Agreement under Section 10.1(b)(iii) or 10.1(c) and prior to such termination or, in the case of a termination under Section 10.1(b)(iii), prior to the Stockholders’ Meeting, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (x) shall have made an Acquisition Proposal to the Company or the stockholders of the Company which shall be publicly announced or (y) shall have publicly announced an intention to make an Acquisition Proposal and, in each case, such Acquisition Proposal shall not have been withdrawn prior to such termination or, in the case of a termination under Section 10.1(b)(iii), prior to the Stockholders’ Meeting, then, if, within nine (9) months after such termination, the Company shall enter into a definitive agreement providing for an Acquisition Proposal (with all percentages in the definition of Acquisition

Proposal increased to 50%) or an Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such definitive agreement or the consummation of such Acquisition Proposal.

(c) If this Agreement is terminated by the Company pursuant to Section 10.1(f), the Buyer Parties shall pay to the Company within three (3) Business Days after the date of termination (i) all reasonable costs and expenses, including the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, and expenses contemplated by the last sentence of Section 8.5(a), incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate amount of $15,000,000 (the “Company Expenses”). If this agreement is terminated by Parent pursuant to Section 10.1(b)(iii), 10.1(c) or 10.1(d) or by the Company pursuant to Section 10.1(e), the Company shall pay to Parent, within three (3) Business days after the date of termination, all reasonable costs and expenses, including the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, and expenses contemplated by the last sentence of Section 8.5(a), incurred by the Buyer Parties in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate amount of $15,000,000 (the ‘‘Parent Expenses”). Except as set forth in Section 8.5(g), the payment of expenses set forth in this Section 8.5(c) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at Law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(d) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.5(d) are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee or Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.5(d).

(e) In the event that the Buyer Parties are obligated to pay the Company Expenses set forth in Section 8.5(c), Parent shall pay to the Company from an amount deposited into escrow (collectively, the “Escrowed Amount”) in accordance with the next sentence, an amount equal to the lesser of (i) the Escrowed Amount and (ii) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 8.5(f) or (B) an opinion from the Company’s outside counsel as described in Section 8.5(f), an amount equal to the Escrowed Amount less the amount payable under clause (1) above. To secure the Buyer Parties’ obligation to pay these amounts, the Buyer Parties shall deposit into escrow an amount in cash equal to the Company Expenses with an escrow agent selected by Parent and on such terms (subject to Section 8.5(f)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The excess of the amount placed in escrow over the amount(s) described in clause (a) and/or (b) above, as applicable, shall be retained in escrow and released from time to time over the five year period beginning on the date Company Expenses are deposited into escrow, subject, in each case, to the Company’s satisfaction of the conditions set forth above. The payment or deposit into escrow of the Escrowed Amount pursuant to Section 8.5(f) shall be made at the time the Parent is obligated to pay the Company such amount pursuant to Section 8.5(f) by wire transfer or bank check.

(f) The escrow agreement shall provide that the Escrowed Amount in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute

Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Escrowed Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Escrowed Amount would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify the Company as a REIT), in which case the escrow agent shall release the remainder of the Escrowed Amount to the Company. The Buyer Parties agree to amend this Section 8.5(f) at the request of the Company in order to (x) maximize the portion of the Escrowed Amount that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 8.5(f) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.5(f). The escrow agreement shall also provide that any portion of the Company Expenses held in escrow for five years shall be released by the escrow agent to Parent.

(g) Notwithstanding anything to the contrary in this Agreement but subject to Sections 10.2 and 11.8, the parties hereby acknowledge that, if the Company is obligated to pay the Parent Expenses and Termination Fee pursuant to Sections 8.5(b) and 8.5(c), the right of the Buyer Parties to receive such payments shall be the sole and exclusive remedy of the Buyer Parties for damages against the Company and any of its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives for the failure of the transactions contemplated hereby to be consummated, and upon payment of such amounts in accordance with Sections 8.5(b) and 8.5(c), none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 8.6  Public Announcements.  The Buyer Parties and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or fiduciary duties and shall provide the other parties with an opportunity to review and comment on any such press release or statement to the extent practicable.

Section 8.7  Transfer Taxes.  The Company and the Buyer Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, recordation, or gains, sales, use, license, excise, custom or duty, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”) and shall cooperate in attempting to minimize the amount of Transfer Taxes. All Transfer Taxes shall be paid by the Buyer Parties and expressly shall not be a liability of any holder of Shares.

Section 8.8  State Takeover Laws.  If any “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation enacted under state Laws in the United States is or shall become applicable to the Merger or the other transactions contemplated hereby, the Buyer Parties and the Company and their respective boards of directors shall, subject to Section 7.2, use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.9  Indemnification; Directors and Officers Insurance.  (a) For a period of six years after the Effective Time (unless otherwise required by applicable Law), the charter and bylaws of the Surviving Entity and its Subsidiaries shall contain provisions no less favorable with respect to the exculpation of, indemnification of and advancement of expenses to directors, officers, employees and agents than those set forth in the Company Charter or Company Bylaws (or equivalent organizational documents) of the Company (or the relevant Subsidiary) as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified until the final disposition of any such claims. Parent and the Surviving Entity shall, jointly and severally, exculpate, indemnify and hold harmless, to the fullest extent provided in the Company Charter or Company Bylaws or the organizational documents of any Subsidiary, as applicable, any indemnification agreement or under any applicable Laws, in each case, as in effect on the date of this Agreement (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company or any of its Subsidiaries (each, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, obligations, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (formal or informal), in and to the extent of their capacities as such and not as stockholders and/or optionholders of the Company or its Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director or officer of another entity at the request of the Company or any of its Subsidiaries) at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement; provided, however, that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the applicable Law, the Company Charter or Company Bylaws or the organizational documents of any Subsidiary, as applicable, or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Person and Parent; provided, further, that (i) nothing in this Section 8.9 shall impair any rights of any Indemnified Person and (ii) neither the Surviving Entity nor Parent shall be liable for any settlement effected without the prior written consent of the Surviving Entity (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the generality of the preceding sentence, if any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 8.9 after the Effective Time, Parent shall, or shall cause the Company to, to the fullest extent permitted by Law, promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification.

(b) Prior to the Effective Time, the Company shall purchase a “tail” insurance policy (which policy by its express terms shall survive the Merger), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company as the Company’s and the Subsidiaries’ existing policy or policies, for the benefit of the current and former officers and directors of the Company and each Subsidiary with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability for claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policies for its entire period exceed $4,500,000 (such amount being the “Maximum Premium”). If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 8.9(b) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(c) If Parent or the Surviving Entity or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or a majority (measured by value) of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Company, as applicable, shall assume all of the obligations set forth in this Section 8.9. In addition, the Surviving Entity shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Entity unable to satisfy its obligations under this Section 8.9.

(d) The provisions of this Section 8.9 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Person (who are intended to be third party beneficiaries of this Section 8.9), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the prior written consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section shall not be deemed to be exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 8.10  Reasonable Best Efforts.  Each of the Company and the Buyer Parties agrees to use its reasonable best efforts to effect the consummation of the Transactions as soon as practicable after the date hereof. Without limiting the foregoing, each of the Company and the Buyer Parties (i) agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Transactions (which actions shall include furnishing all information required in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Transactions, (ii) shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public Person required to be obtained or made by the Buyer Parties, the Company or any of their Subsidiaries in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement, the Parent Asset Purchase Agreement and the Arizona Asset Purchase Agreement and (iii) agrees to execute and deliver any additional documents or instruments necessary, proper or advisable to consummate the Transactions contemplated hereby, and to fully carry out the purposes of this Agreement, the Parent Asset Purchase Agreement and the Arizona Asset Purchase Agreement. Subject to applicable Laws relating to the exchange of information, each of the Buyer Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Buyer Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third Person and/or any Governmental Entity in connection with the Transactions (including the Proxy Statement). In exercising the foregoing rights, the Company and each of the Buyer Parties shall act reasonably and as promptly as practicable.

Section 8.11  Financing.

(a) Parent, Sub and Missouri shall use their reasonable best efforts to arrange the Parent Financing on the terms and conditions described in the Parent Preferred Equity Funding Letter and the Parent Commitment Letter (provided that Parent, Sub and Missouri may (x) replace or amend the Parent Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Parent Commitment Letter as of the date hereof, or otherwise or (y) replace or amend the Parent Preferred Equity Funding Letter to add investors which had not executed the Parent Preferred Equity Funding Letter as of the date hereof, or otherwise, in each case so long as the terms would not reasonably be expected to adversely impact the ability of Parent, Sub or Missouri to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Parent Financing commitments, (ii) satisfy on a timely basis all conditions applicable to Parent, Sub and Missouri to obtaining the Parent Financing set forth therein, and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Parent Preferred Equity Funding Letter and the Parent Commitment Letter or on other terms that would not adversely impact the ability of Parent, Sub or Missouri to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated and (iv) consummate the Parent Financing at or prior to the Final Condition Satisfaction Date. If any portion of the Parent Financing becomes unavailable on the terms and conditions contemplated in the Parent Preferred Equity Funding Letter or the Parent Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach or alleged material breach by any party to the Parent Preferred Equity Funding Letter or the Parent Commitment Letter of which Parent, Sub or Missouri becomes aware, or any termination of the Parent Preferred Equity Funding Letter or the Parent Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Parent Financing, and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Parent Preferred Equity Funding Letter or the Parent Commitment Letter without first consulting with the Company or, if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect the ability of Parent, Sub or Missouri to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed).

(b) Parent acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditioned upon the receipt by Parent, Sub or Missouri of the proceeds contemplated by the Parent Preferred Equity Funding Letter and the Parent Commitment Letter and that any failure by Parent, Sub or Missouri to have available all funds contemplated by the Parent Preferred Equity Funding Letter and the Parent Commitment Letter on the Final Condition Satisfaction Date shall constitute a material breach by Parent, Sub and Missouri of this Agreement.

(c) Arizona shall use its reasonable best efforts to arrange the Arizona Financing on the terms and conditions described in the Arizona Commitment Letter (provided that Arizona may replace or amend the Arizona Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Arizona Commitment Letter as of the date hereof, or otherwise, so long as the terms would not reasonably be expected to adversely impact the ability of Arizona to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Arizona commitments, (ii) satisfy on a timely basis all conditions applicable to Arizona to obtaining the Arizona Financing set forth therein, and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Arizona Commitment Letter or on other terms that would not adversely impact the ability of Arizona to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated and (iv) consummate the Arizona Financing at or prior to the Final Condition Satisfaction Date. If any portion of the Arizona Financing becomes unavailable on the terms and conditions contemplated in the Arizona Commitment Letter, Arizona shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable or more favorable terms to Arizona (as determined in the reasonable judgment of Arizona) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Arizona shall give the Company prompt notice of any material breach or alleged material breach by any party to the Arizona Commitment Letter of which Arizona becomes aware, or any termination of the Arizona Commitment Letter. Arizona shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Arizona Financing, and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Arizona Commitment Letter without first consulting with the Company or, if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect the ability of Arizona to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed).

(d) Arizona acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditioned upon the receipt by Arizona of the proceeds contemplated by the Arizona Commitment Letter and that any failure by Arizona to have available all funds contemplated by the Arizona Commitment Letter on the Final Condition Satisfaction Date shall constitute a material breach by Arizona of this Agreement.

(e) The Company agrees to provide, and shall cause the Subsidiaries and its and their representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by each of the Buyer Parties (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and does not require the Company or any of its Representatives to execute and deliver any certificate or opinion to the extent any such certificate or opinion certifies or opines, as applicable, with respect to facts, circumstances or events that will exit after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness of the Company pursuant to the Debt Financing); provided, that none of the Company or any Subsidiary shall be required to pay any fees (including commitment or other similar fees) or incur any other liability in connection with the Debt Financing prior to the Effective Time. Each of the Buyer Parties, as applicable, shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Each of the Buyer Parties shall indemnify and hold harmless the Company, the Subsidiaries and their respective representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them prior to the Effective Time in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries and information provided by the Company, the Subsidiaries or the Representatives).

Section 8.12  Notification of Certain Matters.  Subject to applicable Laws and the instructions of any Governmental Entity, each of the Company and the Buyer Parties shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Buyer Parties or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any Buyer Party shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

Section 8.13  Buyer Party Vote.  The Buyer Parties shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any voting interests held in Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of the Merger and the transactions contemplated hereby, at any meeting of stockholders of the Company or members of Sub, respectively, at which the Merger and the transactions contemplated hereby shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or members of Sub by consent in lieu of a meeting).

Section 8.14  Additional Tax Matters.

(a) To the maximum extent permitted by Law, Parent agrees that all Tax Returns of the Company, the Surviving Entity, and the Company Subsidiaries (including withholdings and withholding Tax Returns) shall be prepared on a basis consistent with (i) the Tax Returns filed by them prior to the Closing Date, including as to all continuing elections, characterizations and other matters, (ii) the principle that the Merger constitutes a purchase of stock of the Company by Parent and (iii) subject to the foregoing, in accordance with the other provisions of this Agreement.

(b) To the maximum extent permitted by Law, Parent shall cause the Surviving Entity and each Company Subsidiary REIT to properly designate any dividends paid prior to the Closing Date as capital gain dividends for purposes of Code Section 857(b)(3).

(c) Parent and the Surviving Entity will take all actions, and cause each Company Subsidiary to take all actions, necessary to ensure that the Company, the Surviving Entity and each Company Subsidiary REIT will be classified and taxed as a REIT for its taxable year that includes the Effective Time (including obtaining 100 shareholders as necessary for each REIT).

(d) Parent, the Company and the Surviving Entity agree to treat any gain recognized from the Asset Sales as “net capital gain” of the Company for purposes of Code Sections 1(h) and 857(b)(3)(C) (but subject to the rate designation rules of IRS Notice 97-64, 1997-2 C.B. 323) and to not take any tax position inconsistent with such treatment, except as may be required pursuant to a “determination” within the meaning of Code Section 860(e)(1), (2) or (3).

Section 8.15  Certain Litigation Matters.  Parent, Sub and the Surviving Entity shall fulfill and comply with all of the Company’s obligations under that certain Stipulation of Settlement (Case No. 6:04-cv-1231-Orl-31KRS (Consolidated with 6:04-cv-1341-Orl-19JGG)), including payment on the notes issued by the Company in connection therewith, to the extent not already done so by the Closing Date.

Section 8.16  Resignations.  The Company shall use its reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least five Business Days prior to the Closing.

Section 8.17  Third Party Consents.  Each of the Buyer Parties on one hand, and the Company on the other hand, shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in Item 4.5 of the Company Letter or (iii) required to prevent a Material Adverse Effect of the Company from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and the Buyer Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Buyer Parties or their respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Section 8.18  Suspension or Termination of Reinvestment Plan and Redemption Plan.  The Company shall promptly suspend or terminate, in accordance with its terms, and shall not reinstate the Reinvestment Plan. The Company shall promptly suspend or terminate, in accordance with its terms, and will not reinstate the Redemption Plan.

Section 8.19  Asset Sales.  The Company and each of its Subsidiaries agree to take, or cause to be taken, at the Buyer Parties’ sole cost and expense for the Company’s reasonable out-of-pocket costs and expenses, all reasonable actions, and to do or cause to be done all reasonable things as may be necessary to consummate and make effective each of the Asset Sales as set forth in Article XII.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1  Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each party hereto to effect the Merger and the Asset Sales shall be subject to the fulfillment or waiver in writing (to the extent not prohibited by Law) at or prior to the Asset Sale Time of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) No Injunction or Restraint.  No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the Merger or the Asset Sales illegal or prohibits consummation of the Merger or the Asset Sales; provided, however, that the party claiming such failure of condition shall have used its reasonable best efforts to prevent the entry of any such injunction or order, including taking such action as is required to comply with Section 8.10, and to appeal as promptly as possible any injunction or other order that may be entered.

(c) Regulatory Approvals.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger and the Asset Sales under the HSR Act shall have expired or been terminated, and any approvals of a Governmental Entity required to be obtained prior to the Effective Time thereunder or otherwise shall have been obtained.

Section 9.2  Conditions to the Obligations of the Company to Effect the Transactions.  The obligation of the Company to effect the Transactions shall be subject to the fulfillment or waiver in writing (to the extent not prohibited by Law) as of the Asset Sale Time of the following additional conditions:

(a) Accuracy of Representations and Warranties.  The representations and warranties of the Buyer Parties set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualifications, shall be true and correct as of the date of this Agreement and as of the Asset Sale Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of the Buyer Parties by a duly authorized officer of each of the Buyer Parties certifying as to the satisfaction of the condition in the preceding sentence.

(b) Performance of Obligations.  The Buyer Parties shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Buyer Parties to be performed and complied with by them under this Agreement prior to the Asset Sale Time. The Company shall have received a certificate signed on behalf of the Buyer Parties by a duly authorized officer of each of the Buyer Parties certifying as to the satisfaction of the condition specified in the preceding sentence.

Section 9.3  Conditions to the Obligations of the Buyer Parties to Effect the Transactions.  The obligation of the Buyer Parties to effect the Transactions shall be subject to the fulfillment or waiver in writing (to the extent not prohibited by Law) as of the Asset Sale Time of the following additional conditions:

(a) Accuracy of Representations and Warranties.  (i) Other than with respect to Section 4.3 (Capital Structure), Section 4.4 (Authority), Section 4.13 (State Takeover Statutes) and Section 4.22 (Brokers), the representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualifications, shall be true and correct as of the date of this Agreement and as of the Asset Sale Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a Material Adverse Effect on the Company; and (ii) the representations and warranties set forth in Section 4.3 (Capital Structure), Section 4.4 (Authority), Section 4.13 (State Takeover Statutes) and Section 4.22 (Brokers), disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualifications, shall be true and correct in all material respects as of the date of this Agreement and as of the Asset Sale Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying as to the satisfaction of the condition in the preceding sentence. For purposes of this Section 9.3(a) only, a Material Adverse Effect with respect to either (i) the Company Properties not subject to the Arizona Asset Sale, taken as a whole, or (ii) the Company Properties subject to the Arizona Asset Sale, taken as a whole, shall be deemed to constitute a Material Adverse Effect on the Company.

(b) Performance of Obligations.  The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement prior to the Asset Sale Time. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying as to the satisfaction of the conditions specified in the preceding sentence.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to the Company that has occurred and is continuing. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying as to the satisfaction of the conditions specified in the preceding sentence.

(d) Tax Opinion.  Parent shall have received a tax opinion of Sidley Austin LLP, or other counsel to the Company reasonably satisfactory to Parent, dated as of the date on which the Asset Sales are consummated, substantially in the form attached hereto as Exhibit B (which opinion shall be based upon customary assumptions, exceptions and qualifications, and customary representations made by the Company and its Subsidiaries substantially in the form attached hereto as an exhibit to such tax opinion), to the effect that the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 1997 through the time immediately prior to the consummation of the Asset Sales (determined without taking into account, or giving effect to, the Merger, the Asset Sales, the Special Dividend or any other transaction or distribution required to be taken or made by the Company under this Agreement in order to effect the transactions contemplated hereby, and assuming for such purposes that the Company shall satisfy all requirements required to be satisfied upon or after the consummation of the Asset Sales necessary for the Company to qualify as a REIT for the 2007 taxable year including the applicable distribution requirements under the Code for the taxable year including the date of consummation of the Asset Sales) as though the Company’s taxable year ended immediately prior to the consummation of the Asset Sales.

(e) Special Dividend.  The Special Dividend shall have been authorized as set forth in Section 12.3.

ARTICLE X

TERMINATION AND AMENDMENT

Section 10.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained, only as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before July 1, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has materially contributed to, or resulted in, the failure of the Merger to occur on or before the Termination Date;

(ii) if any court or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party who has not used its reasonable efforts to cause such order to be lifted or made inapplicable to such transactions or otherwise taken such action as is required to comply with Section 8.10; or

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon (for the avoidance of doubt, not including any vote to adjourn the Stockholders’ Meeting) at the Stockholders’ Meeting or any adjournment or postponement thereof;

(c) by Parent, if none of the Buyer Parties is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 9.3(a) would be incapable of being satisfied by the Termination Date or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 9.3(b) would be incapable of being satisfied by the Termination Date;

(d) by Parent if (i) the Board has effected a Change in Recommendation, (ii) the Company enters into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.2(b)), (iii) a tender offer or exchange offer relating to the Company Common Shares shall have been commenced by a third party and the Board shall not have recommended that the Company’s stockholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof (including, for these purposes, by taking no position during such ten (10) Business Day period with respect to the acceptance of such tender or exchange offer by the Company’s stockholders, which shall constitute a failure to recommend rejection of such tender or exchange offer), or (iv) the Company publicly announces its intention to do any of the foregoing or makes any public statement inconsistent with the Board Recommendation;

(e) by the Company prior to the Company Stockholder Approval, if the Board authorizes the Company, subject to complying with the terms of this Agreement to enter into a binding written agreement, concerning a transaction that constitutes a Superior Proposal (other than a confidentiality agreement entered into in compliance with Section 7.2(b)); provided, that for the termination to be effective the Company shall have paid the Termination Fee; or

(f) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Buyer Parties herein are or become untrue or incorrect such that the condition set forth in Section 9.2(a) would be incapable of being satisfied by the Termination Date or (ii) there has been a breach on the part of any of the Buyer Parties of any of their respective covenants or agreements herein such that the condition set forth in Section 9.2(b) would be incapable of being satisfied by the Termination Date.

Section 10.2  Effect of Termination.  In the event of a termination of this Agreement by either the Company or Parent as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, stockholders or Affiliates except with respect to Section 8.5 (Fees and Expenses), Section 8.6 (Public Announcements), this Section 10.2, Article XI (General Provisions) and the last sentence of Section 8.4 (Access to Information; Confidentiality); provided, however, that nothing herein shall relieve any party for liability for any willful breach of any of its representations or warranties, or any breach of its covenants or agreements set forth in this Agreement prior to or concurrently with such termination.

Section 10.3  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective board of directors or members, as the case may be, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1  Non-Survival of Representations and Warranties and Agreements.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 11.2  Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, Sub or Missouri, to:

Morgan Stanley Real Estate Investing — MSREF
1585 Broadway
New York, NY 10036
Telecopier No. (212) 507-4571
Attention: Michael Franco

with a copy to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Telecopier No: (617) 523-1231
Attention: Gilbert G. Menna, Esq.

(b) if to the Company, to:

CNL Hotels & Resorts, Inc.
420 South Orange Avenue, Suite 700
Orlando, FL 32801-3313
Attn: Greerson McMullen
Facsimile: (407) 540-2702

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attn: Thomas A. Cole and Brian J. Fahrney
Facsimile: (312) 853-7036

(c) if to Arizona, to:

Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Fax Line: 972-490-9605
Attn: David A. Brooks,
Chief Legal Officer/Head of Transactions

with a copy to:

Michael E. Dillard, P.C.
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, Suite 4400
Houston, TX 77002-5200
Fax: 713-236-0822

Section 11.3  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 11.4  Entire Agreement; No Third-Party Beneficiaries.  Except for the Confidentiality Agreements, the Guaranty, the Parent Asset Purchase Agreement and the Arizona Asset Purchase Agreement, this Agreement (together with the Company Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND SUB NOR THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Parent, Sub, Missouri, Arizona and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement, except for the provisions of Section 8.9, is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the accuracy or completeness of the representations and warranties set forth herein.

Section 11.5  Assignment.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that each of the Buyer Parties may assign all or any of its rights and obligations hereunder or the Parent Asset Purchase Agreement or the Arizona Asset Purchase Agreement to any of their respective Affiliates; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations

Section 11.6  Governing Law; Venue; Waiver of Jury Trial.  (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Maryland state or federal court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO

ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

Section 11.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 11.8  Enforcement of this Agreement.

(a) Except as otherwise provided in Section 11.8(b) or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Except as otherwise provided in Section 11.8(b), the Company agrees that, to the extent it or its Subsidiaries have incurred losses or damages in connection with this Agreement, prior to the consummation of either of the Asset Sales, (i) the maximum aggregate liability of the Buyer Parties and the Guarantors for such losses or damages shall be limited to $300,000,000, and the sole and exclusive remedy, (ii) the maximum liability of the Guarantors, directly or indirectly, shall be limited to the respective obligations of such Guarantors under the Guaranty and (iii) in no event shall the Company or the Subsidiaries seek to recover any money damages in excess of such amount in clause (i) from the Buyer Parties or the Guarantors or any of their respective shareholders, partners, members, managers, directors, officers, agents, and Affiliates in connection therewith. Following the consummation of either of the Asset Sales, each of the Buyer Parties shall be jointly and severally liable for any losses or damages incurred by the Company or any of its Subsidiaries arising out of the breach by any of the Buyer Parties of any of their respective covenants to be performed thereafter.

(b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company or in accordance with the terms hereof or were otherwise breached and that, prior to the termination of this Agreement pursuant to Section 10.1, the Buyer Parties shall be entitled to specific performance of the terms and provisions of this Agreement or an injunction to prevent any breach of this Agreement, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 11.8(a); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by the Buyer Parties of or enforce their compliance with (i) the last sentence of Section 8.4, (ii) Section 8.6 and (iii) those covenants of the Buyer Parties to be performed following the consummation of either of the Asset Sales.

Section 11.9  Obligations of Subsidiaries.  Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

Section 11.10  Interpretation; Construction.

(a) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) The fact that any item of information is disclosed in the Company Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 11.11  Amendment; Consents.  This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which the Company determines requires further approval by such stockholders under applicable Laws. The Buyer Parties and the Company agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to continue the status of the Company as a REIT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding anything to the contrary contained herein, any provision of this Agreement requiring the consent of any of the Buyer Parties hereunder shall be deemed to be satisfied upon receipt of a consent from Parent.

ARTICLE XII

SALE OF SPECIFIED ASSETS

Section 12.1  Entry into Parent Asset Purchase Agreement.  Concurrently with the execution of this Agreement, the Company and Parent have entered into the asset purchase agreement attached hereto as Exhibit C (the “Parent Asset Purchase Agreement”) which agreement will become effective as provided therein. On the first (1st) Business Day following the Stockholders’ Meeting and the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article IX (other than Section 9.3(e) which shall be satisfied in accordance with Section 12.3) of this Agreement (such first (1st) Business Day, the “Final Condition Satisfaction Date”; provided, that if the day following such first (1st) Business Day is not also a Business Day, the Final Condition Satisfaction Date shall be delayed until the next Business Day that is also immediately followed by a Business Day), the Parent Asset Purchase Agreement will become effective and Parent and the Company will consummate the transactions contemplated by the Parent Asset Purchase Agreement (the “Parent Asset Sale”). The obligation of the Company to consummate the Parent Asset Sale is subject to the receipt by the Company of a written letter, in form and substance, reasonably satisfactory to the Company from Parent and Sub on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of Parent and Sub to effect the Merger set forth in Section 9.3 have been irrevocably satisfied or waived; and the receipt by the Buyer Parties of a written letter, in form and substance reasonably satisfactory to the Buyer Parties, from the Company on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of the Company to effect the Merger have been irrevocably satisfied or waived. The Company and the Buyer Parties agree that the consummation of the Asset Sales and the payment of the Special Dividend shall be conditions precedent to the Closing of the Merger.

Section 12.2  Entry into Arizona Asset Purchase Agreement.  Concurrently with the execution of this Agreement, the Company and Arizona have entered into the asset purchase agreement attached hereto as Exhibit D (the “Arizona Asset Purchase Agreement”) which agreement will become effective as provided therein. On the first Final Condition Satisfaction Date, the Arizona Asset Purchase Agreement will become effective and Arizona and the Company will consummate the transactions contemplated by the Arizona Asset Purchase Agreement (the “Arizona Asset Sale”). The obligation of the Company to consummate the Arizona Asset Sale is subject to the receipt by the Company of a written letter, in form and substance, reasonably satisfactory to the Company from Parent and Sub on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of Parent and Sub to effect the Merger set forth in Section 9.3 have been irrevocably satisfied or waived; and the receipt by Arizona, Parent and Sub of a written letter, in form and substance reasonably satisfactory to Arizona, Parent and Sub, from the Company on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of the Company to effect the Merger have been irrevocably satisfied or waived.

Section 12.3  Declaration of Special Dividend.  Immediately following, and subject to, the consummation of the Asset Sales, the Company shall cause the Board to authorize, and the Company shall declare, a dividend payable to the holders of record of Company Common Shares at the close of business on the Final Condition Satisfaction Date (the “Special Dividend”). The amount of the Special Dividend per Company Common Share shall be equal to the quotient that results from dividing an amount, as reasonably determined by the Company following consultation with Parent, equal to the Company’s current and accumulated earnings and profits through and including the Effective Time (the “Special Dividend Amount”), by the aggregate number of Company Common Shares outstanding at the close of business on the Final Condition Satisfaction Date.

Section 12.4  Payment of Special Dividend.  The Special Dividend shall by payable on the close of business on the day on which the Asset Sales are consummated and prior to the Effective Time. The Per Share Merger Consideration shall be reduced by an amount equal to the Special Dividend.

Section 12.5  Right to Structure Asset Sales as Purchase of Ownership Interests.  Notwithstanding the foregoing provisions of this Article XII, Parent and Arizona each shall have the right to structure all or a portion of the Asset Sales as a purchase of ownership interests in Subsidiaries of the Company that own Company Properties that are the subject of the Asset Sales in order to minimize Transfer Taxes and other transaction costs or to insulate them from liabilities of the general partner of any Subsidiary, so long as such revised structure has no adverse impact on the Company or its stockholders and does not, and would not reasonably be expected to, delay the Closing. The Company shall reasonably cooperate in connection with any such restructuring of the Asset Sales.

IN WITNESS WHEREOF, Parent, Sub, Missouri, Arizona and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

MS RESORT HOLDINGS LLC

By:	/s/ Michael Quinn
Name: Michael Quinn

Title:	Vice President

MS RESORT ACQUISITION LLC

By:	/s/ Michael Quinn
Name: Michael Quinn

Title:	Vice President

MS RESORT PURCHASER LLC

By:	/s/ Michael Quinn
Name: Michael Quinn

Title:	Vice President

ASHFORD SAPPHIRE ACQUISITION LLC

By:	/s/ David A. Brooks
Name: David A. Brooks

Title:	Vice President

CNL HOTELS & RESORTS, INC.

By:	/s/ Greerson McMullen
Name: Greerson G. McMullen

Title:	Executive Vice President

AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MS RESORT HOLDINGS LLC,
MS RESORT ACQUISITION LLC,
MS RESORT PURCHASER LLC,
ASHFORD SAPPHIRE ACQUISITION LLC
AND
CNL HOTELS & RESORTS, INC.
DATED AS OF FEBRUARY 21, 2007

THIS AMENDMENT NO.  1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2007 (this “Amendment”), is entered into by and among MS Resort Holdings LLC, a Delaware limited liability company (“Parent”), MS Resort Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Sub”), MS Resort Purchaser LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Missouri”), Ashford Sapphire Acquisition LLC, a Delaware limited liability company (“Arizona”), and CNL Hotels & Resorts, Inc., a Maryland corporation (the “Company”). Parent, Sub, Missouri and Arizona are hereinafter collectively referred to as the “Buyer Parties”.

W I T N E S S E T H:

WHEREAS, the Buyer Parties and the Company entered into that certain Agreement and Plan of Merger, dated as of January 18, 2007, by and among the Buyer Parties and the Company (the “Merger Agreement”); and

WHEREAS, the Buyer Parties and the Company desire to amend the Merger Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to Section 1.1 of the Merger Agreement. The definition of the “Company Letter” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“ “Company Letter” means the letter from the Company to the Buyer Parties dated as of January 18, 2007 as amended by that certain amendment to the Company Letter, dated as of February 21, 2007, which letter, as amended, relates to this Agreement and is designated therein as the Company Letter.”

The Buyer Parties and the Company hereby agree that the amendment to the Company Letter, dated as of February 21, 2007, shall be in the form attached hereto as Exhibit A.

2. Amendment to Section 3.2(b) of the Merger Agreement. The second sentence of Section 3.2(b) is hereby amended and restated in its entirety as follows:

“Upon surrender of a Certificate (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent or, in the case of Uncertificated Shares, at or promptly following the receipt by the Paying Agent of a duly executed letter of transmittal and such other documents as may be required by the Paying Agent or at such earlier time as the Company (or, if after the Effective Time, the Surviving Entity) and Parent shall instruct the Paying Agent, the holder of such Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the amount of cash (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to (x) the number of Shares held by such stockholder multiplied by (y) the Per Share Merger Consideration, and any Certificates surrendered shall forthwith be cancelled.”

3. WARN Notices. The Company hereby agrees that, on or before February 23, 2007, the Company shall, at the request of Parent, cause notices in the forms attached hereto as Exhibit B, Exhibit C and Exhibit D, and any supplemental notices thereafter as required by WARN, to be provided to the respective parties set forth in Exhibit B and Exhibit C and to those employees of the Company that Parent shall identify to the Company in writing. The Company hereby agrees to provide notices in the form set forth as Exhibit E from time to time upon two (2) Business Days notice to those employees as Parent shall identify in writing. The Company and the Buyer Parties acknowledge that any Change resulting from the Company’s compliance with this Section 3 shall be excluded from any determination as to whether a Material Adverse Effect on the Company has occurred.

4. Consent. Parent hereby consents to the amendment by the Company of each of (a) the Employment Agreement and (b) the Deferred Share Award Grant Notice for each of Thomas J. Hutchison, III, John A.

Griswold and C. Brian Strickland in the forms attached hereto as Exhibit F, Exhibit G, Exhibit H, Exhibit I, Exhibit J and Exhibit K respectively.

5. Employee Bonus Program. The Company and Buyer Parties agree to implement a bonus program for employees of the Company substantially on the terms and in the amounts set forth on Exhibit L hereto.

6. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

7. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Company Letter to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by this Amendment.

8. Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement and the Company Letter to “the date hereof” and “the date of this Agreement” shall refer to January 18, 2007.

9. Other Miscellaneous Terms. The provisions of Article XI (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

10. No Further Amendment. Except as expressly amended hereby, the Merger Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, Parent, Sub, Missouri, Arizona and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

MS RESORT HOLDINGS LLC

By:	/s/ Michael Quinn
Name: Michael Quinn

Title:	Vice President

MS RESORT ACQUISITION LLC

By:	MS Resort Holdings LLC, its Managing Member

By:	/s/ Michael Quinn
Name: Michael Quinn

Title:	Vice President

MS RESORT PURCHASER LLC

By:	MS Resort Holdings LLC, its Managing Member

By:	/s/ Michael Quinn
Name: Michael Quinn

Title:	Vice President

ASHFORD SAPPHIRE ACQUISITION LLC

By:	/s/ David A. Brooks
Name: David A. Brooks

Title:	Vice President

CNL HOTELS & RESORTS, INC.

By:	/s/ Greerson G. McMullen
Name: Greerson G. McMullen

Title:	Executive Vice President

Appendix B

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

January 18, 2007

Board of Directors
CNL Hotels & Resorts, Inc.
420 South Orange Avenue, Suite 700
Orlando, Florida 32801

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of CNL Hotels & Resorts, Inc. (“CNL”) of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 18, 2007 (the “Agreement”), among MS Resort Holdings LLC (“MS Holdings”), a wholly owned subsidiary of Morgan Stanley Real Estate Fund V U.S., L.P. (“MS Real Estate”), MS Resort Acquisition LLC, a wholly owned subsidiary of MS Holdings (“Merger Sub”), MS Resort Purchaser LLC, a wholly owned subsidiary of MS Holdings (“MS Purchaser”), Ashford Sapphire Acquisition LLC (“Ashford Sub”), a wholly owned subsidiary of Ashford Hospitality Trust, Inc. (“Ashford”), and CNL. The Agreement provides for, among other things, the acquisition of CNL by MS Real Estate and Ashford, through the purchase by MS Purchaser and Ashford Sub of certain assets of CNL and the subsequent merger of Merger Sub with and into CNL (collectively, the “Transaction”), as a result of which holders of the outstanding shares of the common stock, par value $0.01 per share, of CNL (“CNL Common Stock”) will be entitled to receive $20.50 per share in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with rendering our opinion, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of CNL;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning CNL;

(iii)	reviewed certain financial forecasts relating to CNL prepared by the management of CNL (the “CNL Forecasts”);

(iv)	discussed the past and current operations, financial condition and prospects of CNL with senior executives of CNL;

(v)	compared the financial performance of CNL with that of certain publicly traded companies we deemed relevant;

(vi)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(vii)	participated in discussions and negotiations among representatives of CNL, MS Real Estate, Ashford and their respective advisors;

(viii)	reviewed the Agreement and certain related documents;

(ix)	considered the results of our efforts to solicit, at the direction of CNL, indications of interest and proposals from third parties with respect to a possible acquisition of CNL; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. With respect to the CNL Forecasts, we have assumed, at the direction of CNL, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CNL as to the

B-1

Board of Directors
CNL Hotels & Resorts, Inc.
January 18, 2007

future financial performance of CNL. We have not made any independent valuation or appraisal of the assets or liabilities of CNL, nor have we been furnished with any such valuations or appraisals. We also have assumed, with the consent of CNL, that the Transaction will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof (except for such waivers that would not have any adverse effect on the Transaction or our analyses). We also have assumed, with your consent, that all third party consents, approvals and agreements necessary for the consummation of the Transaction will be obtained without any adverse effect on CNL or the Transaction.

We express no view or opinion as to any terms or aspects of the Transaction (other than the Consideration to the extent expressly specified herein) including, without limitation, the form or structure of the Transaction or tax or accounting aspects thereof. We express no view or opinion as to the relative merits of the Transaction in comparison to other transactions available to CNL or in which CNL might engage or as to whether any transaction might be more favorable to CNL as an alternative to the Transaction, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of CNL to proceed with or effect the Transaction.

We have acted as financial advisor to CNL in connection with the Transaction for which services we will receive fees, a portion of which is payable in connection with the rendering of this opinion, a portion of which is payable upon the execution of the Agreement and a significant portion of which is contingent upon the consummation of the Transaction. We or our affiliates in the past have provided and in the future may provide financial advisory and financing services to CNL and certain of its current or former affiliates, and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (i) lead arranger, book manager, book runner, agent and/or lender for certain credit facilities of CNL and certain of its current or former affiliates, (ii) financial advisor to CNL and certain of its current or former affiliates in connection with certain mergers and acquisitions transactions and (iii) manager and/or book runner for certain debt and equity offerings by certain current or former affiliates of CNL. In the ordinary course of our businesses, we and our affiliates may actively trade or hold securities or loans of CNL, certain of its current or former affiliates, Ashford and certain affiliates of MS Real Estate, and may actively trade or hold loans of MS Real Estate, for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of CNL in connection with and for purposes of its evaluation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the proposed Transaction by holders of CNL Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

B-2

Appendix C

January 18, 2007

The Board of Directors of CNL Hotels & Resorts, Inc.
CNL Center II
420 South Orange Avenue, Suite 700
Orlando, Florida 32801-3313

Dear Members of the Board of Directors:

We understand that CNL Hotels & Resorts, Inc. (“CNL” or the “Company”) intends to enter into a multi-step transaction pursuant to which:

1)	The Company shall enter into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 18, 2007, with MS Resort Holdings, LLC, a Delaware limited liability company (“MSREF”), MS Resort Acquisition LLC, a Delaware limited liability company (which is a wholly-owned subsidiary of MSREF) (“MSREF Acquisition”), MS Resort Purchaser LLC, a Delaware limited liability company (which is a wholly-owned subsidiary of MSREF (“MSREF Purchaser”)) and Ashford Sapphire Acquisition Sub, a Delaware limited liability company (which is a wholly-owned subsidiary of Ashford Hospitality Trust, Inc.), (“Ashford Acquisition”).

2)	Concurrent with the execution of the Merger Agreement, we understand that CNL and MS Purchaser shall enter into an asset purchase agreement (the “MSREF Asset Purchase Agreement”) pursuant to which CNL will consummate the transactions contemplated by such agreement, entailing the sale of up to five of the Company’s assets known as the Doral Resort & Spa, the Claremont Resort & Spa, the JW Marriott Desert Ridge, the Ritz-Carlton Grande Lakes and the JW Marriott Grande Lakes to MSREF Purchaser (the “MSREF Asset Sale”).

3)	Also concurrent with the execution of the Merger Agreement, the Company and Ashford Acquisition shall enter into an asset purchase agreement (the “Ashford Asset Purchase Agreement”) pursuant to which the Company will consummate the transactions contemplated by such agreement, entailing the sale of Company’s portfolio of 26 distinctive hotels and 25 premium select service hotels to Ashford Acquisition (the “Ashford Asset Sale”).

4)	Immediately following, and subject to, the consummation of the transactions provided for in the MSREF Asset Purchase Agreement and the Ashford Asset Purchase Agreement, the Board of Directors (“Board”) shall authorize and the Company shall pay a dividend (the “Special Dividend”) in an amount equal to the quotient that results from dividing an amount, as reasonably determined by the Company following

The Board of Directors CNL Hotels & Resorts, Inc.
January 18, 2007

consultation with MSREF, equal to the Company’s current and accumulated earnings and profits through the Effective Time (as defined in the Merger Agreement) (the “Special Dividend Amount”) by the aggregate number of Company Common Shares outstanding on the date that all conditions to the closing of the transactions contemplated by the Merger Agreement have been satisfied.

5)	One day later, and pursuant to the Merger Agreement, the Company and MSREF Acquisition shall effectuate a business combination through a merger whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or the “Shares”), other than Dissenting Shares (as defined in the Merger Agreement) and Shares owned directly or indirectly by MSREF (or an affiliate), will be converted into the right to receive cash, without interest, in an amount equal to the Per Share Merger Consideration (the “Merger”). We understand that the Per Share Merger Consideration is equal to $20.50 less the Special Dividend Amount, and the Special Dividend Amount and the Merger Consideration are collectively referred to herein as the “Per Share Transaction Consideration.”

The MSREF Asset Purchase, the Ashford Asset Purchase, the Company’s payment of the Special Dividend, the Merger, and the exchange of the Company’s Common Stock for Merger Consideration are collectively referred to herein as the “Transaction.”

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Per Share Transaction Consideration to be received by the holders of the Company’s Common Stock in connection with the Transaction is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports to shareholders on Form 10-K for the three fiscal years ended December, 31, 2005, and quarterly reports on Form 10-Q for the quarter ended September, 30, 2006, which the Company’s management has identified as being the most current financial statements available;

2.	spoken with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction;

3.	spoken with representatives of the Company’s counsel regarding the Company, the Transaction, and related matters;

4.	spoken with representatives of the Company’s financial advisors, Banc of America Securities LLC and UBS Securities LLC, regarding the Company’s sales process;

5.	reviewed the following agreements and documents:

•	draft of the Merger Agreement dated January 18, 2007, including exhibits thereto;

•	commitment letters and term sheets from Wachovia Securities for the benefit of Ashford Hospitality Trust relating to the financing of the Transaction;

•	commitment letter from Morgan Stanley for the benefit of MSREF relating to the financing of the Transaction;

•	the Company’s October 2006 Confidential Information Memorandum;

•	certain materials and information provided by the Board of Directors;

6.	reviews consolidated financial information for the fiscal years ended December 31, 2004 and 2005, and projected pro-forma financial results for the fiscal years ending December 31, 2006

The Board of Directors CNL Hotels & Resorts, Inc.
January 18, 2007

through 2011, referred to as the “Corporate Model” which was prepared by the management of the Company;

7.	reviewed the historical prices for the Company’s securities relating to the dividend reinvestment plan and relating to the redemption program;

8.	reviewed the historical market prices and trading volume for the past year for certain publicly traded companies which we deemed relevant;

9.	reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant; and

10.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that all pro-forma statements provided by the Company are accurate and complete, and do not assume any responsibility with respect to such data. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company is a party (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 4 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other

The Board of Directors CNL Hotels & Resorts, Inc.
January 18, 2007

contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. At your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider the potential effects of any such litigation, claims or investigations, the possible assertion of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction or the financing for the Transaction, or (c) advise the Board of Directors, the Company, or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the Company’s Common Stock has traded or may trade at any time.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder or any other person as to how such security holder or person should act or vote with respect to the Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner, or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made by any recipient of this Opinion, without the prior written consent of Houlihan Lokey.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates.

Houlihan Lokey has in the past provided investment banking services to the Company, for which we have received normal and customary compensation. The Company has agreed to indemnify Houlihan Lokey and its affiliates for certain liabilities that may arise in connection with our engagement.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, the Board of Directors of the Company, the Company’s security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, except as expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the Company, holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst such classes or groups of security holders), (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, or (viii) the solvency, creditworthiness or fair value of the Company or any other

The Board of Directors CNL Hotels & Resorts, Inc.
January 18, 2007

participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained by the Company and other parties from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment and on the assumptions by the Company and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Transaction Consideration to be received by the holders of the Company’s Common Stock in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Appendix D

MARYLAND GENERAL CORPORATION LAW

TITLE 3, SUBTITLE 2. RIGHTS OF OBJECTING STOCKHOLDERS

§ 3-201.  “Successor” defined.

(a) Corporation amending charter. — In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b) Corporation whose stock is acquired. — When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.

§ 3-202.  Right to fair value of stock.

(a) General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105 (e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603 (b) of this title.

(b) Basis of fair value. —

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603 (b) of this title.

(c) When right to fair value does not apply. — Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603 (b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of §3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203.  Procedure by stockholder.

(a) Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505 (b) of this article, within 10 days after the corporation gives the notice required by § 2-505 (b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204.  Effect of demand on dividend and other rights.

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205.  Withdrawal of demand.

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206.  Restoration of dividend and other rights.

(a) When rights restored. — The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. — The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207.  Notice and offer to stockholders.

(a) Duty of successor. —

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208.  Petition for appraisal; consolidation of proceedings; joinder of objectors.

(a) Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors. —

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209.  Notation on stock certificate.

(a) Submission of certificate. — At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation. — If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210.  Appraisal of fair value.

(a) Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers — Filing.- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Same-Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Same-Service; objection. —

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211.  Action by court on appraisers’ report.

(a) Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order. —

(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest. —

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d) Costs of proceedings. —

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212.  Surrender of stock.

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213.  Rights of successor with respect to stock.

(a) General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

CNL™
HOTELS & RESORTS, INC.

AUTHORIZE YOUR PROXY
BY INTERNET OR TELEPHONE
24 Hours a Day – 7 Days a Week
It’s Fast and Convenient!

	INTERNET			TELEPHONE			MAIL
	http://www.dfking.com/cnlhotels			1-800-347-4750
•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage paid envelope provided.

IMPORTANT: READ REVERSE SIDE
▼ DETACH PROXY CARD HERE IF YOU ARE NOT AUTHORIZING YOUR PROXY BY TELEPHONE OR INTERNET▼

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope	☒	Votes must be indicated (x) in Black or Blue ink.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ITEMS:

1.	Proposal to approve the merger of MS Resort Acquisition LLC with and into CNL Hotels & Resorts, Inc. (the "Company") and the sale by the Company of certain of its properties and assets to each of Ashford Sapphire Acquisition LLC and MS Resort Purchaser LLC pursuant to the Agreement and Plan of Merger, entered into on January 18, 2007, as amended, as more fully described in the enclosed Proxy Statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Proposal to approve any adjournment of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the merger and related sale transactions pursuant to the Agreement and Plan of Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

IN THEIR DISCRETION, THE PROXY HOLDERS ARE
AUTHORIZED TO VOTE UPON SUCH OTHER
BUSINESS AS MAY PROPERLY COME BEFORE
THE MEETING OR ANY ADJOURNMENT OR
POSTPONEMENT THEREOF.

To change your address, please mark this box
and indicate changes on back of card.                     ☐

IMPORTANT: Please sign below exactly as name appears hereon. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

Date Owner sign here	Co-Owner sign here

CNL HOTELS & RESORTS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy will be voted as directed. If no direction is given, it will be voted “FOR” each of the proposals as described in the Proxy Statement and in the discretion of the proxy holders on any other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.

The signatory on the reverse side of this card, the “Stockholder,” hereby appoints Thomas J. Hutchison III, John A. Griswold and Greerson G. McMullen, and each of them, as proxy holders, with full power of substitution in each, to vote all common shares of CNL Hotels & Resorts, Inc., the “Company,” which the Stockholder is entitled to vote and otherwise represent the Stockholder at the meeting, with all powers possessed by the Stockholder as if personally present at the Special Meeting of Stockholders of the Company to be held on April 10, 2007 at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida 32837, at 4:00 p.m., Eastern time, and any adjournment or postponement thereof, on all matters set forth in the Notice of Special Meeting and Proxy Statement, dated February 22, 2007. The Stockholder hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

I plan to attend the Special Meeting.	☐

Change of Address